Exhibit 99.1
LIONS GATE ENTERTAINMENT CORP.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

This exhibit includes a discussion and analysis of Lions Gate Entertainment Corp.'s (the “Company,” “Old Lionsgate,” “we,” “us” or “our”) financial condition and results of operations for the fiscal years ended March 31, 2025 and 2024, and year-to-year comparisons between fiscal 2025 and fiscal 2024. A discussion and analysis of our financial condition and results of operations for the fiscal year ended March 31, 2023 and year-to-year comparisons between fiscal 2024 and fiscal 2023 can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the Securities and Exchange Commission ("SEC") on May 30, 2024 by Old Lionsgate.

Overview

Prior to the Starz Separation, as further discussed below, Old Lionsgate encompassed world-class motion picture and television studio operations (collectively referred to as the "Studio Business") aligned with the STARZ premium global subscription platform to bring a unique and varied portfolio of entertainment to consumers around the world. The Company’s film, television, subscription and location-based entertainment businesses are backed by a more than 20,000-title library and a valuable collection of iconic film and television franchises.

Through the completion of the Starz Separation, we managed and reported our operating results through three reportable business segments: Motion Picture, Television Production, and Media Networks (see further discussion below). We refer to our Motion Picture and Television Production segments collectively as our Studio Business and our Media Networks segment as our Media Networks Business.

Starz Separation

On May 6, 2025, through a series of transactions contemplated by a certain arrangement agreement, dated as of January 29, 2025, as amended by an amending agreement, dated as of March 12, 2025 (collectively, the "Arrangement Agreement"), the separation of the businesses of Lionsgate Studios Corp. ("Legacy Lionsgate Studios"), of which the Company owned approximately 87.8% and which encompasses the Company’s motion picture and television studio operations, and the STARZ-branded premium subscription platform (the “Starz Separation”) was completed. As a result of the Arrangement Agreement, the pre-transaction shareholders of Old Lionsgate own shares in two separately traded public companies: (1) New Lionsgate, which was renamed “Lionsgate Studios Corp.” (and herein after referred to as "Lionsgate") and holds, directly and through subsidiaries, the Studio Business previously held by Old Lionsgate, and is owned by Old Lionsgate shareholders and Legacy Lionsgate Studios shareholders, and (2) Old Lionsgate, which was renamed “Starz Entertainment Corp.” and holds, directly and through subsidiaries, the Starz Business that was previously held by Old Lionsgate (see Note 21 to our audited consolidated financial statements).

Notwithstanding the legal form of the Starz Separation, for accounting and financial reporting purposes, in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”), due to the relative significance of the Studio Business as compared to the Starz Business and the continued involvement of Old Lionsgate’s senior management with Lionsgate following the completion of the Starz Separation, Lionsgate (which holds the Lionsgate Studio Business) is considered the accounting spinnor or divesting entity and Starz (which holds the Starz Business) is considered the accounting spinnee or divested entity. As a result, Old Lionsgate will be the accounting predecessor to Lionsgate and the pro rata distribution of the Starz Business will be recorded through equity with no gain or loss recorded. The Starz Business will be reflected as discontinued operations in the financial statements of Lionsgate following the completion of the Starz Separation, beginning with the first quarter ending June 30, 2025. For periods following the Starz Separation, Lionsgate will reflect the historical financial position and results of operations of Old Lionsgate and as such, Old Lionsgate’s consolidated financial statements as of March 31, 2025 and 2024 and for each of the three years in the period ended March 31, 2025 as well as year-to-year comparisons between fiscal 2025 and fiscal 2024 are being included herein.

See also "Liquidity and Capital Resources” for discussion of the Starz Separation financing transaction.

LIONS GATE ENTERTAINMENT CORP.
Business Combination

On May 13, 2024, the Company consummated the business combination agreement (the “Business Combination Agreement”), with Screaming Eagle Acquisition Corp., a Cayman Islands exempted company (“SEAC”), SEAC II Corp., a Cayman Islands exempted company and wholly-owned subsidiary of SEAC (“New SEAC”), LG Sirius Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of the Company (“Studio HoldCo”), LG Orion Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of the Company (“StudioCo) and other affiliates of SEAC. Pursuant to the terms and conditions of the Business Combination Agreement, the Studio Business was combined with SEAC through a series of transactions, including an amalgamation of StudioCo and New SEAC under a Canadian plan of arrangement (the “Business Combination”). In connection with the closing of the business combination, New SEAC changed its name to “Lionsgate Studios Corp.” (referred to as “Legacy Lionsgate Studios”) and continued the existing business operations of StudioCo, which consists of the Studio Business of Old Lionsgate. The "Studio Business" consists of the businesses of Old Lionsgate's Motion Picture and Television Production segments, together with substantially all of Old Lionsgate's corporate general and administrative functions and costs. Legacy Lionsgate Studios became a separate publicly traded company and its common shares commenced trading on Nasdaq under the symbol “LION” on May 14, 2024.

In connection with and prior to the Business Combination, the Company and StudioCo entered into a separation agreement pursuant to which the assets and liabilities of the Company’s Studio Business were transferred to StudioCo such that StudioCo holds, directly or indirectly, all of the assets and liabilities of the Studio Business (the “Studio Separation”).

Following the transaction, approximately 87.8% of the total shares of Legacy Lionsgate Studios were held by Old Lionsgate, while former SEAC public shareholders and founders and common equity financing investors own approximately 12.2% of Legacy Lionsgate Studios. In addition to establishing Legacy Lionsgate Studios as a standalone publicly-traded entity, the transaction resulted in approximately $330.0 million of gross proceeds to the Company, including $254.3 million in PIPE financing. The net proceeds were used to partially pay down amounts outstanding under the Term Loan A and Term Loan B pursuant to the Old Lionsgate Credit Agreement (see Note 7 to our audited consolidated financial statements).

The Business Combination has been accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SEAC was treated as the acquired company and the Studio Business was treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Legacy Lionsgate Studios represent a continuation of the financial statements of the Studio Business, with the Business Combination treated as the equivalent of the Studio Business issuing stock for the historical net assets of SEAC, substantially consisting of cash held in the trust account, accompanied by a recapitalization. The historical net assets of SEAC were stated at fair value, which approximates historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of the Studio Business. Prior to the Starz Separation, the Studio Business was a consolidated subsidiary of Old Lionsgate.

Media Networks Restructuring

In fiscal 2023, the Company began a plan to restructure its Media Networks international business, and during the fiscal years ended March 31, 2024 and 2025, the Company continued executing its restructuring plan, which included exiting all international territories except for Canada and India, and included an evaluation of the programming on Starz's domestic and international platforms, resulting in certain programming being removed from those platforms and written down to fair value. The Company has incurred impairment charges from the inception of the plan through March 31, 2025 amounting to $880.1 million.

As a result of these restructuring initiatives, the Company recorded content impairment charges related to the Media Networks segment in the fiscal years ended March 31, 2025, 2024 and 2023 of $136.3 million, $364.5 million, and $379.3 million, respectively.

As the Company continues to evaluate its current restructuring plan in relation to the current micro and macroeconomic environment and the Starz Separation, including further strategic review of content performance and its strategy, the Company may incur additional content impairment and other restructuring charges as it continues to execute its restructuring plan.

LIONS GATE ENTERTAINMENT CORP.

Revenues

Our revenues are derived from the Motion Picture, Television Production and Media Networks segments, as described below. Our revenues are derived from the U.S., Canada, the United Kingdom and other foreign countries. None of the non-U.S. countries individually comprised greater than 10% of total revenues for the years ended March 31, 2025, 2024 and 2023.

Studio Business

Motion Picture: Our Motion Picture segment includes revenues derived from the following:
•Theatrical. Theatrical revenues are derived from the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by us directly in the U.S. and through a sub-distributor in Canada). The revenues from Canada are reported net of distribution fees and release expenses of the Canadian sub-distributor. The financial terms that we negotiate with our theatrical exhibitors in the U.S. generally provide that we receive a percentage of the box office results. Theatrical revenues also include revenues from licenses to direct-to-platform customers where the initial license of a motion picture is to a direct-to-platform customer.
•Home Entertainment. Home entertainment revenues are derived from the sale or rental of our film productions and acquired or licensed films and certain television programs (including theatrical and direct-to-video releases) on packaged media and through digital media platforms (including pay-per-view and video-on-demand platforms, electronic sell through, and digital rental). In addition, we have revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, we share in the rental or sales revenues generated by the platform on a title-by-title basis.
•Television. Television revenues are primarily derived from the licensing of our theatrical productions and acquired films to the linear pay, basic cable and free television markets. In addition, when a license in our traditional pay television window is made to a subscription video-on-demand ("SVOD") or other digital platform, the revenues are included here.
•International. International revenues are derived from (1) licensing of our productions, acquired films, our catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis; and (2) the direct distribution of our productions, acquired films, and our catalog product and libraries of acquired titles in the United Kingdom.
•Other. Other revenues are derived from, among others, the licensing of our film and television and related content (games, music, location-based entertainment royalties, etc.) to other ancillary markets.

Television Production: Our Television Production segment includes revenues derived from the following:
•Television. Television revenues are derived from the licensing to domestic markets (linear pay, basic cable, free television and syndication) of scripted and unscripted series, television movies, mini-series and non-fiction programming. Television revenues also include revenue from licenses to SVOD platforms in which the initial license of a television series is to an SVOD platform. Television revenues include fixed fee arrangements as well as arrangements in which we earn advertising revenue from the exploitation of certain content on television networks.
•International. International revenues are derived from the licensing and syndication to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming.
•Home Entertainment. Home entertainment revenues are derived from the sale or rental of television production movies or series on packaged media and through digital media platforms.
•Other. Other revenues are derived from, among others, the licensing of our television programs to other ancillary markets, the sales and licensing of music from the television broadcasts of our productions, and from commissions and executive producer fees earned related to talent management.

LIONS GATE ENTERTAINMENT CORP.

Media Networks Business

Media Networks: Our Media Networks segment includes revenues derived from the following:
•Starz Networks. Starz Networks’ revenues are derived from the domestic distribution of our STARZ branded premium subscription video services through over-the-top ("OTT") streaming platforms and distributors, on a direct-to-consumer basis through the Starz App, and through U.S. and Canada multichannel video programming distributors (“MVPDs”) including cable operators, satellite television providers and telecommunications companies (collectively "Distributors").
•Other. Other revenues are primarily derived from OTT distribution of the Starz subscription video services outside of the U.S. and Canada.
The Starz Networks platforms together with the Other platforms are referred to as the “Starz Platforms.”
Expenses

Our primary operating expenses include direct operating expenses, distribution and marketing expenses and general and administration expenses.

Direct operating expenses include amortization of film and television production or acquisition costs, amortization of programming production or acquisition costs and programming related salaries, participation and residual expenses, provision for doubtful accounts, and foreign exchange gains and losses.

Participation costs represent contingent consideration payable based on the performance of the film or television program to parties associated with the film or television program, including producers, writers, directors or actors. Residuals represent amounts payable to various unions or “guilds” such as the Screen Actors Guild - American Federation of Television and Radio Artists, Directors Guild of America, and Writers Guild of America, based on the performance of the film or television program in certain ancillary markets or based on the individual’s (i.e., actor, director, writer) salary level in the television market.

Distribution and marketing expenses primarily include the costs of theatrical prints and advertising (“P&A”) and premium video-on-demand ("Premium VOD") expense and of DVD/Blu-ray duplication and marketing. Theatrical P&A includes the costs of the theatrical prints delivered to theatrical exhibitors and the advertising and marketing cost associated with the theatrical release of the picture. Premium VOD expense represents the advertising and marketing cost associated with the Premium VOD release of the picture. DVD/Blu-ray duplication represents the cost of the DVD/Blu-ray product and the manufacturing costs associated with creating the physical products. DVD/Blu-ray marketing costs represent the cost of advertising the product at or near the time of its release or special promotional advertising. Marketing costs for Media Networks includes advertising, consumer marketing, distributor marketing support and other marketing costs. In addition, distribution and marketing costs includes our Media Networks segment operating costs for the direct-to-consumer service, transponder expenses and maintenance and repairs.

General and administration expenses include salaries and other overhead. Corporate general and administrative expenses include certain corporate executive expense (such as salaries and wages for the office of the Chief Executive Officer, Chief Financial Officer, General Counsel and other corporate officers), investor relations costs, costs of maintaining corporate facilities, and other unallocated common administrative support functions, including corporate accounting, finance and financial reporting, internal and external audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our accounting policies are more fully described in Note 1 to our consolidated financial statements. As disclosed in Note 1 to our consolidated financial statements, the preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. As described more fully below, these estimates bear the risk of change due to the inherent uncertainty of the estimate. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past

LIONS GATE ENTERTAINMENT CORP.
experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management's most difficult, subjective and complex judgments.

Accounting for Films and Television Programs and Licensed Program Rights

Capitalized costs for films or television programs are amortized and tested for impairment based on whether the content is predominantly monetized individually or as a group.

Film and Television Programs Monetized Individually. For films and television programs monetized individually, film cost amortization, participations and residuals expense are based on management's estimates. Costs of acquiring and producing films and television programs and of acquired libraries that are monetized individually are amortized and estimated liabilities for participations and residuals costs are accrued using the individual-film-forecast method, based on the ratio of the current period's revenues to management’s estimated remaining total gross revenues to be earned ("ultimate revenue"). Management's judgment is required in estimating ultimate revenue and the costs to be incurred throughout the life of each film or television program.

Management estimates ultimate revenues based on historical experience with similar titles or the title genre, the general public appeal of the cast, audience test results when available, actual performance (when available) at the box office or in markets currently being exploited, and other factors such as the quality and acceptance of motion pictures or programs that our competitors release into the marketplace at or near the same time, critical reviews, general economic conditions and other tangible and intangible factors, many of which we do not control and which may change.

For motion pictures, ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release of the motion picture. The most sensitive factor affecting our estimate of ultimate revenues for a film intended for theatrical release is the film's theatrical box office performance, as subsequent revenues from the licensing and sale in other markets have historically been highly correlated to its theatrical box office performance. After a film's release, our estimates of revenue from succeeding markets are revised based on historical relationships and an analysis of current market trends.

For an episodic television series, the period over which ultimate revenues are estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later. The most sensitive factors affecting our estimate of ultimate revenues for a television series is whether the series will be ordered for a subsequent season and estimates of revenue in secondary markets other than the initial license fee, which may depend on a number of factors, including, among others, the ratings or viewership the program achieves on the customers' platforms. The initial estimate of ultimate revenue may include estimates of revenues outside of the initial license window (i.e., international, home entertainment and other distribution platforms) and are based on historical experience for similar programs (genre, duration, etc.) and the estimated number of seasons of the series. Ultimates of revenue beyond the initial license fee are generally higher for programs that have been or are expected to be ordered for multiple seasons. We regularly monitor the performance of each season, and evaluate whether impairment indicators are present (i.e., low ratings, cancellations or the season is not reordered), and based upon our review, we revise our estimates as needed and perform an impairment assessment if impairment indicators are present (see below).

For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.

Due to the inherent uncertainties involved in making such estimates of ultimate revenues and expenses, these estimates have differed in the past from actual results and are likely to differ to some extent in the future from actual results. In addition, in the normal course of our business, some films and titles are more successful or less successful than anticipated. Management regularly reviews and revises when necessary, its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and participations and residuals and/or a write-down of all or a portion of the unamortized costs of the film or television program to its estimated fair value (see below).

An increase in the estimate of ultimate revenue will generally result in a lower amortization rate and, therefore, less film and television program amortization expense, while a decrease in the estimate of ultimate revenue will generally result in a higher amortization rate and, therefore, higher film and television program amortization expense, and also periodically results in an impairment requiring a write-down of the film cost to the title’s fair value. These write-downs are included in amortization expense within direct operating expenses in our consolidated statements of operations. See further discussion below under Impairment Assessment.

LIONS GATE ENTERTAINMENT CORP.

Film and Television Programs Monetized as a Group. Licensed programming rights may include rights to more than one exploitation window under the Company's output and library agreements. For films with multiple windows, the license fee is allocated between the windows based upon the proportionate estimated fair value of each window which generally results in the majority of the cost allocated to the first window on newer releases.

Certain license agreements and productions may include additional ancillary rights in addition to the rights for exploitation on the Starz Platforms. A portion of the cost of these licenses and the cost of produced content, is allocated between the programming rights for exploitation on the Starz Platforms and investment in film and television programs for exploitation outside of the Starz Platforms in ancillary markets (e.g., home video, digital platforms, television, etc.) based on the relative fair value of those markets. The estimates of fair value for the allocation between windows of exploitation on the Starz Platform and ancillary markets is based on historical experience of the values of similar titles licensed in subsequent windows and estimates of future revenues in ancillary markets.

The cost of licensed program rights for films and television programs (including original series) exhibited by the Media Networks segment are generally amortized on a title-by-title or episode-by-episode basis using an accelerated or straight-line method based on the expected and historical viewership patterns, or the current and anticipated number of exhibitions over the license period or estimated life for owned or produced programs. The number of exhibitions is estimated based on the number of exhibitions allowed in the agreement (if specified) and the expected usage of the content. Participations and residuals are expensed in line with the amortization of production costs. Changes in management’s estimate of the anticipated exhibitions and viewership patterns of films and original series on our platforms could result in the earlier recognition of our programming costs than anticipated.

Impairment Assessment. A film group or individual film or television program is evaluated for impairment when events or changes in circumstances indicate that the fair value of an individual film or film group is less than its unamortized cost. If the result of the impairment test indicates that the carrying value exceeds the estimated fair value, an impairment charge will then be recorded for the amount of the difference.

Estimate of Fair Value. For content that is predominantly monetized individually (primarily investment in film and television programs related to the Motion Picture and Television Production segments), the fair value is determined based on a discounted cash flow analysis of the cash flows directly attributable to the title. For motion pictures intended for theatrical release, the discounted cash flow analysis used in the impairment evaluation prior to theatrical release is subjective and the key inputs include estimates of future anticipated revenues, estimates of box office performance, which may differ from future actual results. These estimates are based in part on the historical performance of similar films, test audience results when available, information regarding competing film releases, and critic reviews. As disclosed in Note 3 to the consolidated financial statements, the unamortized balance related to completed and not released and in progress theatrical films was $680.9 million at March 31, 2025. For television programs, the discounted cash flow analysis used in the impairment evaluation includes key inputs such as estimates of future anticipated revenue, as discussed above. See further discussion of
Valuation Assumptions below.

For content that is predominantly monetized as a group (primarily licensed program rights in the Media Networks segment and internally produced programming, as discussed above), the fair value is determined based on the present value of the discounted cash flows of the group using the lowest level for which identifiable cash flows are independent of other produced and licensed content. The Company's film groups are generally aligned with the Company's networks and digital content offerings domestically (i.e., Starz Networks) and internationally by territory or groups of territories, where content assets are shared across the various territories. Content removed from the service and abandoned is written down to its fair value, if any, determined using a discounted cash flow approach.

As a result of the Media Networks restructuring initiatives discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview", we recorded content impairment charges related to the Media Networks segment in fiscal 2025, 2024 and 2023 of $136.3 million, $364.5 million, and $379.3 million, respectively, which are included in restructuring and other in the consolidated statements of operations (see Note 3 and Note 15 to our consolidated financial statements). We have incurred impairment charges from the inception of the Media Networks restructuring plan through March 31, 2025 amounting to $880.1 million.

LIONS GATE ENTERTAINMENT CORP.
Valuation Assumptions. The discounted cash flow analysis includes cash flows estimates of ultimate revenue and costs as well as a discount rate (a Level 3 fair value measurement, see Note 10 to our consolidated financial statements). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a particular film or television program. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Revenue Recognition. Our Motion Picture and Television Production segments generate revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media), television, and international market places. Our Media Networks segment generates revenue primarily from the distribution of our STARZ premium subscription video services.

Our content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties. Our fixed fee or minimum guarantee licensing arrangements in the television, digital media and international markets may, in some cases, include multiple titles, multiple license periods (windows) with a substantive period in between the windows, rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or usage based royalties represent amounts due to us based on the “sale” or “usage” of our content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated has been satisfied (or partially satisfied). Generally, when we license completed content (with standalone functionality, such as a movie, or television show), our performance obligation will be satisfied prior to the sale or usage. When we license intellectual property that does not have stand-alone functionality (e.g., brands, themes, logos, etc.), our performance obligation is generally satisfied in the same period as the sale or usage. The actual amounts due to us under these arrangements are generally not reported to us until after the close of the reporting period. We record revenue under these arrangements for the amounts due and not yet reported to us based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from our customers, historical experience with similar titles in that market or territory, the performance of the title in other markets and/or available data in the industry. While we believe these estimates are reasonable estimates of the amounts due under these arrangements, such estimated amounts could differ from the actual amounts to be subsequently reported by the customer, which could be higher or lower than our estimates, and could result in an adjustment to revenues in future periods.

Revenue from the theatrical release of feature films are treated as sales or usage-based royalties and recognized starting at the exhibition date and based on our participation in box office receipts of the theatrical exhibitor.

Digital media revenue sharing arrangements are recognized as sales or usage based royalties.

Revenue from commissions are recognized as such services are provided.

Media Networks revenues may be based on a variable fee (i.e., a fee based on number of subscribers who receive our networks or other subscriber based factors) or to a lesser extent, may be based on a monthly fixed fee or minimum guarantee, subject to nominal annual escalations. Media Networks revenue is also generated through the distribution of our SVOD service directly to consumer through the Starz App. The variable distribution fee arrangements represent sales or usage based royalties, which are recognized over the period of such sales or usage by our distributor, which is the same period that the content is provided to the distributor. Estimates of revenue generated but not yet reported to us by our distribution partners are made based on the estimated number of subscribers using historical trends and recent reporting. Media Networks fixed fee or minimum guarantee programming revenue is recognized over the contract term based on the continuous delivery of the content to the distributor. Subscribers through the Starz App are billed in advance of the start of their monthly or annual membership and revenues are recognized ratably over each applicable membership period. Payments to distributors for marketing support costs for which Starz receives a discrete benefit are recorded as distribution and marketing costs, and payments to distributors for which Starz receives no discrete benefit are recorded as a reduction of revenue.

LIONS GATE ENTERTAINMENT CORP.
Goodwill. At March 31, 2025, the carrying value of goodwill was $808.5 million. Goodwill is allocated to our reporting units, which are our operating segments or one level below our operating segments (component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are aggregated into a single reporting unit if they share similar economic characteristics. Our reporting units for purposes of goodwill impairment testing, along with their respective goodwill balances at March 31, 2025, were Motion Picture (goodwill of $396.9 million), Media Networks (no remaining goodwill balance), and our Television (goodwill of $318.6 million) and Talent Management (goodwill of $93.0 million) businesses, both of which are part of our Television Production segment.

Goodwill is not amortized but is reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. We perform our annual impairment test as of January 1 in each fiscal year. A goodwill impairment loss would be recognized for the amount that the carrying amount of a reporting unit exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill impairment. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit, of whether or not it is more-likely-than-not that the fair value is less than the carrying value of the reporting unit. If we believe that as a result of our qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Company. A quantitative assessment requires determining the fair value of our reporting units. The determination of fair value requires considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates.

In performing a quantitative assessment of goodwill, we determine the fair value of our reporting units by using a combination of discounted cash flow ("DCF") analyses and market-based valuation methodologies. The models rely on significant judgments and assumptions surrounding general market and economic conditions, short-term and long-term growth rates, discount rates, income tax rates, and detailed management forecasts of future cash flow and operating margin projections, and other assumptions, all of which are based on our internal forecasts of future performance as well as historical trends. The market-based valuation method utilizes EBITDA multiples from guideline public companies operating in similar industries and a control premium. The results of these valuation methodologies are weighted as to their relative importance and a single fair value is determined. The fair value of our reporting units is reconciled to the market value of our equity, determined based on the average prices of our common shares just prior to the period end. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual or interim goodwill impairment tests will prove to be an accurate prediction of the future.

Goodwill Impairment Assessments:

For our annual goodwill impairment test for fiscal 2025, given the length of time since our last quantitative assessment and considering the separation of the Studio Business from the Starz Business, we performed quantitative goodwill impairment assessments for all our reporting units with a remaining goodwill balance (Motion Picture, and our Television and Talent Management businesses, both of which are part of our Television Production segment), based on the most recent data and expected growth trends, using a combination of DCF analyses and market-based valuation methodologies to estimate the fair value of the Company's reporting units. The DCF analysis components of the fair value estimates were determined primarily by discounting estimated future cash flows, which included weighted average perpetual nominal growth rates ranging from 2.0% to 3.5%, at a weighted average cost of capital (discount rate) ranging from 8.5% to 10.0%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole. Based on our quantitative impairment assessment, the Company determined that the fair value of our reporting units significantly exceeded the carrying values for all of our reporting units with a remaining goodwill balance. See Note 6 to the consolidated financial statements for further information.

Management will continue to monitor all of its reporting units for further changes in the business environment that could impact the recoverability in future periods. The recoverability of goodwill is dependent upon the continued growth of revenue and cash flows from our business activities. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in our goodwill impairment tests, and ultimately impact the estimated fair value of our reporting units may include the global economy; consumer consumption levels of our content; adverse macroeconomic conditions related to higher inflation and interest rates and currency rate fluctuations, and the impact on the global economy from wars, terrorism and multiple international conflicts, and future bank failures; volatility in the equity and debt markets which could result in higher weighted-average cost of capital; capital market transactions; the duration and potential impact of strikes of unions on our ability to produce, acquire and distribute our content; the commercial success of our television

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programming and motion pictures; our continual contractual relationships with our customers; and changes in consumer behavior. If our assumptions are not realized, it is possible that additional impairment charges may need to be recorded in the future.

Finite-Lived Intangible Assets. At March 31, 2025, the carrying value of our finite-lived intangible assets was $836.8 million. Our finite-lived intangible assets primarily relate to customer relationships associated with U.S. MVPDs, including cable operators, satellite television providers and telecommunications companies ("Traditional Affiliate"), which amounted to $764.9 million. The amount of our customer relationship asset related to these Traditional Affiliate relationships reflects the estimated fair value of these customer relationships determined in connection with the acquisition of Starz on December 8, 2016, net of amortization recorded since the date of the Starz acquisition. Beginning October 1, 2023, our finite-lived intangible assets also include the trade names previously accounted for as indefinite-lived intangible assets.

Identifiable intangible assets with finite lives are amortized to depreciation and amortization expense over their estimated useful lives, ranging from 5 to 15 years. The Starz Traditional Affiliate customer relationship intangible asset is amortized in the proportion that current period revenues bear to management’s estimate of future revenue over the remaining estimated useful life of the asset, which results in greater amortization in the earlier years of the estimated useful life of the asset than the latter years.

Amortizable intangible assets are tested for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount of the asset may not be recoverable. If a triggering event has occurred, an impairment analysis is required. The impairment test first requires a comparison of undiscounted future cash flows expected to be generated over the useful life of an asset to the carrying value of the asset. The impairment test is performed at the lowest level of cash flows associated with the asset. If the carrying value of the asset exceeds the undiscounted future cash flows, the asset would not be deemed to be recoverable. Impairment would then be measured as the excess of the asset’s carrying value over its fair value.

The Company monitors its finite-lived intangible assets and changes in the underlying circumstances each reporting period for indicators of possible impairments or a change in the useful life or method of amortization of our finite-lived intangible assets. For fiscal 2025, due to changes in the industry related to the migration from linear to OTT and direct-to-consumer consumption, the Company reduced the useful life of its finite-lived intangible asset related to the Media Networks customer relationships associated with U.S. MVPDs from 16 years to 14 years. This resulted in an increase to amortization expense of $8.3 million for the fiscal year ended March 31, 2025 with a corresponding reduction of income before income taxes, net loss, and net loss attributable to Lions Gate Entertainment Corp. shareholders. This resulted in an increase to basic and diluted net loss per share for the fiscal year ended March 31, 2025 by $0.03 per share. There was no tax benefit from the change due to changes in the Company’s valuation allowance on deferred taxes.

For fiscal 2024, due to changes in the industry related to the migration from linear to OTT and direct-to-consumer consumption, and continuing difficult macro and microeconomic conditions, we performed an impairment analysis of our amortizable intangible assets. The impairment analysis requires a comparison of undiscounted future cash flows expected to be generated over the useful life of an asset or asset group to the carrying value of the asset or asset group. Based on our impairment analysis, the estimated undiscounted cash flows exceeded the carrying amount of the asset group that includes the Starz customer relationship and trade name intangible assets by over 50% and therefore no impairment charge was required. The estimated undiscounted cash flow assumed a weighted average growth in revenue over the useful life of approximately 2.5%.

During the year ended March 31, 2025, there were no events or circumstances that would indicate that the carrying amount of our finite-lived intangible assets may not be recoverable.

Determining whether an intangible asset is recoverable or impaired requires various estimates and assumptions, including whether events or circumstances indicate that the carrying amount of the asset or asset group may not be recoverable, determining estimates of future cash flows for the assets involved and, when applicable, the assumptions applied in determining fair value, including discount rates, growth rates, market risk premiums and other assumptions about the economic environment. If actual revenues significantly underperform as compared to the forecasted amounts and cost cannot be sufficiently reduced, the undiscounted cash flows may not exceed the carrying value of the asset group and an impairment charge could result for the difference between the fair value and the carrying value of the asset group.

We continue to monitor the Starz business for changes that could significantly decrease the future undiscounted cash flows expected to be generated which could result in an impairment of our amortizable intangible assets, or could require us to further shorten the useful life or adopt a more accelerated method of amortization, both of which would increase the amount of amortization expense we record. Examples of events or circumstances that could result in changes to projected cash flows

LIONS GATE ENTERTAINMENT CORP.
include the creation and consumer consumption of our content; adverse macroeconomic conditions related to higher inflation and interest rates, and the impact on the global economy from the geopolitical environments including wars, terrorism and multiple international conflicts; volatility in the equity and debt markets which could result in higher weighted-average cost of capital and difficulty in funding our content requirements; our continual contractual relationships with our customers, including our affiliate agreements; and our domestic subscriber growth rates across our traditional and OTT platforms and changes in consumer behavior.

Income Taxes. We are subject to federal and state income taxes in the U.S., and in several foreign jurisdictions. We record deferred tax assets related to net operating loss carryforwards ("NOLs) and certain temporary differences, net of applicable reserves in these jurisdictions. We recognize a future tax benefit to the extent that realization of such benefit is more likely than not on a jurisdiction-by-jurisdiction basis; otherwise, a valuation allowance is applied. In order to realize the benefit of our deferred tax assets, we will need to generate sufficient taxable income in the future in each of the jurisdictions which have these deferred tax assets. However, the assessment as to whether there will be sufficient taxable income in a jurisdiction to realize our net deferred tax assets in that jurisdiction is an estimate which could change in the future depending primarily upon the actual performance of the Company. We will be required to continually evaluate the more likely than not assessment that our net deferred tax assets will be realized, and if operating results deteriorate in a particular jurisdiction, we may need to record a valuation allowance for all or a portion of our deferred tax assets through a charge to our income tax benefit (provision). As of March 31, 2025, we have a valuation allowance of $1,589.1 million against certain U.S. and foreign deferred tax assets that may not be realized on a more likely than not basis.

Our effective tax rates differ from the U.S. federal statutory income tax rate of 21% and is affected by many factors, including the overall level of income (loss) before taxes and its mix across the jurisdictions in which we conduct operations, changes in tax laws and regulations, changes in valuation allowances against our deferred tax assets, changes in unrecognized tax benefits, tax planning strategies available to us, and other discrete items.

Recent Accounting Pronouncements

See Note 1 to the accompanying consolidated financial statements for a discussion of recent accounting guidance.

RESULTS OF OPERATIONS

Fiscal 2025 Compared to Fiscal 2024

Consolidated Results of Operations

The following table sets forth our consolidated results of operations for the fiscal years ended March 31, 2025 and 2024. Due to the acquisition of eOne, fiscal 2024 includes the results of operations of eOne from the acquisition date of December 27, 2023, see Note 2 to our consolidated financial statements for further details.

LIONS GATE ENTERTAINMENT CORP.

	Year Ended
	March 31,		Change
	2025	2024	Amount	Percent
	(Amounts in millions)
Revenues
Studio Business
Motion Picture	$1,589.7	$1,656.3	$(66.6)	(4.0)%
Television Production	1,605.8	1,330.1	275.7	20.7%
Total Studio Business	3,195.5	2,986.4	209.1	7.0%
Media Networks	1,372.1	1,576.4	(204.3)	(13.0)%
Intersegment eliminations	(619.7)	(545.9)	(73.8)	13.5%
Total revenues	3,947.9	4,016.9	(69.0)	(1.7)%
Expenses:
Direct operating	2,352.1	2,189.2	162.9	7.4%
Distribution and marketing	776.9	911.4	(134.5)	(14.8)%
General and administration	445.4	490.5	(45.1)	(9.2)%
Depreciation and amortization	188.1	192.2	(4.1)	(2.1)%
Restructuring and other	253.5	508.5	(255.0)	(50.1)%
Goodwill and intangible asset impairment	—	663.9	(663.9)	(100.0)%
Total expenses	4,016.0	4,955.7	(939.7)	(19.0)%
Operating loss	(68.1)	(938.8)	870.7	(92.7)%
Interest expense	(283.6)	(269.8)	(13.8)	5.1%
Interest and other income	15.1	22.1	(7.0)	(31.7)%
Other losses, net	(19.0)	(26.9)	7.9	(29.4)%
Gain (loss) on extinguishment of debt	(7.5)	19.9	(27.4)	(137.7)%
Gain on investments, net	—	3.5	(3.5)	(100.0)%
Equity interests income	4.3	8.7	(4.4)	(50.6)%
Loss before income taxes	(358.8)	(1,181.3)	822.5	(69.6)%
Income tax benefit (provision)	(14.8)	65.0	(79.8)	(122.8)%
Net loss	(373.6)	(1,116.3)	742.7	(66.5)%
Less: Net loss attributable to noncontrolling interest	11.6	13.4	(1.8)	(13.4)%
Net loss attributable to Lions Gate Entertainment Corp. shareholders	$(362.0)	$(1,102.9)	$740.9	(67.2)%

Revenues. Consolidated revenues decreased $69.0 million in fiscal 2025 reflecting a decrease of $204.3 million from our Media Networks business and an increase in intersegment eliminations of $73.8 million, offset by an increase of $209.1 million from our Studio Business. Studio Business revenues for fiscal 2025 included approximately $591.9 million from eOne (reflecting a full fiscal year of revenues from eOne), as compared to approximately $113.8 million in fiscal 2024, reflecting revenues from the acquisition date of December 27, 2023. Intersegment eliminations relate to the licensing of product from our Studio Business to the Media Networks segment.

Motion Picture revenue decreased $66.6 million in fiscal 2025 due to lower home entertainment and theatrical revenue primarily due to revenue in fiscal 2024 from John Wick: Chapter 4 and The Hunger Games: The Ballad of Songbirds & Snakes, offset by increased international and television revenue. Motion Picture revenues for fiscal 2025 included approximately $123.4 million of revenues from eOne, as compared to approximately $19.5 million in fiscal 2024 from the acquisition date of December 27, 2023. Motion Picture revenue included $203.3 million of revenue from licensing Motion Picture segment product to the Media Networks segment, representing an increase of $75.1 million from fiscal 2024.

LIONS GATE ENTERTAINMENT CORP.
Television Production revenue increased $275.7 million due to increased domestic television revenue reflecting the inclusion of a full fiscal year of revenues from eOne in fiscal 2025, as well as increased other and international revenue, which was partially offset by lower home entertainment digital revenue. Television Production revenues for fiscal 2025 included approximately $468.5 million of revenues from eOne, as compared to approximately $94.3 million in fiscal 2024 from the acquisition date of December 27, 2023. Television Production revenue included $416.4 million of revenue from licensing Television Production segment product to our Media Networks segment, representing a decrease of $1.3 million from fiscal 2024.

The increase in intersegment eliminations of $73.8 million is primarily due to increased Motion Picture intersegment revenues, partially offset by slightly lower Television Production intersegment revenues from licenses of motion pictures and original series, respectively, to the Media Networks segment as discussed above.

Media Networks revenue decreased $204.3 million, and reflected decreases in international revenue of $177.9 million due to the exiting of the majority of international territories, and decreases of $26.4 million at Starz Networks.

See further discussion in the Segment Results of Operations section below.

Direct Operating Expenses. Direct operating expenses by segment were as follows for the fiscal years ended March 31, 2025 and 2024:

	Year Ended March 31,
	2025		2024		Change
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent
	(Amounts in millions)
Direct operating expenses
Studio Business
Motion Picture	$824.2	51.8%	$796.0	48.1%	$28.2	3.5%
Television Production	1,369.3	85.3	1,090.1	82.0	279.2	25.6%
Total Studio Business	2,193.5	68.6	1,886.1	63.2	307.4	16.3%
Media Networks	702.1	51.2	795.5	50.5	(93.4)	(11.7)%
Other	18.4	nm	1.8	nm	16.6	nm
Intersegment eliminations	(561.9)	nm	(494.2)	nm	(67.7)	13.7%
	$2,352.1	59.6%	$2,189.2	54.5%	$162.9	7.4%
_______________________
nm - Percentage not meaningful.

Direct operating expenses increased in fiscal 2025, due to higher direct operating expenses of our Studio Business and increased other direct operating expense, partially offset by lower direct operating expenses of our Media Networks segment and increased intersegment eliminations. The increase of the Studio Business primarily reflects higher direct operating expenses of the Television Production segment due to increased revenues from Television Production and higher direct operating expenses as a percentage of revenue of the Motion Picture segment driven by the performance and costs of the titles released during the fiscal year, in particular, Borderlands, which resulted in higher direct operating cost in relation to revenue. The decrease in Media Networks direct operating expense was driven by decreases of $106.9 million due to the territories exited, partially offset by increases at Starz Networks of $13.5 million due to higher programming cost amortization. The increase in intersegment eliminations is due to higher Motion Picture intersegment revenue, partially offset by slightly lower Television Production intersegment revenue, from licenses of motion pictures and original series, respectively, to the Media Networks segment, as discussed above. See further discussion in the Segment Results of Operations section below.

Other. Other direct operating expense in fiscal 2025 includes rent cost for production facilities that were unutilized as a result of the industry strikes amounting to $18.6 million, which was not allocated to the segments, and is included in direct operating expense. In addition, other direct operating expense in fiscal 2025 and 2024 includes share-based compensation. These charges were offset by a benefit in fiscal 2025 and 2024 of $3.1 million and $1.0 million, respectively, from COVID related insurance recoveries, net of charges, if any. These charges are excluded from segment operating results but included in direct operating expense in the consolidated statements of operations and reflected in the "other" line item above.

LIONS GATE ENTERTAINMENT CORP.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment were as follows for the fiscal years ended March 31, 2025 and 2024:

	Year Ended March 31,		Change
	2025	2024	Amount	Percent
	(Amounts in millions)
Distribution and marketing expenses
Studio Business
Motion Picture	$357.8	$427.0	$(69.2)	(16.2)%
Television Production	38.1	35.3	2.8	7.9%
Total Studio Business	395.9	462.3	(66.4)	(14.4)%
Media Networks	381.0	451.1	(70.1)	(15.5)%
Other	0.8	0.8	—	—%
Intersegment eliminations	(0.8)	(2.8)	2.0	(71.4)%
	$776.9	$911.4	$(134.5)	(14.8)%
U.S. theatrical P&A and Premium VOD expense included in Motion Picture distribution and marketing expense	$231.7	$277.7	$(46.0)	(16.6)%

Distribution and marketing expenses decreased in fiscal 2025 due to lower Media Networks and Studio Business distribution and marketing expense. The decrease of the Studio Business primarily reflects lower Motion Picture theatrical P&A and Premium VOD expense associated with the theatrical slate releases in fiscal 2025, and lower Motion Picture home entertainment distribution and marketing expense. The decrease in Media Networks distribution and marketing expense was due to a decrease of $31.0 million primarily from the international territories exited, and a decrease at Starz Networks of $39.1 million. See further discussion in the Segment Results of Operations section below.

General and Administrative Expenses. General and administrative expenses by segment were as follows for the fiscal years ended March 31, 2025 and 2024:

	Year Ended
	March 31,				Change
	2025	% of Revenues	2024	% of Revenues	Amount	Percent
	(Amounts in millions)
General and administrative expenses
Studio Business
Motion Picture	$100.1		$113.9		$(13.8)	(12.1)%
Television Production	61.9		57.9		4.0	6.9%
Total Studio Business	162.0		171.8		(9.8)	(5.7)%
Media Networks	86.2		93.4		(7.2)	(7.7)%
Corporate	123.2		136.1		(12.9)	(9.5)%
Share-based compensation expense	65.3		77.6		(12.3)	(15.9)%
Purchase accounting and related adjustments	8.7		11.6		(2.9)	(25.0)%
Total general and administrative expenses	$445.4	11.3%	$490.5	12.2%	$(45.1)	(9.2)%

General and administrative expenses decreased in fiscal 2025, resulting from decreased corporate general and administrative expenses, share-based compensation expense, Studio Business and Media Networks general and administrative expenses, and purchase accounting and related adjustments. Studio Business general and administrative expenses for fiscal 2025 included approximately $23.8 million from eOne, as compared to approximately $7.5 million in fiscal 2024 from the acquisition date of December 27, 2023. See further discussion in the Segment Results of Operations section below.

LIONS GATE ENTERTAINMENT CORP.
Corporate general and administrative expenses decreased $12.9 million, or 9.5%, primarily due to a decrease in incentive based compensation, partially offset by increases in professional fees and salaries and related expense and corporate general and administrative expenses from eOne. Corporate general and administrative expenses for fiscal 2025 included approximately $12.0 million from eOne, as compared to approximately $4.0 million in fiscal 2024 from the acquisition date of December 27, 2023.

The decrease in share-based compensation expense included in general and administrative expense in fiscal 2025, as compared to fiscal 2024 is primarily due to lower fair values in fiscal 2025 associated with performance-based stock option and other equity awards that are revalued at each reporting period until the stock option or equity award vests and the applicable performance goals are achieved. The following table presents share-based compensation expense by financial statement line item:

	Year Ended
	March 31,
	2025	2024
	(Amounts in millions)
Share-based compensation expense by expense category:
General and administrative expense	$65.3	$77.6
Restructuring and other(1)	5.4	9.4
Direct operating expense	2.9	2.8
Distribution and marketing expense	0.8	0.8
Total share-based compensation expense	$74.4	$90.6
_______________________
(1)Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

Purchase accounting and related adjustments in fiscal 2025 and 2024 include the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment. Amounts in fiscal 2024 also include the non-cash charge for the amortization of the recoupable portion of the purchase price (through May 2023) related to 3 Arts Entertainment. These amounts are accounted for as compensation and are included in general and administrative expense. The noncontrolling equity interests in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the consolidated statement of operations due to the relationship to continued employment. Purchase accounting and related adjustments decreased $2.9 million, or 25.0%, primarily due to lower noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment of $1.6 million associated with a lower noncontrolling interest ownership percentage as a result of our acquisition of an additional interest in 3 Arts Entertainment (see Note 11 to our consolidated financial statements). In addition, purchase accounting and related adjustments decreased due to lower amortization of the recoupable portion of the purchase price of 3 Arts Entertainment of $1.3 million, due to the amortization period ending in May 2023.

Depreciation and Amortization Expense. Depreciation and amortization of $188.1 million for fiscal 2025 decreased $4.1 million from $192.2 million in fiscal 2024 due to lower depreciation expense of $16.9 million, partially offset by increased amortization of intangible assets.

Restructuring and Other. Restructuring and other decreased $255.0 million in fiscal 2025 as compared to fiscal 2024, and includes restructuring and severance costs, and certain transaction and other costs, when applicable. Restructuring and other costs were as follows for the fiscal years ended March 31, 2025 and 2024 (see Note 15 to our consolidated financial statements):

LIONS GATE ENTERTAINMENT CORP.

	Year Ended March 31,		Increase (Decrease)
	2025	2024	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Content and other impairments(1)	$162.4	$377.3	$(214.9)	(57.0)%
Severance(2)	40.6	46.6	(6.0)	(12.9)%
Transaction and other costs(3)	50.5	84.6	(34.1)	(40.3)%
	$253.5	$508.5	$(255.0)	(50.1)%
_______________________
(1)Media Networks Restructuring: As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview", the Company recorded content impairment charges related to the Media Networks segment in the fiscal year ended March 31, 2025 of $136.3 million (fiscal year ended March 31, 2024 - $364.5 million). See Note 15 to our consolidated financial statements.

Content and Other Impairments: Content and other impairments in the fiscal year ended March 31, 2025 also include content impairments of $7.7 million related to the Motion Picture and Television Production segments associated with exiting local production in certain international territories. In addition, amounts in the fiscal year ended March 31, 2025 also include impairments of certain operating lease right-of-use and leasehold improvement assets related to the Television Production segment associated with facility leases that will no longer be utilized by the Company primarily related to the integration of eOne. Content and other impairments in the fiscal year ended March 31, 2024 also include $12.8 million of development costs written off in connection with changes in strategy in the Television Production segment as a result of the acquisition of eOne.
(2)Severance costs were primarily related to restructuring, acquisition integration activities and other cost-saving initiatives. In fiscal 2025, in connection with the Company's current restructuring plan, approximately 8% of its eligible U.S. employees elected to take advantage of voluntary severance and early retirement packages. A total of approximately $26.0 million in severance expense was incurred under the voluntary severance program and was recognized in restructuring and other in the fiscal year ended March 31, 2025. In the fiscal year ended March 31, 2024, amounts were due to restructuring activities including integration of the acquisition of eOne, Starz international restructuring and our Motion Picture and Television Production segments.
(3)Transaction and other costs in the fiscal years ended March 31, 2025 and 2024 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs associated with legal and other matters. In fiscal 2025 and fiscal 2024, amounts include costs associated with the separation of the Starz Business from the Studio Business, and acquisition and integration costs related to the acquisition of eOne. In fiscal 2024, amounts also include $49.2 million associated with the acquisition of additional interest in 3 Arts Entertainment. Due to the new arrangement representing a modification of terms of the compensation element under the previous arrangement which resulted in the reclassification of the equity award to a liability award, the Company recognized incremental compensation expense of $49.2 million, representing the excess of the fair value of the modified award over amounts previously expensed (see Note 11 to our consolidated financial statements). In addition, transaction and other costs in fiscal 2024 includes approximately $16.6 million of a loss associated with a theft at a production of a 51% owned consolidated entity. In the quarter ended March 31, 2025, the Company recognized a benefit of $3.1 million for insurance recoveries related to the loss. The Company also expects to recover a portion of the loss from the noncontrolling interest holders of this entity. In fiscal 2025 and 2024, transaction and other costs also include a benefit of $7.1 million and $5.4 million, respectively, associated with an arrangement to migrate subscribers in some of the exited territories to a third-party in connection with the Starz international restructuring.

Goodwill and Intangible Asset Impairment. Goodwill and intangible asset impairment of $663.9 million in the fiscal year ended March 31, 2024 included goodwill impairment of $493.9 million and impairment of our indefinite-lived trade names of $170.0 million related to the Media Networks reporting unit. There was no comparable charge in the fiscal year ended March 31, 2025. See Note 1 and Note 6 to our consolidated financial statements.

Interest Expense. Interest expense of $283.6 million in fiscal 2025 increased $13.8 million from fiscal 2024 due to entering into senior secured credit facilities during fiscal 2025, higher average balances on variable rate corporate debt and a smaller benefit from the interest rate swaps, partially offset by lower average balances on film related obligations and slightly lower average interest rates. The following table sets forth the components of interest expense for the fiscal years ended March 31, 2025 and 2024:

LIONS GATE ENTERTAINMENT CORP.

	Year Ended
	March 31,
	2025	2024
	(Amounts in millions)
Interest Expense
Cash Based:
Revolving credit facility	$56.3	$43.0
Term loans	50.4	90.6
Senior Notes	39.3	39.8
IP credit facilities(1)	43.1	—
Other(2)	67.1	68.1
	256.2	241.5
Amortization of debt issuance costs and other non-cash interest(3)	27.4	28.3
Total interest expense	$283.6	$269.8
 ______________________
(1)IP credit facility interest expense includes interest expense associated with the eOne IP Credit Facility and the LG IP Credit Facility.
(2)Other interest expense includes payments associated with certain film related obligations (Production Tax Credit Facility, Film Library Facility, Backlog Facility and other, see Note 8 to our consolidated financial statements), and payments and receipts associated with the Company's interest rate swaps (Note 18 to our consolidated financial statements).
(3)Amounts include the amortization of unrealized losses in accumulated other comprehensive income (loss) related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our consolidated financial statements).

Interest and Other Income. Interest and other income of $15.1 million for the fiscal year ended March 31, 2025 decreased as compared to interest and other income of $22.1 million for the fiscal year ended March 31, 2024, due to certain insurance recoveries that occurred in fiscal 2024.

Other Losses, net. Other losses, net of $19.0 million for fiscal 2025 decreased as compared to other losses, net of $26.9 million for fiscal 2024. The decrease is due to lower losses recorded related to our monetization of accounts receivable programs in fiscal 2025 as compared to fiscal 2024 (see Note 19 to our consolidated financial statements) and foreign currency gains in fiscal 2025.

Gain (Loss) on Extinguishment of Debt. Loss on extinguishment of debt of $7.5 million for fiscal 2025 related to the write-off of debt issuance costs associated with the September 2024 and November 2024 voluntary prepayment of $605.1 million principal amount of the Term Loan B, the May 2024 voluntary prepayment of $84.9 million principal amount of the Term Loan A and $214.1 million of the Term Loan B, and the 5.5% Senior Notes exchange. In the fiscal year ended March 31, 2024, the gain on extinguishment of debt of $19.9 million represented a gain of $21.2 million associated with the repurchase of $200.0 million principal amount of 5.5% Senior Notes at a discount, partially offset by the write-off of issuance costs associated with the early prepayment of certain production loans. See Note 7 to our consolidated financial statements.
Gain on Investments, net. Gain on investments, net was nil for fiscal 2025, as compared to gain on investments, net of $3.5 million for fiscal 2024 related to other investments.

Equity Interests Income. Equity interests income of $4.3 million in fiscal 2025 compared to equity interests income of $8.7 million in fiscal 2024 due to a gain in fiscal 2024 related to the sale of an equity method investee, partially offset by higher income generated in fiscal 2025 by our equity method investees.

Income Tax Benefit (Provision). We had an income tax provision of $14.8 million in fiscal 2025, compared to an income tax benefit of $65.0 million in fiscal 2024. Our income tax benefit (provision) differs from the U.S. federal statutory income tax rate of 21% multiplied by income (loss) before taxes due to the mix of our earnings across the various jurisdictions in which our operations are conducted, changes in valuation allowances against our deferred tax assets, and certain minimum income and foreign withholding taxes. Our income tax provision for fiscal 2025 was benefited from the release of uncertain tax benefits due

LIONS GATE ENTERTAINMENT CORP.
to settlements with taxing authorities. Our income tax benefit for fiscal 2024 was favorably impacted by the settlement of a previously ongoing refund claim, which resulted in a tax benefit of $70.0 million.
As of March 31, 2025, we had U.S. federal NOLs of approximately $1,311.2 million available to reduce future U.S. federal income taxes, certain of which expire beginning in 2037 through 2042, state NOLs of approximately $1,230.3 million available to reduce future state income taxes which expire in varying amounts beginning in 2026, Canadian NOLs of $332.2 million which will expire beginning in 2030, Luxembourg NOLs of $3,354.6 million which will expire beginning in 2036, Spanish NOLs of $95.6 million which will expire beginning in 2036, U.K. NOLs of $64.9 million with no expiration and other foreign jurisdiction NOLs of $47.5 million which will expire beginning in 2028. In addition, as of March 31, 2025, we had U.S. federal credit carryforwards related to foreign taxes paid of approximately $49.0 million to offset future U.S federal income taxes that will expire beginning in 2026.

Net Loss Attributable to Lions Gate Entertainment Corp. Shareholders. Net loss attributable to our shareholders for the fiscal year ended March 31, 2025 was $362.0 million, or basic and diluted net loss per common share of $1.49 on 238.9 million weighted average common shares outstanding. This compares to net loss attributable to our shareholders for the fiscal year ended March 31, 2024 of $1,102.9 million, or basic and diluted net loss per common share of $4.77 on 233.6 million weighted average common shares outstanding.

Segment Results of Operations and Non-GAAP Measures

The Company's primary measure of segment performance is segment profit. Segment profit is defined as segment revenues, less segment direct operating and segment distribution and marketing expense, less segment general and administration expenses. Total segment profit represents the sum of segment profit for our individual segments, net of eliminations for intersegment transactions. Segment profit and total segment profit excludes, when applicable, corporate general and administrative expense, restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy, certain benefits related to the COVID-19 global pandemic, unallocated rent cost and purchase accounting and related adjustments. Segment profit is a GAAP financial measure and is disclosed in Note 16 to our consolidated financial statements.

We also present below our total segment profit for all of our segments and the sum of our Motion Picture and Television Production segment profit as our "Studio Business" segment profit. Total segment profit and Studio Business segment profit, when presented outside of the segment information and reconciliations included in Note 16 to our consolidated financial statements, is considered a non-GAAP financial measure, and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP. We use this non-GAAP measure, among other measures, to evaluate the aggregate operating performance of our business.

The Company believes the presentation of total segment profit and Studio Business segment profit is relevant and useful for investors because it allows investors to view total segment performance in a manner similar to the primary method used by the Company's management and enables them to understand the fundamental performance of the Company's businesses before non-operating items. Total segment profit and Studio Business segment profit is considered an important measure of the Company’s performance because it reflects the aggregate profit contribution from the Company's segments, both in total and for the Studio Business and represents a measure, consistent with our segment profit, that eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Not all companies calculate segment profit or total segment profit in the same manner, and segment profit and total segment profit as defined by the Company may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

The following table reconciles the GAAP measure, operating income (loss), to the non-GAAP measure, total segment profit, for the fiscal years ended March 31, 2025 and 2024. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the Management's Discussion and Analysis of Financial Condition and Results of Operations which discusses consolidated results of operations.

LIONS GATE ENTERTAINMENT CORP.

	Year Ended
	March 31,		Change
	2025	2024	Amount	Percent
	(Amounts in millions)
Operating loss	$(68.1)	$(938.8)	$870.7	(92.7)%
Corporate general and administrative expenses	123.2	136.1	(12.9)	(9.5)%
Goodwill and intangible asset impairment	—	663.9	(663.9)	(100.0)%
Adjusted depreciation and amortization	33.8	50.1	(16.3)	(32.5)%
Restructuring and other	253.5	508.5	(255.0)	(50.1)%
COVID-19 related benefit	(3.1)	(1.0)	(2.1)	210.0%
Unallocated rent cost included in direct operating expense	18.6	—	18.6	n/a
Adjusted share-based compensation expense	69.0	81.2	(12.2)	(15.0)%
Purchase accounting and related adjustments	163.0	153.7	9.3	6.1%
Total segment profit	$589.9	$653.7	$(63.8)	(9.8)%

See Note 16 to our consolidated financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our consolidated statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

We refer to our Motion Picture and Television Production segments collectively as our Studio Business. The table below sets forth the revenues and segment profit of our collective Studio Business and Media Networks segment.

	Year Ended
	March 31,		Change
	2025	2024	Amount	Percent
	(Amounts in millions)
Revenue
Studio Business
Motion Picture	$1,589.7	$1,656.3	$(66.6)	(4.0)%
Television Production	1,605.8	1,330.1	275.7	20.7%
Total Studio Business	$3,195.5	$2,986.4	$209.1	7.0%
Media Networks	1,372.1	1,576.4	(204.3)	(13.0)%
Intersegment eliminations	(619.7)	(545.9)	(73.8)	13.5%
	$3,947.9	$4,016.9	$(69.0)	(1.7)%
Segment Profit
Studio Business
Motion Picture	$307.6	$319.4	$(11.8)	(3.7)%
Television Production	136.5	146.8	(10.3)	(7.0)%
Total Studio Business	$444.1	$466.2	$(22.1)	(4.7)%
Media Networks	202.8	236.4	(33.6)	(14.2)%
Intersegment eliminations	(57.0)	(48.9)	(8.1)	16.6%
	$589.9	$653.7	$(63.8)	(9.8)%
See the following discussion for further detail of our individual segments. The segment results of operations presented below do not include the elimination of intersegment transactions which are eliminated when presenting consolidated results.

LIONS GATE ENTERTAINMENT CORP.
Motion Picture

The table below sets forth Motion Picture gross contribution and segment profit for the fiscal years ended March 31, 2025 and 2024:

	Year Ended
	March 31,		Change
	2025	2024	Amount	Percent
	(Amounts in millions)
Motion Picture Segment:
Revenue	$1,589.7	$1,656.3	$(66.6)	(4.0)%
Expenses:
Direct operating expense	824.2	796.0	28.2	3.5%
Distribution & marketing expense	357.8	427.0	(69.2)	(16.2)%
Gross contribution	407.7	433.3	(25.6)	(5.9)%
General and administrative expenses	100.1	113.9	(13.8)	(12.1)%
Segment profit	$307.6	$319.4	$(11.8)	(3.7)%

U.S. theatrical P&A and Premium VOD expense included in distribution and marketing expense	$231.7	$277.7	$(46.0)	(16.6)%

Direct operating expense as a percentage of revenue	51.8%	48.1%

Gross contribution as a percentage of revenue	25.6%	26.2%

LIONS GATE ENTERTAINMENT CORP.

Revenue. The table below sets forth Motion Picture revenue by media and product category for the fiscal years ended March 31, 2025 and 2024. Motion Picture revenues for fiscal 2025 included approximately $123.4 million of revenues from eOne, as compared to approximately $19.5 million of revenues from eOne in fiscal 2024 from the acquisition date of December 27, 2023.

	Year Ended March 31,
	2025			2024			Total Increase (Decrease)
	Lionsgate Original Releases(1)	Other Film(2)	Total	Lionsgate Original Releases(1)	Other Film(2)	Total
			(Amounts in millions)
Motion Picture Revenue
Theatrical	$149.3	$4.8	$154.1	$222.4	$4.1	$226.5	$(72.4)
Home Entertainment
Digital Media	397.9	200.3	598.2	459.7	192.6	652.3	(54.1)
Packaged Media	38.4	21.6	60.0	57.3	26.7	84.0	(24.0)
Total Home Entertainment	436.3	221.9	658.2	517.0	219.3	736.3	(78.1)
Television	311.2	36.1	347.3	240.5	33.9	274.4	72.9
International	319.7	81.8	401.5	332.9	58.1	391.0	10.5
Other	11.6	17.0	28.6	19.8	8.3	28.1	0.5
	$1,228.1	$361.6	$1,589.7	$1,332.6	$323.7	$1,656.3	$(66.6)
____________________
(1)Lionsgate Original Releases: Includes titles originally planned for a wide theatrical release by Old Lionsgate, including titles that have changed from a planned wide theatrical release to an initial direct-to-streaming release. These releases include films developed and produced in-house, films co-developed and co-produced and films acquired or licensed from third parties. In addition, Lionsgate Original Releases also includes multi-platform and direct-to-platform motion pictures originally released or licensed by Old Lionsgate, and the licensing of our original release motion picture content to other ancillary markets (location-based entertainment, games, etc.).
(2)Other Film: Includes acquired and licensed brands and libraries originally released by other parties such as third-party library product, including our titles released by acquired companies prior to our acquisition of the company (i.e., Summit Entertainment library), and titles released with our equity method investees, Roadside Attractions and Pantelion Films, and other titles.
Theatrical revenue decreased $72.4 million in fiscal 2025, as compared to fiscal 2024, primarily due to a decrease of $73.1 million from Lionsgate Original Releases due to significant revenue in fiscal 2024 from The Hunger Games: The Ballad of Songbirds & Snakes and John Wick: Chapter 4, partially offset by the performance of the fiscal 2025 theatrical slate titles released and from the direct-to-platform release, Another Simple Favor.

Home entertainment revenue decreased $78.1 million, or 10.6%, in fiscal 2025, as compared to fiscal 2024, due to lower digital media revenue and packaged media revenue of $54.1 million and $24.0 million, respectively, primarily due to decreases from Lionsgate Original Releases. Digital media revenue and packaged media revenue from Lionsgate Original Releases declined $61.8 million and $18.9 million, respectively, due to lower revenue in fiscal 2025 from our fiscal 2024 theatrical slate titles, as compared to the revenue in fiscal 2024 from our fiscal 2023 theatrical slate titles, and in particular John Wick: Chapter 4, and revenue in fiscal 2024 from titles in The Hunger Games franchise. These decreases were partially offset by increased digital media revenue in fiscal 2025 from direct-to-platform and multi-platform releases.

Television revenue increased $72.9 million, or 26.6%, in fiscal 2025, as compared to fiscal 2024, due to an increase from Lionsgate Original Releases of $70.7 million due to higher revenue generated from our fiscal 2025 and 2024 theatrical slate titles with television windows opening in fiscal 2025 as compared to the revenue from our fiscal 2024 and fiscal 2023 theatrical slate titles with television windows opening in fiscal 2024, and higher revenue generated from our multi-platform and direct-to-platform releases with television windows opening in fiscal 2025.

LIONS GATE ENTERTAINMENT CORP.
International revenue increased $10.5 million, or 2.7%, in fiscal 2025, as compared to fiscal 2024 due to an increase from Other Film of $23.7 million from our acquired library titles, partially offset by a decrease from Lionsgate Original Releases of $13.2 million. The decrease from Lionsgate Original Releases of $13.2 million reflected lower revenue from our theatrical slate titles due to revenue in fiscal 2024 for The Hunger Games: The Ballad of Songbirds & Snakes and John Wick: Chapter 4, which was partially offset by higher revenue from multi-platform releases.

Direct Operating Expense. The increase in direct operating expenses is due to higher direct operating expenses as a percentage of revenue driven by the performance and costs of the titles released during the fiscal year 2025, in particular, Borderlands, which resulted in higher direct operating cost in relation to revenue. Investment in film write-downs included in Motion Picture segment direct operating expense in fiscal 2025 were $19.7 million, as compared to $34.6 million in fiscal 2024.

Distribution and Marketing Expense. The decrease in distribution and marketing expense in fiscal 2025 is due to lower theatrical P&A and Premium VOD expense associated with the theatrical slate releases in fiscal 2025, and lower home entertainment distribution and marketing expense. In the fiscal year ended March 31, 2025 approximately $23.4 million of P&A and Premium VOD expense was incurred in advance for films to be released in subsequent quarters, compared to approximately $26.2 million in the fiscal year ended March 31, 2024.

Gross Contribution. Gross contribution of the Motion Picture segment for fiscal 2025 decreased as compared to fiscal 2024 due to the negative contribution of the theatrical slate titles released in fiscal 2025, including Borderlands, as a result of higher direct operating expense as a percentage of revenue, and lower Motion Picture revenue. These decreases in gross contribution were partially offset by lower Motion Picture distribution and marketing expense.

General and Administrative Expense. General and administrative expenses of the Motion Picture segment decreased $13.8 million, or 12.1%, primarily due to a decrease in incentive based compensation, partially offset by an increase in salaries and related expenses.
Television Production

The table below sets forth Television Production gross contribution and segment profit for the fiscal years ended March 31, 2025 and 2024:

	Year Ended
	March 31,		Change
	2025	2024	Amount	Percent
	(Amounts in millions)
Television Production Segment:
Revenue	$1,605.8	$1,330.1	$275.7	20.7%
Expenses:
Direct operating expense	1,369.3	1,090.1	279.2	25.6%
Distribution & marketing expense	38.1	35.3	2.8	7.9%
Gross contribution	198.4	204.7	(6.3)	(3.1)%
General and administrative expenses	61.9	57.9	4.0	6.9%
Segment profit	$136.5	$146.8	$(10.3)	(7.0)%
Direct operating expense as a percentage of revenue	85.3%	82.0%
Gross contribution as a percentage of revenue	12.4%	15.4%

Revenue. The table below sets forth Television Production revenue and changes in revenue by media for the fiscal years ended March 31, 2025 and 2024. Television Production revenues for fiscal 2025 included approximately $468.5 million of revenues from eOne, as compared to approximately $94.3 million of revenues from eOne in fiscal 2024 from the acquisition date of December 27, 2023.

LIONS GATE ENTERTAINMENT CORP.

	Year Ended
	March 31,		Change
	2025	2024	Amount	Percent
Television Production	(Amounts in millions)
Television	$1,069.4	$788.5	$280.9	35.6%
International	248.2	228.8	19.4	8.5%
Home Entertainment
Digital	184.0	240.6	(56.6)	(23.5)%
Packaged Media	4.1	2.0	2.1	105.0%
Total Home Entertainment	188.1	242.6	(54.5)	(22.5)%
Other	100.1	70.2	29.9	42.6%
	$1,605.8	$1,330.1	$275.7	20.7%
The primary component of Television Production revenue is domestic television revenue. Domestic television revenue increased $280.9 million, or 35.6% in fiscal 2025 as compared to fiscal 2024, primarily due to an increase of approximately $289.3 million for revenues from eOne, due to the inclusion of revenue for the full fiscal period as compared to fiscal 2024 reflecting revenues from the acquisition date of December 27, 2023 and an increase of $82.0 million from revenues from the licensing of Starz original series to Starz Networks. These increases were partially offset by decreases from other third-party domestic television revenue due to significant revenue in fiscal 2024 from The Continental and lower revenue from reality television programs.

International revenue in fiscal 2025 increased $19.4 million, or 8.5%, as compared to fiscal 2024, due to an increase of approximately $55.1 million for revenues from eOne in fiscal 2025, partially offset by a decrease of $36.6 million from intersegment revenues from the licensing of Starz original series to Starz Networks.

Home entertainment revenue in fiscal 2025 decreased $54.5 million, or 22.5% as compared to fiscal 2024 due to lower intersegment revenues of $47.0 million from the licensing of Starz original series to Starz Networks, and lower third-party digital media revenues. The decrease in third-party digital media revenues reflects significant revenue in fiscal 2024 for The Continental, offset by revenue in fiscal 2025 from The Chosen series and an increase of $25.1 million from revenues from eOne.

Other revenue in fiscal 2025 increased $29.9 million, or 42.6% as compared to fiscal 2024, primarily due to increased revenue from 3 Arts Entertainment, which is generated from commissions and executive producer fees earned related to talent management and an increase in eOne revenue.

Direct Operating Expense. Direct operating expense of the Television Production segment in fiscal 2025 increased $279.2 million, or 25.6%, due to the increase in Television Production revenues. Direct operating expenses as a percentage of television production revenue increased primarily due to the mix of titles generating revenue in fiscal 2025 as compared to fiscal 2024, and in particular, fiscal 2024 included significant revenue from The Continental which has a lower amortization rate as compared to fiscal 2025. Investment in film and television programs write-downs included in Television Production segment direct operating expense in fiscal 2025 were $6.7 million as compared to $8.4 million in fiscal 2024.

Gross Contribution. Gross contribution of the Television Production segment for fiscal 2025 decreased by $6.3 million as compared to fiscal 2024 due to increased television production revenue, partially offset by higher direct operating expenses as a percentage of television production revenue.

General and Administrative Expense. General and administrative expenses of the Television Production segment increased $4.0 million, or 6.9%. Television Production general and administrative expenses for fiscal 2025 included an increase of $19.8 million from eOne, and an increase in professional fees, partially offset by a decrease in incentive based compensation.

LIONS GATE ENTERTAINMENT CORP.
Media Networks

The table below sets forth Media Networks gross contribution and segment profit for the fiscal years ended March 31, 2025 and 2024. As previously discussed in “Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview”, beginning in fiscal 2023, the Company began a plan to restructure its Media Networks international business. During fiscal 2024, the Company continued executing its restructuring plan which included exiting all international territories except Canada and India, which was completed in May 2024. As a result, certain territories were exited beginning May 2023, with additional territories exited during fiscal 2024 and the first quarter of fiscal 2025 (the “Exited Territories”), therefore the results of operations for “Other” for fiscal 2024 reflect amounts including the results of operations of the Exited Territories.

	Year Ended
	March 31,		Change
	2025	2024	Amount	Percent
	(Amounts in millions)
Media Networks Segment:
Revenue	$1,372.1	$1,576.4	$(204.3)	(13.0)%
Expenses:
Direct operating expense	702.1	795.5	(93.4)	(11.7)%
Distribution & marketing expense	381.0	451.1	(70.1)	(15.5)%
Gross contribution	289.0	329.8	(40.8)	(12.4)%
General and administrative expenses	86.2	93.4	(7.2)	(7.7)%
Segment profit	$202.8	$236.4	$(33.6)	(14.2)%

Direct operating expense as a percentage of revenue	51.2%	50.5%

Gross contribution as a percentage of revenue	21.1%	20.9%

The following table sets forth the Media Networks segment profit by product line:

	Year Ended			Year Ended
	March 31, 2025			March 31, 2024
	Starz Networks (North America)(1)	Other(2)	Total Media Networks	Starz Networks (North America)(1)	Other(2)	Total Media Networks
	(Amounts in millions)
Media Networks Segment:
Revenue	$1,356.3	$15.8	$1,372.1	$1,382.7	$193.7	$1,576.4
Expenses:
Direct operating expense	691.7	10.4	702.1	678.2	117.3	795.5
Distribution & marketing expense	378.5	2.5	381.0	417.6	33.5	451.1
Gross contribution	286.1	2.9	289.0	286.9	42.9	329.8
General and administrative expenses	83.0	3.2	86.2	78.1	15.3	93.4
Segment profit	$203.1	$(0.3)	$202.8	$208.8	$27.6	$236.4
_______________________
(1)Starz Networks represents the results of operations of the U.S. and Canada, see footnote (2) below.
(2)During the first quarter of fiscal 2025, the Company began reflecting the results of operations of Canada within Starz Networks. Accordingly, the following amounts were reclassified from “Other” (formerly “LIONSGATE+”) to Starz Networks in fiscal 2024 to conform to the current period presentation: (i) revenue of $17.3 million; (ii) direct operating expense of $12.1 million; and (iii) distribution and marketing expense of $2.5 million, which resulted in gross contribution and segment profit of $2.7 million reclassified. The amounts reflected in “Other” consist of the results of operations outside of the U.S. and Canada.

Subscriber Data. The number of period-end service subscribers is a key metric which management uses to evaluate a non-ad supported subscription video service. We believe this key metric provides useful information to investors as a growing or

LIONS GATE ENTERTAINMENT CORP.
decreasing subscriber base is a key indicator of the health of the overall business. Service subscribers may impact revenue differently depending on specific distribution agreements we have with our distributors which may include fixed fees, rates per basic video household or a rate per STARZ subscriber. The table below sets forth, for the periods presented, subscriptions to our Media Networks and STARZPLAY Arabia services.

	Actual		Pro Forma(2)
	March 31,	March 31,	March 31,	March 31,
	2025	2024	2025	2024
	(Amounts in millions)
Starz North America(1)
OTT Subscribers	13.04	13.38	13.04	13.38
Linear Subscribers	6.56	8.42	6.56	8.42
Total	19.60	21.80	19.60	21.80
Other
OTT Subscribers(2)	3.29	3.08	3.29	2.52

Total Starz
OTT Subscribers(2)	16.33	16.46	16.33	15.90
Linear Subscribers	6.56	8.42	6.56	8.42
Total Starz	22.89	24.88	22.89	24.32
STARZPLAY Arabia(3)	2.37	3.22	2.37	3.22
Total Domestic and International Subscribers(2)	25.26	28.10	25.26	27.54

Subscribers by Platform:
OTT Subscribers(2)(4)	18.70	19.68	18.70	19.12
Linear Subscribers	6.56	8.42	6.56	8.42
Total Global Subscribers(2)	25.26	28.10	25.26	27.54
___________________
(1)Starz North America represents subscribers for the U.S. and Canada.
(2)Pro forma amounts exclude OTT subscribers for the Exited Territories amounting to 0.57 million at March 31, 2024.
(3)Represents subscribers of STARZPLAY Arabia, a non-consolidated equity method investee.
(4)OTT subscribers include subscribers of STARZPLAY Arabia, as presented above.

Revenue. Media Networks revenue decreased $204.3 million and reflected lower Other revenue of $177.9 million, and lower Starz Networks revenue of $26.4 million. Starz Networks' revenue decreased $26.4 million primarily due to the continued declines in revenue from traditional linear services of $58.7 million, partially offset by higher OTT revenue of $32.1 million resulting from price increases. Starz Networks initiated a price increase at the end of June 2023, which was fully implemented by its various partners throughout the quarter ended September 2023, and an additional price increase beginning in August 2024, which was fully implemented by its various partners throughout the quarter ended December 31, 2024. The Other revenue of $15.8 million for fiscal 2025 includes $6.9 million from the Exited Territories. The decrease in Other revenue was primarily the result of the exit from the Exited Territories which was approximately $164.4 million, and included revenue in fiscal 2024 of approximately $44.4 million which was primarily the result of a modification to shorten a long-term distribution contract in Latin America resulting from the decision to exit the Latin American markets. In addition, the decrease in Other was due to ancillary revenue earned during fiscal 2025 from the distribution of certain Starz Originals and licensed content to third-party distributors outside of the Starz Platforms decreasing by approximately $12.7 million as compared to fiscal 2024.

LIONS GATE ENTERTAINMENT CORP.
During fiscal 2025 and fiscal 2024, the following original series premiered on STARZ:

Year Ended March 31, 2025		Year Ended March 31, 2024
Title	Premiere Date	Title	Premiere Date
First Quarter:		First Quarter:
Mary & George Season 1	April 5, 2024	Blindspotting Season 2	April 14, 2023
Power Book II: Ghost Season 4 Part 1	June 7, 2024	Run the World Season 2	May 26, 2023
		Outlander Season 7A	June 16, 2023
Second Quarter:		Second Quarter:
Serpent Queen Season 2	July 12, 2024	Minx Season 2	July 21, 2023
Power Book II: Ghost Season 4 Part 2	September 6, 2024	Heels Season 2	July 28, 2023
Three Women Season 1	September 13, 2024	Men in Kilts Season 2	August 11, 2023
		Power Book IV: Force Season 2	July 28, 2023
Third Quarter:		Third Quarter:
Fat Joe Talks Season 1	October 4, 2024	Shining Value Season 2	October 13, 2023
Sweetpea Season 1	October 10, 2024	Power Book III: Raising Kanan Season 3	December 1, 2023
Outlander Season 7B	November 22, 2024
Fourth Quarter:		Fourth Quarter:
The Couple Next Door Season 1	January 17, 2025	Hightown Season 3	January 26, 2024
Power Book III: Raising Kanan Season 4	March 7, 2025	BMF - Black Mafia Family Season 3	March 1, 2024

Direct Operating and Distribution and Marketing Expenses. Direct operating and distribution and marketing expenses primarily represent programming cost amortization and advertising and marketing costs, respectively. The level of programming cost amortization and advertising and marketing costs and thus the gross contribution margin for the Media Networks' segment can fluctuate from period to period depending on the number of new original series and first-run output theatrical movies premiering on the network during the period. Programming cost amortization and advertising and marketing costs generally increase in periods where new original series premiere. In addition, the shutdown of the international service in the Exited Territories will result in a decrease in expenses going forward.

The decrease in Media Networks direct operating expenses is due to decreases at Other of $106.9 million, partially offset by an increase at Starz Networks of $13.5 million in fiscal 2025. The increase in Starz Networks direct operating expense was due primarily to an increase of $123.1 million related to theatrical releases under our programming output agreements, partially offset by lower programming cost amortization of $106.2 million related to our Starz Originals. Other direct operating expenses decreased $102.3 million due to the exit from the Exited Territories. Other direct operating expense of $10.4 million for fiscal 2025 includes $3.8 million from the Exited Territories.

The decrease in Media Networks distribution and marketing expense is due to a decrease of $39.1 million at Starz Networks primarily due to a decrease in direct response advertising and marketing costs and a decrease in Other of $31.0 million primarily due to a decrease in distribution and advertising expenses resulting from the exit from the Exited Territories.

Gross Contribution. The decrease in gross contribution compared to the fiscal year ended March 31, 2024 was due to lower gross contribution at Starz Networks of $0.8 million and lower gross contribution from Other of $40.0 million. Gross contribution at Starz Networks declined due to higher direct operating expense and slightly lower revenue, partially offset by lower distribution and marketing expense, as described above. Gross contribution from Other declined primarily due to the exit from the Exited Territories, and reflected lower revenue due to fiscal 2024 including revenue from the modification to shorten a long-term distribution contract in Latin America, which was partially offset by lower direct operating expense and distribution and marketing expense, as described above. The positive gross contribution related to the Exiting Territories was approximately $47.2 million for fiscal 2024.

LIONS GATE ENTERTAINMENT CORP.
General and Administrative Expense. General and administrative expenses in the fiscal year ended March 31, 2025 decreased from fiscal 2024, due to a decrease of $12.1 million from Other resulting from the exit from the Exited Territories, partially offset by an increase of $4.9 million at Starz Networks.

Liquidity and Capital Resources

Sources of Cash

Our liquidity and capital requirements in fiscal 2025 were provided principally through cash generated from operations, corporate debt, our film related obligations (as further discussed below), and the monetization of trade accounts receivable. As of March 31, 2025, we had cash and cash equivalents of $223.7 million.

Starz Separation. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview" above, on May 6, 2025 the Starz Separation was completed and as a result the pre-transaction shareholders of Old Lionsgate own shares in two separately traded public companies: (1) New Lionsgate, which was renamed “Lionsgate Studios Corp.” (and is referred to as "Lionsgate") and holds, directly and through subsidiaries, the Studio Business previously held by Old Lionsgate, and is owned by Old Lionsgate shareholders and Legacy Lionsgate Studios shareholders and (2) Old Lionsgate, which was renamed “Starz Entertainment Corp.” and holds, directly and through subsidiaries, the Starz Business that was previously held by Old Lionsgate.

In connection with the Starz Separation, all outstanding obligations in respect of principal, interest and fees under Old Lionsgate's credit and guarantee agreement dated December 8, 2016, as amended (the “Old Lionsgate Credit Agreement”), were repaid in full and all commitments thereunder were terminated. Lionsgate entered into a new credit agreement (the “Lionsgate Credit Agreement”) which provides for an $800.0 million senior secured revolving credit facility. Lionsgate also assumed the Exchange Notes and pursuant to the terms thereof, Lionsgate assumed and agreed to perform as primary obligor all obligations of the initial issuer under the Exchange Notes and the initial issuer, a wholly-owned subsidiary of Starz Entertainment Corp. was released and discharged.

Business Combination. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview", on May 13, 2024, the Company closed the Business Combination Agreement, and Legacy Lionsgate Studios became a separate publicly traded company and its common shares commenced trading on Nasdaq under the symbol "LION" on May 14, 2024. Following the transaction, approximately 87.8% of the total shares of Legacy Lionsgate Studios were held by Old Lionsgate, while former SEAC public shareholders and founders and common equity financing investors own approximately 12.2% of Legacy Lionsgate Studios. In addition to establishing Legacy Lionsgate Studios as a standalone publicly-traded entity, the transaction resulted in approximately $330.0 million of gross proceeds to the Company, including $254.3 million in PIPE financing. The net proceeds were used to partially pay down amounts outstanding under the Term Loan A and Term Loan B pursuant to the Old Lionsgate Credit Agreement (see Note 7 to our consolidated financial statements).

Corporate Debt

Our corporate debt at March 31, 2025, excluding film related obligations discussed further below, consisted of the following:
•Senior Credit Facilities:
◦Revolving Credit Facility. We had a $1.25 billion revolving credit facility (with no amounts outstanding at March 31, 2025) due April 2026 (the "Revolving Credit Facility"). We maintained significant availability under our Revolving Credit Facility, which was used to meet our short-term liquidity requirements, and could also be used for longer term liquidity requirements.
◦Term Loan A. We had a term loan A facility due April 2026 (the "Term Loan A"), with $314.4 million outstanding at March 31, 2025.

In November 2024, the Company paid in full the term loan B facility due March 2025 (the "Term Loan B", and, together with the Revolving Credit Facility and the Term Loan A, the "Senior Credit Facilities").

Upon completion of the Starz Separation, the outstanding obligations of the Revolving Credit Facility and Term Loan A were repaid in full, see Note 21 to our audited consolidated financial statements.

LIONS GATE ENTERTAINMENT CORP.
•Senior Notes: We have $715.0 million outstanding of 5.5% senior notes due 2029 (the "5.5% Senior Notes") and 5.5% exchange notes due 2029 (the "Exchange Notes") in the aggregate at March 31, 2025.

Effective upon completion of the Starz Separation, the interest rate on the Exchange Notes will increase to 6.0% and the maturity date thereon will extend to April 15, 2030. On or after the Separation Closing Date, as defined in the indenture governing the Exchange Notes, the successor issuer thereunder may redeem the Exchange Notes, in whole at any time, or in part from time to time, at certain specified redemption prices, plus accrued and unpaid interest, if any, to, but not including, the redemption date. As discussed above, upon completion of the Starz Separation, the Exchange Notes will be guaranteed exclusively by entities which are part of the Studio Business.
•eOne IP Credit Facility: In July 2024, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the "eOne IP Credit Facility") based on and secured by the Company’s intellectual property rights primarily associated with certain titles acquired as part of the eOne acquisition. The maximum principal amount of the eOne IP Credit Facility is $340.0 million, subject to the amount of collateral available, which is based on the valuation of unsold rights from the libraries, with $323.0 million outstanding as of March 31, 2025. The eOne IP Credit Facility matures on July 3, 2029.
•LG IP Credit Facility. In September 2024, certain subsidiaries of the Company entered into a $455.0 million senior secured amortizing term credit facility (the "LG IP Credit Facility") based on and secured by the Company’s intellectual property rights primarily associated with certain titles. In November 2024 and December 2024, the Company closed amendments which increased the maximum principal amount of the LG IP Credit Facility to $850.0 million, and in March 2025, the Company closed an amendment which increased the maximum principal amount of the LG IP Credit Facility to $1.0 billion, subject to the amount of collateral available, which is based on the valuation of unsold rights from the libraries. As of March 31, 2025, $978.8 million was outstanding under the LG IP Credit Facility. The LG IP Credit Facility matures on September 30, 2029.

See Note 7 to our consolidated financial statements for a discussion of our corporate debt.

Film Related Obligations

We utilize our film related obligations to fund our film and television productions or licenses. Our film related obligations at March 31, 2025 include the following:

•Production Loans: Production loans represent individual and multi-title loans for the production of film and television programs that we produce or license. The majority of the Company's production loans have contractual repayment dates either at or near the expected completion or release dates, with the exception of certain loans containing repayment dates on a longer term basis. At March 31, 2025, there was $1,395.4 million outstanding of production loans.
•Programming Notes: Programming notes represent individual loans for the licensing of film and television programs that we license, related to our Media Networks business. The Company's programming notes have contractual repayment dates in April 2025. At March 31, 2025, there was $90.9 million outstanding of programming notes.
•Production Tax Credit Facility: At March 31, 2025, we had a $280.0 million non-recourse senior secured revolving credit facility due January 2028 based on collateral consisting solely of certain of the Company’s tax credit receivables (the "Production Tax Credit Facility"). As of March 31, 2025, tax credit receivables amounting to $357.8 million represented collateral related to the Production Tax Credit Facility. Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. At March 31, 2025, there was $280.0 million outstanding under the Production Tax Credit Facility. In May 2025, the Company entered into an amendment to the Production Tax Credit Facility which increased the maximum principal amount to $380.0 million.
•Film Library Facility: In July 2021, as amended in September 2022, certain of our subsidiaries entered into a senior secured amortizing term credit facility due July 2027 (the "Film Library Facility") based on the collateral consisting solely of certain of our rights in certain acquired library titles, including the Spyglass and other recently acquired libraries. The maximum principal amount of the Film Library Facility is $161.9 million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. At March 31, 2025, there was $75.9 million outstanding under the Film Library Facility.

LIONS GATE ENTERTAINMENT CORP.
•Backlog Facility and Other:
◦Backlog Facility. In March 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the "Backlog Facility") based on collateral consisting solely of certain of the Company's fixed fee or minimum guarantee contracts where cash will be received in the future. As of March 31,2025, the maximum principal amount of the Backlog Facility was $175.0 million, subject to the amount of eligible collateral contributed to the facility. In May 2025, the Company entered into an amendment to the Backlog Facility such that the maximum principal amount of the Backlog Facility was decreased to $150.0 million, and the Backlog Facility revolving period ends on May 30, 2025, at which point cash collections from the underlying collateral is used to repay the facility. The facility maturity date is up to two years and 90 days after the revolving period ends, currently August 28, 2027. As of March 31, 2025, there was $135.7 million outstanding under the Backlog Facility.
◦Other. The Company has other loans, which are secured by accounts receivable and contracted receivables which are not yet recognized as revenue under certain licensing agreements. Outstanding loan balances under these "other" loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. As of March 31, 2025, there was $103.2 million outstanding under the "other" loans, with contractual repayment dates in July 2025 and October 2025. As of March 31, 2025, accounts receivable amounting to $36.2 million and contracted receivables not yet reflected as accounts receivable on the balance sheet at March 31, 2025 amounting to $86.1 million represented collateral related to the "other" loans. See Note 21 to our consolidated financial statements for further discussion of the impact of the Starz Separation.

See Note 8 to our consolidated financial statements for a discussion of our film related obligations.

Accounts Receivable Monetization and Governmental Incentives

Our accounts receivable monetization programs include individual agreements to monetize certain of our trade accounts receivable directly with third-party purchasers, and previously have included a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions.

In addition, we utilize governmental incentives, programs and other structures from states and foreign countries (e.g., sales tax refunds, transferable tax credits, refundable tax credits, low interest loans, direct subsidies or cash rebates, calculated based on the amount of money spent in the particular jurisdiction in connection with the production) to fund our film and television productions and reduce financial risk.

See Note 19 to our consolidated financial statements for our accounts receivable monetization programs and our tax credit receivables.

Uses of Cash

Our principal uses of cash in operations include the funding of film and television productions, film and programming rights acquisitions, the distribution and marketing of films and television programs, and general and administrative expenses. We also use cash for debt service (i.e. principal and interest payments) requirements, equity method or other equity investments, quarterly cash dividends when declared, the purchase of common shares under our share repurchase program, capital expenditures, and acquisitions of or investment in businesses.

In addition, the Company has a redeemable noncontrolling interest balance of $93.7 million as of March 31, 2025 related to 3 Arts Entertainment, and $90.7 million included in other liabilities-non current representing the compensatory portion of the 3 Arts Entertainment noncontrolling interest, which may require the use of cash in the event the holders of the noncontrolling interests require the Company to repurchase their interests (see Note 11 to our consolidated financial statements).

We may from time to time seek to retire or purchase or refinance our outstanding debt through cash purchases, and/or exchanges for equity securities, in open market purchases, privately negotiated transactions, refinancings, or otherwise. Such repurchases or exchanges or refinancings, if any, will depend on prevailing market conditions, our liquidity requirements, our assessment of opportunities to lower interest expense, contractual restrictions and other factors, and such repurchases or exchanges could result in a charge from the early extinguishment of debt. The amounts involved may be material.

LIONS GATE ENTERTAINMENT CORP.
Anticipated Cash Requirements. The nature of our business is such that significant initial expenditures are required to produce, acquire, distribute and market films and television programs, while revenues from these films and television programs are earned over an extended period of time after their completion or acquisition. In addition to the cash requirements of any potential future redemption of our noncontrolling interests as discussed above, which we may fund with a combination of cash on hand, borrowings under our line of credit and/or new financing arrangements, we have other anticipated cash requirements outside of our normal operations.

As we continue to evaluate the impact of the completion of the Starz Separation in relation to the current micro and macroeconomic environment, including further strategic review of content performance and our strategy we may incur additional content impairment and other restructuring charges.

However, we currently believe that cash flow from operations, cash on hand, the Lionsgate Credit Agreement, the monetization of trade accounts receivable, tax-efficient financing, the availability from other financing obligations and available production, license or intellectual property financing, will be adequate to meet known operational cash and debt service (i.e. principal and interest payments) requirements for the next 12 months and beyond, including the funding of future film and television production and theatrical and home entertainment release schedules, and future equity method or other investment funding requirements. We monitor our cash flow liquidity, availability, fixed charge coverage, capital base, film spending and leverage ratios with the long-term goal of maintaining our credit worthiness.

Our current financing strategy is to fund operations and to leverage investment in films and television programs in the short-term and long-term through our cash flow from operations, the Lionsgate Credit Agreement, eOne IP Credit Facility, LG IP Credit Facility, production loans, government incentive programs, the monetization of trade accounts receivable, our Production Tax Credit Facility, our Film Library Facility, our Backlog Facility, and other obligations. In addition, we may acquire businesses or assets, including individual films or libraries that are complementary to our business. Any such transaction could be financed through our cash flow from operations, credit facilities, equity or debt financing. If additional financing beyond our existing cash flows from operations and credit facilities cannot fund such transactions, there is no assurance that such financing will be available on terms acceptable to us. Our ability to obtain any additional financing will depend on, among other things, our business plans, operating performance, the condition of the capital markets at the time we seek financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to inflation and rising interest rates and bank failures has caused disruption in the capital markets, which could make financing more difficult and/or expensive, and we may not be able to obtain such financing. We may also dispose of businesses or assets, including individual films or libraries, and use the net proceeds from such dispositions to fund operations or such acquisitions, or to repay debt.

Material Cash Requirements from Known Contractual and Other Obligations. Our material cash requirements from known contractual and other obligations primarily relate to our corporate debt, IP Facilities and film related obligations. The following table sets forth our significant contractual and other obligations as of March 31, 2025 and the estimated timing of payment:

LIONS GATE ENTERTAINMENT CORP.

	Total	Next 12 Months	Beyond 12 Months
	(Amounts in millions)
Future annual repayment of debt and other obligations recorded as of March 31, 2025 (on-balance sheet arrangements)
Corporate debt(1):
Revolving credit facility	$—	$—	$—
Term Loan A	314.4	—	314.4
5.5% Senior Notes and Exchange Notes	715.0	—	715.0
eOne IP Credit Facility	323.0	34.0	289.0
LG IP Credit Facility	978.8	100.0	878.8
Film related obligations(2)	2,081.1	1,708.7	372.4
Content related payables(3)	166.3	134.5	31.8
Operating lease obligations(4)	390.2	53.8	336.4
	4,968.8	2,031.0	2,937.8
Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments(5)	573.5	378.0	195.5
Interest payments(6)	535.1	171.3	363.8
Other contractual obligations	463.7	134.1	329.6
	1,572.3	683.4	888.9
Total future repayment of debt and other commitments under contractual obligations (7)	$6,541.1	$2,714.4	$3,826.7
 ___________________
(1)See Note 7 and Note 21 to our consolidated financial statements for further information on our corporate debt and financing transactions following the completion of the Starz Separation.
(2)See Note 8 to our consolidated financial statements for further information on our film related obligations.
(3)Content related payables include minimum guarantees and accrued licensed program rights obligations included on our consolidated balance sheet, which represent amounts payable for film or television rights that we have acquired or licensed.
(4)See Note 9 to our consolidated financial statements for further information on leases.
(5)Film related obligations commitments include distribution and marketing commitments, minimum guarantee commitments, program rights commitments, and production loan commitments not reflected on the consolidated balance sheets as they did not then meet the criteria for recognition. See Note 17 to our consolidated financial statements for further information.
(6)Includes cash interest payments on our corporate debt and film related obligations, based on the applicable SOFR interest rates at March 31, 2025, net of payments and receipts from the Company's interest rate swaps, and excluding the interest payments on the revolving credit facility as future amounts are not fixed or determinable due to fluctuating balances and interest rates.
(7)Not included in the amounts above are $90.7 million included in other liabilities-non current representing the compensatory portion of the 3 Arts Entertainment noncontrolling interest and $93.7 million of redeemable noncontrolling interest, as future amounts and timing are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimations of future payments (see Note 11 to our consolidated financial statements).

We have an exclusive multiyear post pay-one output licensing agreement with Universal for live-action films theatrically released in the U.S. starting January 1, 2022. The Universal agreement provides us with rights to exhibit these films immediately following their pay-one windows. We are unable to estimate the amounts to be paid under the Universal agreement for films that have not yet been released in theaters, however, such amounts are expected to be significant.

For additional details of commitments and contingencies, see Note 17 to our consolidated financial statements.

LIONS GATE ENTERTAINMENT CORP.
Covenants. The Senior Credit Facilities contain representations and warranties, events of default and affirmative and negative covenants that are customary for similar financings and which include, among other things and subject to certain significant exceptions, restrictions on the ability to declare or pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person. In addition, a net first lien leverage maintenance covenant and an interest coverage ratio maintenance covenant apply to the Revolving Credit Facility and the Term Loan A and are tested quarterly. As of March 31, 2025, the Company was in compliance with all applicable covenants.

The Exchange Notes contain certain restrictions and covenants that, subject to certain exceptions, limit the Company’s ability to incur additional indebtedness, pay dividends or repurchase the Company’s common shares, make certain loans or investments, and sell or otherwise dispose of certain assets subject to certain conditions, among other limitations. As of March 31, 2025, the Company was in compliance with all applicable covenants.

Share Repurchase Plan. On February 2, 2016, our Board of Directors authorized to increase our previously announced share repurchase plan from $300 million to $468 million. To date, approximately $288.1 million of our common shares have been purchased under the plan, leaving approximately $179.9 million of authorized potential repurchases. The remaining $179.9 million of our common shares authorized under the plan may be purchased from time to time at our discretion, including quantity, timing and price thereof, and will be subject to market conditions. Such purchases will be structured as permitted by securities laws and other legal requirements. During the fiscal year ended March 31, 2025, the Company did not repurchase any common shares.

Dividends. The amount of dividends, if any, that we pay to our shareholders is determined by our Board of Directors, at its discretion, and is dependent on a number of factors, including our financial position, results of operations, cash flows, capital requirements and restrictions under our credit agreements, and shall be in compliance with applicable law.

Capacity to Pay Dividends. At March 31, 2025, the capacity to pay dividends under the Senior Credit Facilities and the Senior Notes significantly exceeded the amount of the Company's accumulated deficit or net loss, and therefore the Company's net loss of $373.6 million and accumulated deficit of $3,534.1 million were deemed free of restrictions from paying dividends at March 31, 2025.

Discussion of Operating, Investing, Financing Cash Flows

Cash, cash equivalents and restricted cash decreased by $74.8 million for the fiscal year ended March 31, 2025 and increased by $59.6 million for the fiscal year ended March 31, 2024, before foreign exchange effects on cash. Components of these changes are discussed below in more detail.

Operating Activities. Cash flows provided by (used in) operating activities for the fiscal years ended March 31, 2025 and 2024 were as follows:

	Year Ended March 31,
	2025	2024	Net Change
	(Amounts in millions)
Net Cash Flows Provided By (Used In) Operating Activities	$(166.0)	$396.8	$(562.8)

Cash flows used in operating activities for the fiscal year ended March 31, 2025 were $166.0 million compared to cash flows provided by operating activities of $396.8 million for the fiscal year ended March 31, 2024. The decrease in cash provided by operating activities is due to greater cash used in changes in operating assets and liabilities of $552.7 million. The greater cash used in changes in operating assets and liabilities was driven by increased cash used for investment in film and television programs and program rights, greater decreases in participations and residuals, accounts payable and accrued liabilities, and content related payables, partially offset by greater proceeds from increases in deferred revenue and decreases in accounts receivable, net.

LIONS GATE ENTERTAINMENT CORP.
Investing Activities. Cash flows used in investing activities for the fiscal years ended March 31, 2025 and 2024 were as follows:

	Year Ended March 31,
	2025	2024
	(Amounts in millions)
Net proceeds from purchase price adjustments for eOne acquisition (see Note 2)	$12.0	$—
Purchase of eOne, net of cash acquired (see Note 2)	—	(331.1)
Proceeds from the sale of equity method and other investments	1.5	5.2
Investment in equity method investees and other	(2.0)	(13.3)
Distributions from equity method investees and other	—	0.8
Acquisition of assets (film library and related assets)	(35.0)	—
Increase in (repayment of) loans receivable	1.6	(3.7)
Capital expenditures	(31.1)	(34.7)
Net Cash Flows Used In Investing Activities	$(53.0)	$(376.8)

Cash flows used in investing activities of $53.0 million for the fiscal year ended March 31, 2025 compared to cash flows used in investing activities of $376.8 million for the fiscal year ended March 31, 2024. The decrease in cash used was primarily due to cash used for the acquisition of a film library and related assets, partially offset by proceeds from the settlement of certain working capital items pursuant to the Purchase Agreement for eOne in fiscal 2025 as compared to cash used for the purchase of eOne, net of cash acquired in fiscal 2024.

Financing Activities. Cash flows provided by financing activities for the fiscal years ended March 31, 2025 and 2024 were as follows:

	Year Ended March 31,
	2025	2024
	(Amounts in millions)
Debt - borrowings, net of debt issuance and redemption costs	$4,235.0	$3,145.0
Debt - repurchases and repayments	(4,443.3)	(2,672.8)
Net repayments of debt	(208.3)	472.2

Film related obligations - borrowings	2,296.2	2,010.6
Film related obligations - repayments	(2,179.3)	(2,215.4)
Net proceeds from film related obligations	116.9	(204.8)

Sale of noncontrolling interest in Legacy Lionsgate Studios Corp. (see Note 2)	281.7	—
Other financing activities	(46.1)	(227.8)
Net Cash Flows Provided By Financing Activities	$144.2	$39.6

Cash flows provided by by financing activities were $144.2 million for the fiscal year ended March 31, 2025 compared to cash flows provided by financing activities of $39.6 million for the fiscal year ended March 31, 2024.

Cash flows provided by financing activities for the fiscal year ended March 31, 2025 primarily reflects proceeds from the sale of a noncontrolling interest in Legacy Lionsgate Studios of $281.7 million, and net borrowings for film related obligations of $116.9 million, which were partially offset by net debt repayments of $208.3 million, and cash used for other financing activities of $46.1 million primarily due to tax withholdings required on equity awards of $29.1 million. Net debt repayments of $208.3 million in the fiscal year ended March 31, 2025 included the below transactions, along with required repayments on our LG IP Credit Facility:
•In May 2024, we used the proceeds from the Business Combination to prepay $84.9 million principal amount of the Term Loan A and $214.1 million of the Term Loan B.
•In July 2024 and September 2024, we borrowed $340.0 million under the eOne IP Credit Facility and $455.0 million under the LG IP Credit Facility, respectively. In September 2024, we used the proceeds from the LG IP Credit Facility to prepay $355.1 million principal amount of the Term Loan B.

LIONS GATE ENTERTAINMENT CORP.
•In November 2024, we borrowed $265.0 million under the LG IP Credit Facility, and used the net proceeds to pay in full the remaining $250.0 million principal amount of the Term Loan B.
•In December 2024 and March 2025, we borrowed $130.0 million and $150.0 million, respectively, under the LG IP Credit Facility.
•Net repayments of $575.0 million under the Revolving Credit Facility.

Cash flows provided by financing activities for fiscal 2024 primarily reflects net proceeds from debt of $472.2 million in fiscal 2024, which included net borrowings under our revolving credit facility of $575.0 million (of which $375.0 million was used to fund the purchase of eOne and approximately $194 million was used to fund the acquisition of an additional interest in 3 Arts Entertainment), which were offset by cash paid of $61.4 million for the repurchase of $85.0 million principal amount of the 5.5% Senior Notes, and required repayments on our term loans.

These net proceeds were partially offset by net film related obligations repayments of $204.8 million due to net repayments under production loans and the Production Tax Credit Facility of $229.1 million and net borrowings under the Backlog Facility, Film Library Facility and other of $24.2 million, and cash used for other financing activities of $227.8 million primarily due to the purchase of an additional interest in 3 Arts Entertainment of approximately $194 million and tax withholdings required on equity awards of $32.0 million.

Remaining Performance Obligations and Backlog

Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). As disclosed in Note 12 to our consolidated financial statements, remaining performance obligations were $1.5 billion at March 31, 2025 (March 31, 2024 - $1.8 billion). The backlog portion of remaining performance obligations (excluding deferred revenue) related to our Motion Picture and Television Production segments was $1.1 billion at March 31, 2025 (March 31, 2024 - $1.5 billion).

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Currency and Interest Rate Risk Management

Market risks relating to our operations result primarily from changes in interest rates and changes in foreign currency exchange rates. Our exposure to interest rate risk results from the financial debt instruments that arise from transactions entered into during the normal course of business. As part of our overall risk management program, we evaluate and manage our exposure to changes in interest rates and currency exchange risks on an ongoing basis. Hedges and derivative financial instruments will continue to be used in the future in order to manage our interest rate and currency exposure. We have no intention of entering into financial derivative contracts, other than to hedge a specific financial risk.

Currency Rate Risk. We enter into forward foreign exchange contracts to hedge our foreign currency exposures on future production expenses denominated in various foreign currencies. These contracts are entered into with major financial institutions as counterparties. We are exposed to credit loss in the event of nonperformance by the counterparty, which is limited to the cost of replacing the contracts, at current market rates. We do not require collateral or other security to support these contracts. See Note 18 to our consolidated financial statements for additional information on our financial instruments.

Interest Rate Risk. At March 31, 2025, we had interest rate swap agreements to fix the interest rate on $727.8 million of variable rate SOFR-based debt. See Note 18 to our consolidated financial statements for additional information. The difference between the fixed rate to be paid and the variable rate received under the terms of the interest rate swap agreements will be recognized as interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.

LIONS GATE ENTERTAINMENT CORP.
Certain of our borrowings, primarily borrowings under our Senior Credit Facilities, eOne IP Credit Facility, LG IP Credit Facility, and our film related obligations are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. The applicable margin with respect to loans under the revolving credit facility and Term Loan A is a percentage per annum equal to a SOFR plus 0.10% plus 1.75% margin. Advances under the eOne IP Credit Facility and LG IP Credit Facility bear interest at a rate equal to Term SOFR plus 2.25% per annum. Assuming the revolving credit facility is drawn up to its maximum borrowing capacity of $1.25 billion, based on the applicable SOFR in effect as of March 31, 2025, each quarter point change in interest rates would result in a $5.3 million change in annual net interest expense on the revolving credit facility, Term Loan A, eOne IP Credit Facility, LG IP Credit Facility and interest rate swap agreements. In connection with the Starz Separation, all outstanding obligations in respect of principal, interest and fees under the revolving credit facility and Term Loan A were repaid in full and all commitments thereunder were terminated. In addition, on May 6, 2025, Lionsgate entered into the Lionsgate Credit Agreement, which provides for an $800.0 million senior secured revolving credit facility. Borrowings under the Lionsgate Credit Agreement will bear interest at a rate per annum equal to, at LGTV’s option, either Term SOFR (subject to a 0.00% floor) or a base rate, in each case plus a margin of 2.50% for SOFR loans and 1.50% for base rate loans. See Note 21 for further information.

The variable interest film related obligations (which includes our production loans, programming notes, Production Tax Credit Facility, Film Library Facility, Backlog Facility and other) incur primarily SOFR-based interest, with applicable margins ranging from 0.25% to 3.25% per annum. A quarter point increase of the interest rates on the variable interest film related obligations would result in $3.5 million in additional costs capitalized to the respective film or television asset for production loans and programming notes, and a $1.7 million change in annual net interest expense (based on the outstanding principal amount of such loans).

At March 31, 2025, our 5.5% Senior Notes and Exchange Notes had an outstanding carrying value of $699.9 million, and an estimated fair value of $623.7 million. A 1% increase in the level of interest rates would decrease the fair value of the 5.5% Senior Notes by approximately $21.2 million, and a 1% decrease in the level of interest rates would increase the fair value of the 5.5% Senior Notes by approximately $22.3 million.

The following table presents information about our financial instruments that are sensitive to changes in interest rates. The table also presents the cash flows of the principal amounts of the financial instruments, or the cash flows associated with the notional amounts of interest rate derivative instruments, and related weighted-average interest rates by expected maturity or required principal payment dates and the fair value of the instrument as of March 31, 2025:

LIONS GATE ENTERTAINMENT CORP.

		Year Ended March 31,						Fair Value
	2026	2027	2028	2029	2030	Thereafter	Total	March 31, 2025
			(Amounts in millions)
Variable Rates:
Revolving Credit Facility(1)	$—	$—	$—	$—	$—	$—	$—	$—
Average Interest Rate	—	—	—	—	—	—
Term Loan A(1)	—	314.4	—	—	—	—	314.4	312.9
Average Interest Rate	—	6.17%	—	—	—	—
eOne IP Credit Facility(1)	34.0	34.0	34.0	34.0	187.0	—	323.0	323.0
Average Interest Rate	6.57%	6.57%	6.57%	6.57%	6.57%	—
LG IP Credit Facility(1)	100.0	100.0	100.0	100.0	578.8	—	978.8	978.8
Average Interest Rate	6.57%	6.57%	6.57%	6.57%	6.57%	—
Film related obligations(2)	1,708.7	38.6	333.8	—	—	—	2,081.1	2,081.1
Average Interest Rate	5.70%	6.74%	5.86%	—	—	—
Fixed Rates:
5.5% Senior Notes	—	—	—	—	715.0	—	715.0	623.7
Interest Rate	—	—	—	—	5.50%	—
Interest Rate Swaps(3)
Variable to fixed notional amount	—	727.8	—	—	—	—	727.8	(3.1)
 ____________________
(1)The effective interest rate in the table above is before the impact of interest rate swaps.
(2)Represents amounts outstanding under film related obligations (i.e., production loans, Production Tax Credit Facility, programming notes, Backlog Facility and other, and Film Library Facility), actual amounts outstanding and the timing of expected future repayments may vary in the future (see Note 8 to our consolidated financial statements for further information).
(3)Represents interest rate swap agreements on certain of our SOFR-based floating-rate debt with fixed rates paid ranging from 3.803% to 4.097% with maturities from August 2026 to February 2027. See Note 18 to our consolidated financial statements. See Note 21 for interest rate swap agreements entered into subsequent to March 31, 2025.

LIONS GATE ENTERTAINMENT CORP.

LIONS GATE ENTERTAINMENT CORP.
CONTROLS AND PROCEDURES.
Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. We periodically review the design and effectiveness of our disclosure controls and internal control over financial reporting. We make modifications to improve the design and effectiveness of our disclosure controls and internal control structure, and may take other corrective action, if our reviews identify a need for such modifications or actions.

As of March 31, 2025, the end of the period covered by this report, the Company's management had carried out an evaluation under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer of the effectiveness of our disclosure controls and procedures, as defined in Exchange Act Rules 13a-15(e). Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that such controls and procedures were effective as of March 31, 2025.

Internal Control Over Financial Reporting

Management's Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control over financial reporting includes policies and procedures that:

•pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•provide reasonable assurance that (a) transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and (b) that our receipts and expenditures are being recorded and made only in accordance with authorizations of management and directors of the Company; and

•provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a materially effect on the financial statements.

Our management has made an assessment of the effectiveness of our internal control over financial reporting as of March 31, 2025. Management based its assessment on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework).

Based on this assessment, our management has concluded that, as of March 31, 2025, the Company maintained effective internal control over financial reporting. The effectiveness of the Company's internal control over financial reporting has been audited by Ernst & Young LLP, an independent registered public accounting firm. Their report is included below.

Inherent Limitation on Effectiveness of Controls and Procedures

A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. Projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control over Financial Reporting

There were no changes in internal control over financial reporting during the fiscal fourth quarter ended March 31, 2025, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Lionsgate Studios Corp.

Opinion on Internal Control Over Financial Reporting

We have audited Lions Gate Entertainment Corp.’s internal control over financial reporting as of March 31, 2025, based on criteria established in the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Lions Gate Entertainment Corp. (the Company) maintained, in all material respects, effective internal control over financial reporting as of March 31, 2025, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the PCAOB) and in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of the Company as of March 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, equity (deficit) and cash flows for each of the three years in the period ended March 31, 2025, and the related notes and our report dated May 30, 2025 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Inherent Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Los Angeles, California
May 30, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Lionsgate Studios Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Lions Gate Entertainment Corp. (the Company) as of March 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, equity (deficit) and cash flows for each of the three years in the period ended March 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2025, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and in accordance with auditing standards generally accepted in the United States of America, the Company’s internal control over financial reporting as of March 31, 2025, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated May 30, 2025 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Pre-release Film Impairments
Description of the Matter
As disclosed in Note 1 to the consolidated financial statements, Investment in Films and Television Programs is stated at the lower of unamortized cost or estimated fair value. As disclosed in Note 3 to the consolidated financial statements, total impairment charges on investment in films and television programs related to theatrical films were $19.7 million for the year ended March 31, 2025 and the unamortized balance related to completed and not released and in progress theatrical films was $680.9 million at March 31, 2025.

Auditing the Company’s impairment evaluation for theatrical films prior to release is challenging and subjective as the key assumptions in the analysis include estimates of future anticipated revenues and box office performance, which may differ from future actual results. These estimates are based in part on the historical performance of similar films, test audience results when available, information regarding competing film releases, and critic reviews.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s theatrical impairment review process. For example, we tested controls over management’s review of unreleased theatrical films for indicators of impairment and management’s determination of the significant assumptions mentioned above.

To test the assessment of unreleased theatrical films for impairment, our audit procedures included, among others, evaluating unreleased theatrical films for indicators of impairment and testing the completeness and accuracy of the underlying data as well as the significant assumptions mentioned above. For example, we assessed management’s assumptions by comparing them to historical performance of comparable films and to current operating information, we evaluated test audience results when available, and we considered the historical accuracy of management’s estimates. We also performed sensitivity analyses to evaluate the potential changes in the expected profitability of unreleased films resulting from reasonable changes in the assumptions.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2001.

Los Angeles, California
May 30, 2025

LIONS GATE ENTERTAINMENT CORP.
CONSOLIDATED BALANCE SHEETS

	March 31, 2025	March 31, 2024
	(Amounts in millions)
ASSETS
Cash and cash equivalents	$223.7	$314.0
Accounts receivable, net	636.5	753.0
Other current assets	375.8	396.5
Total current assets	1,236.0	1,463.5
Investment in films and television programs and program rights, net	2,913.1	2,762.2
Property and equipment, net	82.7	88.5
Investments	77.8	74.8
Intangible assets, net	836.8	991.8
Goodwill	808.5	811.2
Other assets	867.2	900.7
Total assets	$6,822.1	$7,092.7
LIABILITIES
Accounts payable	$310.1	$327.6
Content related payables	134.5	190.0
Other accrued liabilities	269.7	355.1
Participations and residuals	670.2	678.4
Film related obligations	1,708.7	1,393.1
Debt - short term portion	134.0	860.3
Deferred revenue	240.1	187.6
Total current liabilities	3,467.3	3,992.1
Debt	2,157.2	1,619.7
Participations and residuals	409.3	435.1
Film related obligations	365.1	544.9
Other liabilities	493.0	556.4
Deferred revenue	169.1	118.4
Deferred tax liabilities	20.1	13.3
Total liabilities	7,081.1	7,279.9
Commitments and contingencies (Note 17)

Redeemable noncontrolling interest	93.7	123.3

EQUITY (DEFICIT)
Class A voting common shares, no par value, 500.0 shares authorized, 83.7 shares issued (March 31, 2024 - 83.6 shares issued)	674.7	673.6
Class B non-voting common shares, no par value, 500.0 shares authorized, 156.8 shares issued (March 31, 2024 - 151.7 shares issued)	2,522.1	2,474.4
Accumulated deficit	(3,534.1)	(3,576.7)
Accumulated other comprehensive income	72.6	116.0
Total Lions Gate Entertainment Corp. shareholders' equity (deficit)	(264.7)	(312.7)
Noncontrolling interests	(88.0)	2.2
Total equity (deficit)	(352.7)	(310.5)
Total liabilities, redeemable noncontrolling interests and equity (deficit)	$6,822.1	$7,092.7
See accompanying notes.

LIONS GATE ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions, except per share amounts)
Revenues	$3,947.9	$4,016.9	$3,854.8
Expenses:
Direct operating	2,352.1	2,189.2	2,312.5
Distribution and marketing	776.9	911.4	801.7
General and administration	445.4	490.5	531.1
Depreciation and amortization	188.1	192.2	180.3
Restructuring and other	253.5	508.5	411.9
Goodwill and intangible asset impairment	—	663.9	1,475.0
Total expenses	4,016.0	4,955.7	5,712.5
Operating loss	(68.1)	(938.8)	(1,857.7)
Interest expense	(283.6)	(269.8)	(221.2)
Interest and other income	15.1	22.1	6.4
Other losses, net	(19.0)	(26.9)	(26.9)
Gain (loss) on extinguishment of debt	(7.5)	19.9	57.4
Gain on investments, net	—	3.5	44.0
Equity interests income	4.3	8.7	0.5
Loss before income taxes	(358.8)	(1,181.3)	(1,997.5)
Income tax benefit (provision)	(14.8)	65.0	(21.3)
Net loss	(373.6)	(1,116.3)	(2,018.8)
Less: Net loss attributable to noncontrolling interests	11.6	13.4	8.6
Net loss attributable to Lions Gate Entertainment Corp. shareholders	$(362.0)	$(1,102.9)	$(2,010.2)

Per share information attributable to Lions Gate Entertainment Corp. shareholders:
Basic net loss per common share	$(1.49)	$(4.77)	$(8.82)
Diluted net loss per common share	$(1.49)	$(4.77)	$(8.82)

Weighted average number of common shares outstanding:
Basic	238.9	233.6	227.9
Diluted	238.9	233.6	227.9

See accompanying notes.

LIONS GATE ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Net loss	$(373.6)	$(1,116.3)	$(2,018.8)
Foreign currency translation adjustments, net of tax	(6.7)	(1.1)	(1.9)
Net unrealized gain (loss) on cash flow hedges, net of tax	(28.9)	(3.8)	93.5
Comprehensive loss	(409.2)	(1,121.2)	(1,927.2)
Less: Comprehensive loss attributable to noncontrolling interests	15.1	13.4	8.6
Comprehensive loss attributable to Lions Gate Entertainment Corp. shareholders	$(394.1)	$(1,107.8)	$(1,918.6)
See accompanying notes.

Table of Contents
LIONS GATE ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

	Class A Voting Common Shares		Class B Non-Voting Common Shares		Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total LGEC Shareholders' Equity (Deficit)	Non-controlling Interests (a)	Total Equity (Deficit)
	Number	Amount	Number	Amount
	(Amounts in millions)
Balance at March 31, 2022	83.3	$668.2	142.0	$2,353.8	$(369.7)	$29.3	$2,681.6	$1.8	$2,683.4
Exercise of stock options	—	—	0.4	3.8	—	—	3.8	—	3.8
Share-based compensation, net of share cancellations for taxes	0.2	3.8	3.5	73.1	—	—	76.9	—	76.9
Issuance of common shares	—	0.3	—	0.2	—	—	0.5	—	0.5
Noncontrolling interests	—	—	—	—	—	—	—	(0.9)	(0.9)
Net loss	—	—	—	—	(2,010.2)	—	(2,010.2)	0.6	(2,009.6)
Other comprehensive income	—	—	—	—	—	91.6	91.6	—	91.6
Redeemable noncontrolling interests adjustments	—	—	—	—	(59.7)	—	(59.7)	—	(59.7)
Balance at March 31, 2023	83.5	$672.3	145.9	$2,430.9	$(2,439.6)	$120.9	$784.5	$1.5	$786.0
Exercise of stock options	—	—	—	0.5	—	—	0.5	—	0.5
Share-based compensation, net of share cancellations for taxes	—	0.8	5.8	42.5	—	—	43.3	—	43.3
Issuance of common shares	0.1	0.5	—	0.5	—	—	1.0	—	1.0
Noncontrolling interests	—	—	—	—	—	—	—	(0.8)	(0.8)
Net loss	—	—	—	—	(1,102.9)	—	(1,102.9)	1.5	(1,101.4)
Other comprehensive income	—	—	—	—	—	(4.9)	(4.9)	—	(4.9)
Redeemable noncontrolling interests adjustments	—	—	—	—	(34.2)	—	(34.2)	—	(34.2)
Balance at March 31, 2024	83.6	$673.6	151.7	$2,474.4	$(3,576.7)	$116.0	$(312.7)	$2.2	$(310.5)
Exercise of stock options	—	—	0.1	0.7	—	—	0.7	—	0.7
Share-based compensation, net of share cancellations for taxes	0.1	0.9	5.0	46.8	—	—	47.7	—	47.7
Issuance of common shares	—	0.2	—	0.2	—	—	0.4	—	0.4
Sale of noncontrolling interest in Legacy Lionsgate Studios Corp. (see Note 2)	—	—	—	—	389.7	(11.3)	378.4	(100.2)	278.2
Noncontrolling interests (see Note 11)	—	—	—	—	—	—	—	33.6	33.6
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(10.2)	(10.2)
Net loss	—	—	—	—	(362.0)	—	(362.0)	(9.9)	(371.9)
Other comprehensive loss	—	—	—	—	—	(32.1)	(32.1)	(3.5)	(35.6)
Redeemable noncontrolling interests adjustments	—	—	—	—	14.9	—	14.9	—	14.9
Balance at March 31, 2025	83.7	$674.7	156.8	$2,522.1	$(3,534.1)	$72.6	$(264.7)	$(88.0)	$(352.7)
_________________________
(a)Excludes redeemable noncontrolling interests, which are reflected in temporary equity (see Note 11).
See accompanying notes.

LIONS GATE ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Operating Activities:
Net loss	$(373.6)	$(1,116.3)	$(2,018.8)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	188.1	192.2	180.3
Amortization of films and television programs and program rights	1,722.4	1,577.9	1,665.3
Amortization of debt financing costs and other non-cash interest	27.4	28.3	25.7
Non-cash share-based compensation	74.4	90.6	102.0
Other non-cash items	46.2	53.4	69.2
Goodwill and intangible asset impairment	—	663.9	1,475.0
Non-cash charge from the modification of an equity award (see Note 11)	—	49.2	—
Content and other impairments	162.4	377.3	385.2
(Gain) loss on extinguishment of debt	7.5	(19.9)	(57.4)
Equity interests income	(4.3)	(8.7)	(0.5)
Gain on investments, net	—	(3.5)	(44.0)
Deferred income taxes	5.3	(18.5)	(5.3)
Changes in operating assets and liabilities:
Proceeds from the termination of interest rate swaps	—	—	188.7
Accounts receivable, net	188.6	95.6	(140.6)
Investment in films and television programs and program rights, net	(1,968.6)	(1,409.3)	(1,979.2)
Other assets	(69.1)	(1.7)	(41.9)
Accounts payable and accrued liabilities	(163.8)	(136.3)	(2.9)
Participations and residuals	(37.8)	29.0	145.4
Content related payables	(69.7)	(45.6)	(35.1)
Deferred revenue	98.6	(0.8)	(25.4)
Net Cash Flows Provided By (Used In) Operating Activities	(166.0)	396.8	(114.3)
Investing Activities:
Net proceeds from purchase price adjustments for eOne acquisition (see Note 2)	12.0	—	—
Purchase of eOne, net of cash acquired (see Note 2)	—	(331.1)	—
Proceeds from the sale of equity method and other investments	1.5	5.2	46.3
Investment in equity method investees and other	(2.0)	(13.3)	(17.5)
Distributions from equity method investees and other	—	0.8	1.9
Acquisition of assets (film library and related assets)	(35.0)	—	—
Increase in loans receivable	—	(3.7)	—
Repayment of loans receivable	1.6	—	—
Capital expenditures	(31.1)	(34.7)	(49.0)
Net Cash Flows Used In Investing Activities	(53.0)	(376.8)	(18.3)
Financing Activities:
Debt - borrowings, net of debt issuance and redemption costs	4,235.0	3,145.0	1,523.0
Debt - repurchases and repayments	(4,443.3)	(2,672.8)	(1,880.8)
Film related obligations - borrowings	2,296.2	2,010.6	1,688.6
Film related obligations - repayments	(2,179.3)	(2,215.4)	(1,073.0)
Sale of noncontrolling interest in Legacy Lionsgate Studios Corp. (see Note 2)	281.7	—	—
Settlement of financing component of interest rate swaps	—	—	(134.5)
Purchase of noncontrolling interest	(7.4)	(194.6)	(36.5)
Distributions to noncontrolling interest	(10.3)	(1.7)	(7.6)
Exercise of stock options	0.7	0.5	3.8
Tax withholding required on equity awards	(29.1)	(32.0)	(19.2)
Net Cash Flows Provided By Financing Activities	144.2	39.6	63.8
Net Change In Cash, Cash Equivalents and Restricted Cash	(74.8)	59.6	(68.8)
Foreign Exchange Effects on Cash, Cash Equivalents and Restricted Cash	(5.0)	(1.2)	(2.8)
Cash, Cash Equivalents and Restricted Cash - Beginning Of Period	371.4	313.0	384.6
Cash, Cash Equivalents and Restricted Cash - End Of Period	$291.6	$371.4	$313.0
See accompanying notes.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business, Basis of Presentation and Significant Accounting Policies

Description of Business

Prior to the Starz Separation, as further discussed below, Lions Gate Entertainment Corp. (the “Company,” “Old Lionsgate,” "Lions Gate," “we,” “us” or “our”) encompassed world-class motion picture and television studio operations aligned with the STARZ premium global subscription platform to bring a unique and varied portfolio of entertainment to consumers around the world. The Company’s film, television, subscription and location-based entertainment businesses are backed by a more than 20,000-title library and a valuable collection of iconic film and television franchises.

Starz Separation

On May 6, 2025, through a series of transactions contemplated by a certain arrangement agreement, dated as of January 29, 2025, as amended by an amending agreement, dated as of March 12, 2025 (collectively, the "Arrangement Agreement"), the separation of the businesses of Lionsgate Studios Corp. ("Legacy Lionsgate Studios"), of which the Company owned approximately 87.8% and which encompasses the Company’s motion picture and television studio operations, and the STARZ-branded premium subscription platform business was completed (the “Starz Separation”). As a result of the Arrangement Agreement, the pre-transaction shareholders of Old Lionsgate own shares in two separately traded public companies: (1) New Lionsgate, which was renamed “Lionsgate Studios Corp.” (and herein after referred to as "Lionsgate") and holds, directly and through subsidiaries, the Studio Business previously held by Old Lionsgate, and is owned by Old Lionsgate shareholders and Legacy Lionsgate Studios shareholders, and (2) Old Lionsgate, which was renamed “Starz Entertainment Corp.” and holds, directly and through subsidiaries, the Starz Business that was previously held by Old Lionsgate (see Note 21).

Notwithstanding the legal form of the Starz Separation, for accounting and financial reporting purposes, in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”), due to the relative significance of the Studio Business as compared to the Starz Business and the continued involvement of Old Lionsgate’s senior management with Lionsgate following the completion of the Starz Separation, Lionsgate (which holds the Lionsgate Studio Business) is considered the accounting spinnor or divesting entity and Starz (which holds the Starz Business) is considered the accounting spinnee or divested entity. As a result, Old Lionsgate will be the accounting predecessor to Lionsgate and the pro rata distribution of the Starz Business will be recorded through equity with no gain or loss recorded. The Starz Business will be reflected as discontinued operations in the financial statements of Lionsgate following the completion of the Starz Separation, beginning with the first quarter ended June 30, 2025. For periods following the Starz Separation, Lionsgate will reflect the historical financial position and results of operations of Old Lionsgate and as such, Old Lionsgate’s consolidated financial statements as of March 31, 2025 and 2024 and for each of the three years in the period ended March 31, 2025 are included herein.

Basis of Presentation

Generally Accepted Accounting Principles

These consolidated financial statements have been prepared in accordance with U.S. GAAP.

Principles of Consolidation

The accompanying consolidated financial statements of the Company include the accounts of Old Lionsgate and its majority-owned and controlled subsidiaries. The Company reviews its relationships with other entities to identify whether it is the primary beneficiary of a variable interest entity (“VIE”). If the determination is made that the Company is the primary beneficiary, then the entity is consolidated.

All significant intercompany balances and transactions have been eliminated in consolidation.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs used for the amortization of investment in films and television programs; estimates of future viewership used for the amortization of licensed program rights; estimates related to the revenue recognition of sales or usage-based royalties; fair value of equity-based compensation; fair value of assets and liabilities for allocation of the purchase price of companies and assets acquired; income taxes including the assessment of valuation allowances for deferred tax assets; accruals for contingent liabilities; and impairment assessments for investment in films and television programs and licensed program rights, goodwill and intangible assets. Actual results could differ from such estimates.

Reclassifications

Certain amounts presented in prior years have been reclassified to conform to the current year’s presentation.

Significant Accounting Policies

Revenue Recognition

The Company's Motion Picture and Television Production segments generate revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media and packaged media), television, and international market places. The Company's Media Networks segment generates revenue primarily from the distribution of the Company's STARZ premium subscription video services.

Revenue is recognized upon transfer of control of promised services or goods to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services or goods. Revenues do not include taxes collected from customers on behalf of taxing authorities such as sales tax and value-added tax.

In the ordinary course of business, the Company's reportable segments enter into transactions with one another. The most common types of intersegment transactions include licensing motion pictures or television programming (including Starz original productions) from the Motion Picture and Television Production segments to the Media Networks segment. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses, assets, or liabilities recognized by the segment that is the counterparty to the transaction) are eliminated in consolidation and, therefore, do not affect consolidated results.

Licensing Arrangements. The Company's content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties.

Fixed Fee or Minimum Guarantees: The Company's fixed fee or minimum guarantee licensing arrangements may, in some cases, include multiple titles, multiple license periods (windows) with a substantive period in between the windows, rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sales or Usage Based Royalties: Sales or usage based royalties represent amounts due to the Company based on the “sale” or “usage” of the Company's content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated and satisfied (or partially satisfied). Generally, when the Company licenses completed content with standalone functionality (such as a movie, or television show), its performance obligation will be satisfied prior to the sale or usage. When the Company licenses intellectual property that does not have stand-alone functionality (e.g., brands, themes, logos, etc.), its performance obligation is generally satisfied in the same period as the sale or usage. The actual amounts due to the Company under these arrangements are generally not reported to the Company until after the close of the reporting period. The Company records revenue under these arrangements for the amounts due and not yet reported to the Company based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from the Company's customers, historical experience with similar titles in that market or territory, the performance of the title in other markets, and/or data available in the industry.

Revenues by Market or Product Line. The following describes the revenues generated by market or product line. Theatrical revenues are included in the Motion Picture segment; home entertainment, television, international and other revenues are applicable to both the Motion Picture and Television Production segments; Media Networks programming revenues are included in the Media Networks segment.

•Theatrical. Theatrical revenues are derived from the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by the Company directly in the United States and through a sub-distributor in Canada). Revenue from the theatrical release of feature films are treated as sales or usage- based royalties, are recognized as revenue starting at the exhibition date and are based on the Company's participation in box office receipts of the theatrical exhibitor. Theatrical revenues also include revenues from licenses to direct-to-platform customers where the initial license of a motion picture is to a direct-to-platform customer.

•Home Entertainment. Home entertainment consists of Digital Media and Packaged Media.
◦Digital Media. Digital media includes digital transaction revenue sharing arrangements (pay-per-view and video-on-demand platforms, electronic sell through ("EST"), and digital rental) and licenses of content to digital platforms for a fixed fee.

Digital Transaction Revenue Sharing Arrangements: Primarily represents revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, the Company shares in the rental or sales revenues generated by the platform on a title-by-title basis. These digital media platforms generate revenue from rental and EST arrangements, such as download-to-own, download-to-rent, and video-on-demand. These revenue sharing arrangements are recognized as sales or usage based royalties based on the performance of these platforms and pursuant to the terms of the contract, as discussed above.

Licenses of Content to Digital Platforms: Primarily represents the licensing of content to subscription-video-on-demand ("SVOD") or other digital platforms for a fixed fee. As discussed above, revenues are recognized when the content has been delivered and the window for the exploitation right in that territory has begun.

◦Packaged Media. Packaged media revenues represent the sale of motion pictures and television shows (produced or acquired) on physical discs (DVD’s, Blu-ray, 4K Ultra HD, referred to as "Packaged Media") in the retail market. Revenues are recognized, net of an allowance for estimated returns and other allowances, on the later of receipt by the customer or “street date” (when it is available for sale by the customer).
•Television. Television revenues are derived from the licensing to domestic markets (linear pay, basic cable, free television markets, syndication) of motion pictures (including theatrical productions and acquired films) and scripted and unscripted television series, television movies, mini-series, and non-fiction programming. Television revenues also include revenue from licenses to SVOD platforms in which the initial license of a television series is to an SVOD platform or the traditional pay window for a motion picture is licensed to an SVOD platform. Television revenues include fixed fee arrangements as well as arrangements in which the Company earns advertising revenue from the exploitation of certain content on television networks. Revenues associated with a title, right, or window from television licensing arrangements are recognized when the feature film or television program is delivered (on an episodic basis for television product) and the window for the exploitation right has begun.

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•International. International revenues are derived from (1) licensing of the Company's productions, acquired films, catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis; (2) the direct distribution of the Company's productions, acquired films, and the Company's catalog product and libraries of acquired titles in the United Kingdom; and (3) licensing to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming. License fees and minimum guarantee amounts associated with title, window, media or territory, are recognized when access to the feature film or television program has been granted or delivery has occurred, as required under the contract, and the right to exploit the feature film or television program in that window, media or territory has commenced. Revenues are also generated from sales or usage based royalties received from international distributors based on their distribution performance pursuant to the terms of the contracts after the recoupment of certain costs in some cases, and the initial minimum guarantee, if any, and are recognized when the sale by the Company's customer generating a royalty due to the Company has occurred.

•Other. Other revenues are derived from the licensing of the Company's film and television and related content (games, music, location-based entertainment royalties, etc.) to other ancillary markets and from commissions and executive producer fees earned related to talent management.

Revenues from the licensing of film and television content and the sales and licensing of music are recognized when the content has been delivered and the license period has begun, as discussed above. Revenues from the licensing of symbolic intellectual property (i.e., licenses of motion pictures or television characters, brands, storylines, themes or logos) is recognized over the corresponding license term. Commissions are recognized as such services are provided.

•Media Networks - Programming Revenues. Media Networks’ revenues are primarily derived from the domestic distribution of the Company's STARZ branded premium subscription video services through over-the-top ("OTT") streaming platforms and distributors, on a direct-to-consumer basis through the Starz App and through U.S. and Canada multichannel video programming distributors (“MVPDs”), including cable operators, satellite television providers, and telecommunications companies (collectively "Distributors") (in the aggregate, "Starz Networks"). Media Networks revenues also include revenue from the OTT distribution of the Starz subscription video services outside the United States and Canada (in the aggregate, "Other"). The Starz Networks platforms together with the Other platforms are referred to as the "Starz Platforms".

Pursuant to the Company’s distribution agreements, revenues are primarily based on a fee based on the number of subscribers who receive the Company's services or based on other factors (variable fee arrangements), or to a lesser extent, may be based on a monthly fixed fee or minimum guarantee, subject to nominal annual escalations. The Company also generates revenue through the distribution of its SVOD service directly to consumers through the Starz App.

The variable distribution fee arrangements represent sales or usage based royalties, which are recognized over the period of such sales or usage by the Company's distributor, which is the same period that the content is provided to the distributor. Estimates of revenue generated, but not yet reported to the Company by its distribution partners, are made based on an estimated number of subscribers using historical trends and recent reporting. Other fixed fee or minimum guarantee programming revenue is recognized over the contract term based on the continuous delivery of the content to the distributor. Subscribers through the Starz App are billed in advance of the start of their monthly or annual membership and revenues are recognized ratably over each applicable membership period.
Deferred Revenue. Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation.

Deferred revenue also relates to customer payments that are made in advance of when the Company fulfills its performance obligation and recognizes revenue. This primarily occurs under television production contracts, in which payments may be received as the production progresses, international motion picture contracts, where a portion of the payments are received prior to the completion of the movie and prior to license rights start dates, and pay television contracts with multiple windows with a portion of the revenues deferred until the subsequent exploitation windows commence. These arrangements do not contain significant financing components because the reason for the payment structure is not for the provision of financing to the

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Company, but rather to mitigate the Company's risk of customer non-performance and incentivize the customer to exploit the Company's content.

See Note 12 for further information.

Accounts Receivable. Payment terms vary by location and type of customer and the nature of the licensing arrangement. However, other than certain multi-year license arrangements, payments are generally due within 60 days after revenue is recognized. For certain multi-year licensing arrangements, primarily in the television, digital media, and international markets, payments may be due over a longer period. When the Company expects the period between fulfillment of its performance obligation and the receipt of payment to be greater than a year, a significant financing component is present. In these cases, such payments are discounted to present value based on a discount rate reflective of a separate financing transaction between the customer and the Company, at contract inception. The significant financing component is recorded as a reduction to revenue and accounts receivable initially, with such accounts receivable discount amortized to interest income over the period to receipt of payment. The Company does not assess contracts with deferred payments for significant financing components if, at contract inception, the Company expects the period between fulfillment of the performance obligation and subsequent payment to be one year or less.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits at financial institutions and investments in money market mutual funds.

Restricted Cash

At March 31, 2025, the Company had restricted cash of $67.9 million, primarily representing amounts related to required cash reserves for interest payments associated with certain corporate debt and film related obligations (March 31, 2024 - $57.4 million). Restricted cash is included within “other current assets” and "other non-current assets" on the consolidated balance sheets (see Note 19).

Investment in Films and Television Programs and Licensed Program Rights

Investment in Films and Television Programs:

General. Investment in films and television programs includes the unamortized costs of films and television programs, a portion of which are monetized individually (i.e., through domestic theatrical, home entertainment, television, international or other ancillary-market distribution), and a portion of which are monetized as part of a film group (i.e., primarily content internally produced by our Television Production segment for our Media Networks segment).

Recording Cost. Costs of acquiring and producing films and television programs and of acquired libraries are capitalized when incurred. For films and television programs produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead. For the years ended March 31, 2025, 2024, and 2023, total capitalized interest was $37.9 million, $21.0 million, and $28.1 million, respectively. For acquired films and television programs, capitalized costs consist of minimum guarantee payments to acquire the distribution rights.

Amortization. Costs of acquiring and producing films and television programs and of acquired libraries that are monetized individually are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films or television programs.

For investment in films and television programs monetized as a group, see further discussion below under Licensed Program Rights for a description of amortization of costs monetized as a group.

Ultimate Revenue. Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release of the motion picture. For an episodic television series, the period over which ultimate revenues are estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later. For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.

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Development. Films and television programs in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment unless the fair value of the project exceeds its carrying cost.

Licensed Program Rights:

General. Licensed program rights include content licensed from third parties that is monetized as part of a film group for distribution on Media Networks distribution platforms. Licensed content is comprised of films or series that have been previously produced by third parties and the Company retains specified airing rights over a contractual term. Program licenses typically have fixed terms and require payments during the term of the license.

Recording Cost. The cost of licensed content is capitalized when the cost is known or reasonably determinable, the license period for programs has commenced, the program materials have been accepted by the Company in accordance with the license agreements, and the programs are available for the first showing. Licensed programming rights may include rights to more than one exploitation window under the Company's output and library agreements. For films with multiple windows, the license fee is allocated between the windows based upon the proportionate estimated fair value of each window which generally results in the majority of the cost allocated to the first window on newer releases.

Certain license agreements and productions may include additional ancillary rights in addition to the rights for exploitation on the Starz Platforms. A portion of the cost of these licenses and the cost of produced content, is allocated between the programming rights for exploitation on the Starz Platforms and investment in film and television programs for exploitation outside of the Starz Platforms in ancillary markets (e.g., home entertainment, digital platforms, television, etc.) based on the relative fair value of those markets. The estimates of fair value for the allocation between windows of exploitation on the Starz Platforms and ancillary markets is based on historical experience of the values of similar titles licensed in subsequent windows and estimates of future revenues in ancillary markets.

Amortization. The cost of licensed program rights for films and television programs (including original series) are generally amortized on a title-by-title or episode-by-episode basis using an accelerated or straight-line method based on the expected and historical viewership patterns or the current and anticipated number of exhibitions over the license period or estimated life for owned or produced programs. The number of exhibitions is estimated based on the number of exhibitions allowed in the agreement (if specified) and the expected usage of the content. Participations and residuals are expensed in line with the amortization of production costs.

Changes in management’s estimate of the anticipated exhibitions and viewership patterns of films and original series on our platforms could result in the earlier recognition of our programming costs than anticipated.

Impairment Assessment for Investment in Films and Television Programs and Licensed Program Rights:

General. A film group or individual film or television program is evaluated for impairment when an event or change in circumstances indicates that the fair value of an individual film or film group is less than its unamortized cost. A film group represents the unit of account for impairment testing for a film or license agreement for program material when the film or license agreement is expected to be predominantly monetized with other films and/or license agreements instead of being predominantly monetized on its own. A film group is defined as the lowest level at which identifiable cash flows are largely independent of the cash flows of other films and/or license agreements.

Content Monetized Individually. For content that is predominantly monetized individually (primarily investment in film and television programs related to the Motion Picture and Television Production segments), whenever events or changes in circumstances indicate that the fair value of the individual film may be less than its unamortized costs, the unamortized costs of the individual film are compared to the estimated fair value of the individual film. The fair value is determined based on a discounted cash flow analysis of the cash flows directly attributable to the title. To the extent the unamortized costs exceed the fair value, an impairment charge is recorded for the excess.

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Content Monetized as a Group. For content that is predominantly monetized as a group (primarily licensed program rights in the Media Networks segment and internally produced programming, as discussed above), whenever events or changes in circumstances indicate that the fair value of the film group may be less than its unamortized costs, the aggregate unamortized costs of the group are compared to the present value of the discounted cash flows of the group using the lowest level for which identifiable cash flows are independent of other produced and licensed content. The Company's film groups are generally aligned with the Company's networks and digital content offerings domestically (i.e, Starz Networks) and internationally by territory or groups of territories, where content assets are shared across the various territories. If the unamortized costs of the film group exceed the present value of discounted cash flows, an impairment charge is recorded for the excess and allocated to individual titles based on the relative carrying value of each title in the group. Content removed from the service and abandoned is written down to its fair value, if any, determined using a discounted cash flow approach.

Valuation Assumptions. The discounted cash flow analysis includes cash flows estimates of ultimate revenue and costs as well as a discount rate (a Level 3 fair value measurement, see Note 10). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a particular film or television program. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Property and Equipment, net

Property and equipment is carried at cost less accumulated depreciation. Depreciation is provided for on a straight line basis over the following useful lives:

Distribution equipment	3 — 7 years
Computer equipment and software	3 — 5 years
Furniture and equipment	5 — 7 years
Leasehold improvements	Lease term or the useful life, whichever is shorter
Land	Not depreciated

The Company periodically reviews and evaluates the recoverability of property and equipment. Where applicable, estimates of net future cash flows, on an undiscounted basis, are calculated based on future revenue estimates. If appropriate and where deemed necessary, a reduction in the carrying amount is recorded based on the difference between the carrying amount and the fair value based on discounted cash flows.

Leases

The Company determines if an arrangement is a lease at its inception. The expected term of the lease used for computing the lease liability and right-of-use ("ROU") asset and determining the classification of the lease as operating or financing may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company also elected to not separate lease components from non-lease components across all lease categories. Instead, each separate lease component and non-lease component are accounted for as a single lease component.

Operating Leases. Operating lease ROU assets, representing the Company's right to use the underlying asset for the lease term, are included in the "Other assets - non-current" line item in the Company's consolidated balance sheets. Operating lease liabilities, representing the present value of the Company's obligation to make payments over the lease term, are included in the “Other accrued liabilities” and “Other liabilities - non-current” line items in the Company's consolidated balance sheets. The Company has entered into various short-term operating leases which have an initial term of 12 months or less. These short-term leases are not recorded on the Company's consolidated balance sheets. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Finance Leases. The Company did not have any finance leases during the years ended March 31, 2025, 2024 or 2023.

The present value of the lease payments is calculated using a rate implicit in the lease, when readily determinable. However, as most of the Company's leases do not provide an implicit rate, the Company uses its incremental borrowing rate to determine the present value of the lease payments for the majority of its leases.

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Variable lease payments that are based on an index or rate are included in the measurement of ROU assets and lease liabilities at lease inception. All other variable lease payments are expensed as incurred and are not included in the measurement of ROU assets and lease liabilities.

Investments

Investments include investments accounted for under the equity method of accounting, and equity investments with and without readily determinable fair value.

Equity Method Investments: The Company uses the equity method of accounting for investments in companies in which it has a minority equity interest and the ability to exert significant influence over operating decisions of the companies. Significant influence is generally presumed to exist when the Company owns between 20% and 50% of the voting interests in the investee, holds substantial management rights or holds an interest of less than 20% in an investee that is a limited liability partnership or limited liability corporation that is treated as a flow-through entity.

Under the equity method of accounting, the Company's share of the investee's earnings (losses) are included in the "equity interests income" line item in the consolidated statements of operations. The Company records its share of the net income or loss of most equity method investments on a one quarter lag and, accordingly, during the years ended March 31, 2025, 2024, and 2023, the Company recorded its share of the income or loss generated by these entities for the years ended December 31, 2024, 2023 and 2022, respectively.

Dividends and other distributions from equity method investees are recorded as a reduction of the Company's investment. Distributions received up to the Company's interest in the investee's retained earnings are considered returns on investments and are classified within cash flows from operating activities in the consolidated statements of cash flows. Distributions from equity method investments in excess of the Company's interest in the investee's retained earnings are considered returns of investments and are classified within cash flows provided by investing activities in the consolidated statements of cash flows.

Other Equity Investments: Investments in nonconsolidated affiliates in which the Company owns less than 20% of the voting common stock, or does not exercise significant influence over operating and financial policies, are recorded at fair value using quoted market prices if the investment has a readily determinable fair value. If an equity investment's fair value is not readily determinable, the Company will recognize it at cost less any impairment, adjusted for observable price changes in orderly transactions in the investees' securities that are identical or similar to the Company's investments in the investee. The unrealized gains and losses and the adjustments related to the observable price changes are recognized in net income (loss).

Impairments of Investments: The Company regularly reviews its investments for impairment, including when the carrying value of an investment exceeds its market value. If the Company determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include (i) the market value of the security in relation to its cost basis, (ii) the financial condition of the investee, and (iii) the Company’s intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.

For investments accounted for using the equity method of accounting or equity investments without a readily determinable fair value, the Company evaluates information available (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the Company’s investment.

Goodwill

At March 31, 2025, the carrying value of goodwill was $808.5 million. Goodwill is allocated to the Company's reporting units, which are its operating segments or one level below its operating segments (component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are aggregated into a single reporting unit if they share similar economic characteristics. The Company's reporting units for purposes of goodwill impairment testing at March 31, 2025 were Motion Picture, Media Networks (no remaining goodwill balance), and our Television and Talent Management businesses, both of which are part of our Television Production segment.

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Goodwill is not amortized, but is reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. The Company performs its annual impairment test as of January 1 in each fiscal year. A goodwill impairment loss would be recognized for the amount that the carrying amount of a reporting unit exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill impairment. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit of whether or not it is more-likely-than-not that the fair value is less than the carrying value of the reporting unit. If the Company believes that as a result of its qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Company.

A quantitative assessment requires determining the fair value of the Company's reporting units. The determination of the fair value of each reporting unit utilizes discounted cash flows ("DCF") analyses and market-based valuation methodologies, which represent Level 3 fair value measurements. Fair value determinations require considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates, and are sensitive to changes in these underlying assumptions and factors.

Goodwill Impairment Assessments:

Fiscal 2025. For the Company's annual goodwill impairment test for fiscal 2025, given the length of time since our last quantitative assessment and considering the separation of the Studio Business from the Starz Business, the Company performed quantitative goodwill impairment assessments for all our reporting units with a remaining goodwill balance (Motion Picture, and our Television and Talent Management businesses, both of which are part of our Television Production segment), based on the most recent data and expected growth trends, using a combination of DCF analyses and market-based valuation methodologies to estimate the fair value of the Company's reporting units. Based on our quantitative impairment assessment, the Company determined that the fair value of our reporting units significantly exceeded the carrying values for all of our reporting units with a remaining goodwill balance. See Note 6 for further information.

Fiscal 2024. In the second quarter of fiscal 2024, due to the continuing difficult macro and microeconomic conditions, industry trends, and their impact on the performance and projected cash flows of the Media Networks segment, including its growth in subscribers and revenue worldwide, and the expanded restructuring activities discussed in Note 15, along with recent market valuation multiples, the Company updated its quantitative impairment assessment for its Media Networks reporting unit goodwill based on the most recent data and expected growth trends. In performing its quantitative impairment assessment, the fair value of the Company's reporting units was estimated by using a combination of DCF analyses and market-based valuation methodologies. Based on its quantitative impairment assessment, the Company determined that the fair value of the Media Networks reporting unit which was previously disclosed as a reporting unit "at risk" of impairment, was less than its carrying value (after the impairment write-down of its indefinite-lived intangible assets discussed in Note 6). The analysis resulted in a goodwill impairment charge of $493.9 million in the second quarter of fiscal 2024, representing all of the remaining Media Networks reporting unit goodwill, which is recorded in the "goodwill and intangible asset impairment" line item in the consolidated statements of operations.

For the Company's annual goodwill impairment test for fiscal 2024, the Company performed qualitative goodwill impairment assessments for all our reporting units with a remaining goodwill balance (Motion Picture, and our Television and Talent Management businesses, both of which are part of our Television Production segment). Our qualitative assessment considered the market price of the Company’s common shares, the recent performance of these reporting units, and updated forecasts of performance and cash flows, as well as the current micro and macroeconomic environments in relation to the current and expected performance of these reporting units, and industry considerations, and determined that since the date of the most recent quantitative assessment performed over these reporting units, there were no events or circumstances that rise to a level that would more-likely-than-not reduce the fair value of those reporting units below their carrying values; therefore, a quantitative goodwill impairment analysis was not required for these reporting units.

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fiscal 2023. In the second quarter of fiscal 2023, the Company updated its quantitative impairment assessment for all of its reporting units using a combination of DCF analyses and market-based valuation methodologies to estimate the fair value of the Company's reporting units, and determined that the fair value of its reporting units exceeded the carrying values for all of its reporting units, except the Media Networks reporting unit which had been previously disclosed as a reporting unit "at risk" of impairment. The analysis resulted in a goodwill impairment charge of $1.475 billion in the second quarter of fiscal 2023, related to the Company's Media Networks reporting unit goodwill, which is recorded in the "goodwill and intangible asset impairment" line item in the consolidated statement of operations. Since the impairment charge reduced the carrying value of the Media Networks reporting unit to its fair value, at September 30, 2022 the fair value and carrying value of the Media Networks reporting unit were equal and thus it continued to be considered "at risk" of impairment.

Management will continue to monitor all of its reporting units for changes in the business environment that could impact the recoverability of goodwill in future periods. The recoverability of goodwill is dependent upon the continued growth of revenue and cash flows from the Company's business activities. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in the Company's goodwill impairment tests, and ultimately impact the estimated fair value of the Company's reporting units may include the global economy; consumer consumption levels of the Company's content; adverse macroeconomic conditions related to higher inflation and interest rates and currency rate fluctuations, and the impact on the global economy from wars, terrorism and multiple international conflicts, and future bank failures; volatility in the equity and debt markets which could result in higher weighted-average cost of capital; capital market transactions; the duration and potential impact of strikes of unions on our ability to produce, acquire and distribute our content; the commercial success of the Company's television programming and motion pictures; the Company's continual contractual relationships with its customers; and changes in consumer behavior. If our assumptions are not realized, it is possible that additional impairment charges may need to be recorded in the future.

Intangible Assets

Finite-Lived. At March 31, 2025, the carrying value of the Company's finite-lived intangible assets was $836.8 million. The Company's finite-lived intangible assets primarily relate to customer relationships associated with U.S. MVPDs, including cable operators, satellite television providers and telecommunications companies ("Traditional Affiliate"), which amounted to $764.9 million. The amount of the Company's customer relationship asset related to these Traditional Affiliate relationships reflects the estimated fair value of these customer relationships determined in connection with the acquisition of Starz on December 8, 2016, net of amortization recorded since the date of the Starz acquisition. Beginning October 1, 2023, the Company's finite-lived intangible assets also include the trade names previously accounted for as indefinite-lived intangible assets.

Identifiable intangible assets with finite lives are amortized to depreciation and amortization expense over their estimated useful lives, ranging from 5 to 15 years. The Starz Traditional Affiliate customer relationship intangible asset is amortized in the proportion that current period revenues bear to management’s estimate of future revenue over the remaining estimated useful life of the asset, which results in greater amortization in the earlier years of the estimated useful life of the asset than the latter years.

Amortizable intangible assets are tested for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount of the asset may not be recoverable. If a triggering event has occurred, an impairment analysis is required. The impairment test first requires a comparison of undiscounted future cash flows expected to be generated over the remaining useful life of an asset to the carrying value of the asset. The impairment test is performed at the lowest level of cash flows associated with the asset. If the carrying value of the asset exceeds the undiscounted future cash flows, the asset would not be deemed to be recoverable. Impairment would then be measured as the excess of the asset’s carrying value over its fair value.

The Company monitors its finite-lived intangible assets and changes in the underlying circumstances each reporting period for indicators of possible impairments or a change in the useful life or method of amortization of our finite-lived intangible assets. For fiscal 2025, due to changes in the industry related to the migration from linear to OTT and direct-to-consumer consumption, the Company reduced the useful life of its finite-lived intangible asset related to the Media Networks customer relationships associated with U.S. MVPDs from 16 years to 14 years. This resulted in an increase to amortization expense of $8.3 million for the fiscal year ended March 31, 2025 with a corresponding reduction of income before income taxes, net loss, and net loss attributable to Lions Gate Entertainment Corp. shareholders. This resulted in an increase to basic and diluted net loss per share for the fiscal year ended March 31, 2025 by $0.03 per share. There was no tax benefit from the change due to changes in the Company’s valuation allowance on deferred taxes.

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Indefinite-Lived Intangibles Other Than Goodwill. Through September 30, 2023, the Company's indefinite-lived intangible assets consisted of trade names representing the estimated fair value of the Starz brand name determined in connection with the acquisition of Starz as of December 8, 2016, amounting to $250.0 million related to the Media Networks reporting unit before the impairment charge recorded in the second quarter of fiscal 2024 discussed in Note 6. Indefinite-lived intangible assets are not amortized, but are reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is less than its carrying value. An indefinite-lived intangible asset impairment loss would be recognized for the amount that the carrying amount of an indefinite-lived intangible asset exceeds its fair value. As of March 31, 2025 and 2024, the Company did not have any indefinite-lived intangible assets.

Prints, Advertising and Marketing Expenses

The costs of prints, advertising and marketing expenses are expensed as incurred.

Certain of Starz’s affiliation agreements require Starz to provide marketing support to the distributor based upon certain criteria as stipulated in the agreements. Marketing support includes cooperative advertising and marketing efforts between Starz and its distributors such as cross channel, direct mail and point of sale incentives. Marketing support is recorded as an expense and not a reduction of revenue when Starz has received a direct benefit and the fair value of such benefit is determinable.

Advertising expenses for the year ended March 31, 2025 were $585.6 million (2024 — $692.6 million, 2023 — $610.7 million) which were recorded as distribution and marketing expenses in the accompanying consolidated statements of operations.

Income Taxes

Income taxes are accounted for using an asset and liability approach for financial accounting and reporting for income taxes and recognition and measurement of deferred assets are based upon the likelihood of realization of tax benefits in future years. Under this method, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset, on a jurisdiction-by-jurisdiction basis, will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty and judgment is required in assessing and estimating the tax consequences of these transactions. In determining the Company’s tax provision for financial reporting purposes, the Company establishes a reserve for uncertain tax positions unless such positions are determined to be more likely than not of being sustained upon examination, based on their technical merits. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

Government Assistance

The Company has access to government programs that are designed to promote film and television production and distribution in certain foreign countries. The Company also has access to similar programs in certain states within the U.S. that are designed to promote film and television production in those states.

Tax credits earned with respect to expenditures on qualifying film and television productions are recorded as a reduction to investment in films and television programs when the qualifying expenditures have been incurred provided that there is reasonable assurance that the credits will be realized (see Note 3 and Note 19).

Foreign Currency Translation

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates in effect at the balance sheet date. Resulting unrealized and realized gains and losses are included in the consolidated statements of operations.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign company assets and liabilities in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Foreign company revenue and expense items are translated at the average rate of exchange for the fiscal year. Gains or losses arising on the translation of the accounts of foreign companies are included in accumulated other comprehensive income or loss, a separate component of shareholders’ equity.

Derivative Instruments and Hedging Activities

Derivative financial instruments are used by the Company in the management of its foreign currency and interest rate exposures. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.

The Company uses derivative financial instruments to hedge its exposures to foreign currency exchange rate and interest rate risks. All derivative financial instruments are recorded at fair value in the consolidated balance sheets (see Note 10). The effective changes in fair values of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income or loss and included in unrealized gains (losses) on cash flow hedges until the underlying hedged item is recognized in earnings. The effective changes in the fair values of derivatives designated as cash flow hedges are reclassified from accumulated other comprehensive income or loss to net income or net loss when the underlying hedged item is recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. See Note 18 for further discussion of the Company's derivative financial instruments.

Share-Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The fair value is recognized in earnings over the period during which an employee is required to provide service. See Note 13 for further discussion of the Company’s share-based compensation.

Transfers of Financial Assets

The Company enters into arrangements to sell certain financial assets (i.e., monetize its trade accounts receivables). For a transfer of financial assets to be considered a sale, the asset must be legally isolated from the Company and the purchaser must have control of the asset. Determining whether all the requirements have been met includes an evaluation of legal considerations, the extent of the Company’s continuing involvement with the assets transferred and any other relevant considerations. When the true sales criteria are met, the Company derecognizes the carrying value of the financial asset transferred and recognizes a net gain or loss on the sale. The proceeds from these arrangements with third party purchasers are reflected as cash provided by operating activities in the consolidated statements of cash flows. If the sales criteria are not met, the transfer is considered a secured borrowing and the financial asset remains on the consolidated balance sheets with proceeds from the sale recognized as debt and recorded as cash flows from financing activities in the consolidated statements of cash flows. See Note 19 for discussion of the Company’s accounts receivable monetization.

Net Loss Per Share

Basic net loss per share is calculated based on the weighted average common shares outstanding for the period. Basic and diluted net loss per share for the years ended March 31, 2025, 2024 and 2023 is presented below:

	Year Ended March 31,
	2025	2024	2023
	(Amounts in millions, except per share amounts)
Basic and Diluted Net Loss Per Common Share:
Numerator:
Net loss attributable to Old Lions Gate Entertainment Corp. shareholders	$(362.0)	$(1,102.9)	$(2,010.2)
Recovery (accretion) of redeemable noncontrolling interest	5.0	(11.9)	—
Net loss attributable to Old Lions Gate Entertainment Corp. shareholders after recovery (accretion) of redeemable noncontrolling interest	$(357.0)	$(1,114.8)	$(2,010.2)
Denominator:
Weighted average common shares outstanding	238.9	233.6	227.9
Basic and diluted net loss per common share	$(1.49)	$(4.77)	$(8.82)

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a result of the net loss in the fiscal years ended March 31, 2025, 2024 and 2023, the dilutive effect of the share purchase options, restricted share units ("RSUs") and restricted stock, and contingently issuable shares were considered anti-dilutive and, therefore, excluded from diluted net loss per share. The weighted average anti-dilutive shares excluded from the calculation due to the net loss for the fiscal years ended March 31, 2025, 2024 and 2023 totaled 2.7 million, 2.9 million and 2.9 million, respectively.

Additionally, for the years ended March 31, 2025, 2024 and 2023, the outstanding common shares issuable presented below were excluded from diluted net loss per common share because their inclusion would have had an anti-dilutive effect regardless of net income or loss in the period.

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Anti-dilutive shares issuable
Share purchase options	16.8	17.1	23.0
Restricted share units	3.0	1.9	2.2
Other issuable shares	4.2	4.2	3.5
Total weighted average anti-dilutive shares issuable excluded from diluted net loss per common share	24.0	23.2	28.7

Recent Accounting Pronouncements

Accounting Guidance Adopted in Fiscal 2025

Segment Reporting: In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). The amendments in this update expanded disclosures about a public entity’s reportable segments and requires more enhanced information about a reportable segment’s expenses, interim segment profit or loss, and how a public entity’s chief operating decision maker (“CODM”) uses reported segment profit or loss information in assessing segment performance and allocating resources. This ASU was effective for the Company beginning with these financial statements issued for the fiscal year ended March 31, 2025, and the Company has applied this guidance to all periods presented (see Note 16).

Accounting Guidance Not Yet Adopted

Income Taxes: In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, requiring public business entities, on an annual basis, to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Additionally, the guidance requires all entities to disaggregate disclosures by jurisdiction on the amount of income taxes paid (net of refunds received), income or loss from continuing operations before income tax expense (or benefit) and income tax expense (or benefit) from continuing operations. This guidance is effective for fiscal years beginning after December 15, 2024, and therefore will be effective beginning with the Company’s financial statements issued for the fiscal year ending March 31, 2026. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements and disclosures.

Income Statement: In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (Subtopic 220-40), requiring public business entities to disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. This ASU is effective for fiscal years beginning after December 15, 2026, and therefore will be effective beginning with the Company’s financial statements issued for the fiscal year ending March 31, 2028 and interim reporting periods beginning in fiscal 2029, with early adoption permitted. The disclosures required under the ASU can be applied either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to any or all periods presented in the financial statements. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements and disclosures.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Business Combinations: In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, requiring an entity involved in an acquisition transaction effected primarily by exchanging equity interests when the legal acquiree is a VIE that meets the definition of a business to consider the factors in paragraphs 805-10-55-12 through 55-15 to determine which entity is the accounting acquirer. This guidance is effective for fiscal years beginning after December 15, 2026, and therefore will be effective beginning with the Company’s financial statements issued for the fiscal year ending March 31, 2028 and interim reporting periods beginning in fiscal 2029, with early adoption permitted. The amendments are required to be applied prospectively to any acquisition transaction that occurs after the initial application date. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements and disclosures.

2. Acquisitions

Acquired Library

On June 5, 2024, the Company invested approximately $35.0 million for a 51% members' interest in a newly formed limited liability company, CP LG Library Holdings, LLC (“CP LG”), with the Company designated as the managing member of CP LG. CP LG used the funds received from the Company, along with funds invested by the 49% member, to acquire a library of 46 films for approximately $68.6 million. Also on June 5, 2024, the Company entered into a distribution agreement with CP LG to distribute the titles in the acquired library. The purchase included the film library (of which $48.3 million of the purchase price was allocated to investment in film and television programs for the film library), accounts receivable and certain liabilities associated with the film library, most notably participations and residuals liabilities.

The Company determined that CP LG is a VIE for which it is the primary beneficiary and is consolidated under the applicable accounting guidance as the Company has the power to direct the significant activities and the right to receive benefits and obligation to absorb losses of CP LG. The Company concluded that the acquired library and related assets and liabilities was not a business and therefore, accounted for the acquisition as an initial consolidation of a VIE that is not a business under the applicable accounting guidance. There was no gain or loss recognized upon initial consolidation of the VIE as the sum of the fair value of the consideration paid and noncontrolling interest equaled the fair value of the net assets on the acquisition date. See Note 11 for the noncontrolling interest recorded related to CP LG.

As of March 31, 2025, the consolidated balance sheet included assets and liabilities of CP LG totaling $63.3 million (which is primarily comprised of investment in film and television programs) and $7.7 million, respectively. The assets and liabilities of CP LG primarily consist of accounts receivable, investment in film and television programs, and participations and residuals.

Business Combination Agreement

On May 13, 2024, the Company consummated the business combination agreement (the “Business Combination Agreement”) with Screaming Eagle Acquisition Corp., a Cayman Islands exempted company (“SEAC”), SEAC II Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of SEAC (“New SEAC”), LG Sirius Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of the Company (“Studio HoldCo”), LG Orion Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of the Company (“StudioCo”) and other affiliates of SEAC (the "Closing"). Pursuant to the terms and conditions of the Business Combination Agreement, the Studio Business was combined with SEAC through a series of transactions, including an amalgamation of StudioCo and New SEAC under a Canadian plan of arrangement (the “Business Combination”). In connection with the closing of the Business Combination, New SEAC changed its name to “Lionsgate Studios Corp.” (referred to as “Legacy Lionsgate Studios”) and continues the existing business operations of StudioCo, which consists of the Studio Business of Old Lionsgate. The "Studio Business" consists of the businesses of Old Lionsgate's Motion Picture and Television Production segments, together with substantially all of Old Lionsgate's corporate general and administrative functions and costs. Legacy Lionsgate Studios became a separate publicly traded company and its common shares commenced trading on Nasdaq under the symbol “LION” on May 14, 2024.

In connection with and prior to the Business Combination, the Company and StudioCo entered into a separation agreement pursuant to which the assets and liabilities of the Studio Business were transferred to StudioCo such that StudioCo held, directly or indirectly, all of the assets and liabilities of the Studio Business (the “Studio Separation”).

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following the transaction, approximately 87.8% of the total shares of Legacy Lionsgate Studios were held by Old Lionsgate, while former SEAC public shareholders and founders and common equity financing investors own approximately 12.2% of Legacy Lionsgate Studios. In addition to establishing Legacy Lionsgate Studios as a standalone publicly-traded entity, the transaction resulted in approximately $330.0 million of gross proceeds to the Company, including $254.3 million in private investments in public equities ("PIPE") financing, which amount excludes an aggregate of approximately $20.0 million that remains due from a PIPE Investor that subscribed for common shares. The net proceeds were used to partially pay down amounts outstanding under the Term Loan A and Term Loan B pursuant to the Old Lionsgate Credit Agreement (see Note 7).

The Business Combination has been accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SEAC was treated as the acquired company and the Studio Business was treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Legacy Lionsgate Studios represent a continuation of the financial statements of the Studio Business, with the Business Combination treated as the equivalent of the Studio Business issuing stock for the historical net assets of SEAC, substantially consisting of cash held in the trust account, accompanied by a recapitalization of the Studio Business equity. The historical net assets of SEAC were stated at fair value, which approximates historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of the Studio Business. Prior to the Starz Separation, the Studio Business was a consolidated subsidiary of the Old Lionsgate.

In connection with the Business Combination, as described above, approximately 12.2% of the Legacy Lionsgate Studios common shares were issued to the SEAC public shareholders and founders and other common equity financing investors in exchange for net proceeds of $278.2 million. The following table reconciles the gross proceeds to the net proceeds reflected in the consolidated statement of cash flows and the consolidated statement of equity (deficit):

(Amounts in millions)
Total gross cash proceeds	$330.0
Less: SEAC warrant exchange payment (1)	(12.5)
Less: Transaction costs	(39.3)
Net proceeds from the sale of noncontrolling interest in Legacy Lionsgate Studios Corp. per the consolidated statement of equity (deficit)	278.2
Add: Transaction costs accrued and not paid, net of transaction costs previously paid	3.5
Net cash proceeds from the sale of noncontrolling interest in Legacy Lionsgate Studios per the consolidated statement of cash flows	$281.7
______________
(1)     Prior to the Closing, each of the then issued and outstanding whole warrants of SEAC, sold as part of SEAC’s initial public offering (the “SEAC Public Warrants”) was automatically exchanged for $0.50 in cash pursuant to the terms of an amendment to the agreement governing the SEAC Public Warrants. As of the Closing, no SEAC Public Warrants were outstanding.

The Company recorded a reduction of noncontrolling interest in shareholders' equity (deficit) of $100.2 million and a reduction of accumulated other comprehensive income of $11.3 million for the issuance of the Legacy Lionsgate Studios common shares, which was based upon the 12.2% ownership interest in the carrying value of Legacy Lionsgate Studios. The reduction in noncontrolling interest was due to the negative carrying value of Legacy Lionsgate Studios as of May 13, 2024, partially offset by an amount allocated to certain options described below. The difference between the net cash proceeds and the amounts recorded as noncontrolling interest and accumulated other comprehensive income was reflected as a reduction of accumulated deficit in the consolidated statement of shareholders' equity (deficit). See Note 11.

In connection with the Business Combination, 2,200,000 options (the "Sponsor Options") to receive Legacy Lionsgate Studios common shares, were issued to certain noncontrolling interest holders, with an exercise price of $0.0001 per share. The Sponsor Options will become exercisable (i) on or after the date on which the trading price of Legacy Lionsgate Studios common shares (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) equals or exceeds $16.05 per share or (ii) if a Change of Control (as defined in the sponsor option agreement) occurs, subject to certain conditions. The Company has recorded the Sponsor Options as part of the noncontrolling interest recorded.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

eOne Acquisition

On December 27, 2023, the Company, and its subsidiaries, Lions Gate Entertainment Inc., a Delaware corporation (“LGEI”), and Lions Gate International Motion Pictures S.à.r.l., a Luxembourg société à responsabilité limitée (“LGIMP” and, with the Company and LGEI, collectively the “Buyers”), completed the acquisition of all of the issued and outstanding equity interests of the companies constituting the Entertainment One television and film (“eOne”) business from Hasbro, Inc., a Rhode Island corporation (“Hasbro”), pursuant to that certain Equity Purchase Agreement (the “Purchase Agreement”) dated August 3, 2023. The aggregate cash purchase price was approximately $373.1 million. The acquisition of eOne, a film and television production and distribution company, builds the Company's film and television library, strengthens the Company's scripted and unscripted television business, and continues to expand the Company's presence in Canada and the U.K.

The acquisition was accounted for under the acquisition method of accounting, with the financial results of eOne included in the Company's consolidated results from December 27, 2023. Revenues and loss before income taxes from eOne for the period from December 27, 2023 through March 31, 2024 amounted to approximately $113.8 million and $4.9 million, respectively. The Company incurred approximately $1.0 million and $9.4 million of acquisition-related costs that were expensed in restructuring and other during the fiscal years ended March 31, 2025 and 2024, respectively.

Allocation of Purchase Consideration. The Company has made an allocation of the purchase price of eOne to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair value as follows:

(Amounts in millions)
Cash and cash equivalents	$54.1
Accounts receivable	293.2
Investment in films and television programs	370.2
Property and equipment	14.0
Intangible assets	4.0
Other assets(1)	172.4
Accounts payable and accrued liabilities	(69.3)
Content related payables	(38.8)
Participations and residuals(1)	(202.9)
Film related obligations(1)	(105.8)
Other liabilities and deferred revenue(1)	(130.9)
Fair value of net assets acquired	360.2
Goodwill	12.9
Purchase price consideration	$373.1
______________
(1)Includes current and non-current amounts.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The goodwill amount reflected in the table above arises from the opportunity for strengthening the Company's global distribution infrastructure and enhanced positioning for motion picture and television projects and selling opportunities. The goodwill will not be amortized for financial reporting purposes, and will not be deductible for federal tax purposes. The fair value measurements were primarily based on significant inputs that are not observable in the market, such as discounted cash flow (DCF) analyses, and thus represent Level 3 fair value measurements.

Investment in films and television programs includes the fair value of completed films and television programs which have been produced by eOne or for which eOne has acquired distribution rights, as well as the fair value of films and television programs in production, pre-production and development. For investment in films and television programs, the fair value was estimated based on forecasted cash flows discounted to present value at a rate commensurate with the risk of the assets. Titles that were released less than three years prior to the acquisition date (December 27, 2023) were valued individually and will be amortized using the individual film forecast method, based on the ratio of current period revenues to management’s estimated remaining total gross revenues to be earned ("ultimate revenue"). Titles released more than three years prior to the acquisition date were valued as part of a library and will be amortized on a straight-line basis over the estimated useful life of 5 years to 10 years.

The intangible assets acquired include trade names with a weighted average estimated useful life of 5 years. The fair value of the trade names was estimated based on the present value of the hypothetical cost savings that could be realized by the owner of the trade names as a result of not having to pay a stream of royalty payments to another party. These cost savings were calculated based on a DCF analysis of the hypothetical royalty payment that a licensee would be required to pay in exchange for use of the trade names, reduced by the tax effect realized by the licensee on the royalty payments.

Other fair value adjustments were made to property and equipment and right-of-use lease assets to reflect the fair value of certain assets upon acquisition.

Deferred taxes, net of any required valuation allowance, were adjusted to record the deferred tax impact of acquisition accounting adjustments primarily related to amounts allocated to film and television programs, other intangible assets, and certain property and equipment, right-of-use lease assets, and other liabilities.

The fair value of eOne's cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, participations and residuals, film related obligations and other liabilities were estimated to approximate their book values.

Pro Forma Statement of Operations Information. The following unaudited pro forma condensed consolidated statement of operations information presented below illustrates the results of operations of the Company as if the acquisition of eOne as described above occurred on April 1, 2023. The unaudited pro forma condensed consolidated financial information is presented for informational purposes and is not indicative of the results of operations that would have been achieved if the acquisition had occurred on April 1, 2023, nor is it indicative of future results. The statement of operations information below includes (i) the statement of operations of eOne for the nine months ended December 27, 2023 combined with the Company's statement of operations for the fiscal year ended March 31, 2024 (which includes the operations of eOne since the December 27, 2023 acquisition date).

Year Ended
March 31,
2024
(Amounts in millions)
Revenues	$4,410.5
Net loss attributable to Lions Gate Entertainment Corp. shareholders	$(1,385.9)

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The unaudited pro forma condensed consolidated financial information includes, where applicable, adjustments for (i) reductions in amortization expense from the fair value adjustments to investment in films and television programs, (ii) reduction in amortization expense related to acquired intangible assets, (iii) reduction in depreciation expense from the fair value of property and equipment, (iv) transaction costs and other one-time non-recurring costs, (v) increase in interest expense resulting from financing the acquisition with borrowings under the Company's revolving credit facility, (vi) elimination of intercompany activity between eOne and the Company, and (vii) associated tax-related impacts of adjustments. These pro forma adjustments are based on available information as of the date hereof and upon assumptions that the Company believes are reasonable to reflect the impact of the acquisition of eOne on the Company's historical financial information on a supplemental pro forma basis. The unaudited pro forma condensed consolidated statement of operations information does not include adjustments related to integration activities, operating efficiencies or cost savings. In addition, the unaudited pro forma condensed consolidated financial information for the year ended March 31, 2024 includes an impairment of goodwill and trade name of $296.2 million which was reflected in the statement of operations of eOne for the nine months ended December 27, 2023.

The results of operations of eOne were reflected beginning December 27, 2023, in the Motion Picture and Television Production reportable segments of the Company.

3. Investment in Films and Television Programs and Licensed Program Rights

Total investment in films and television programs and licensed program rights by predominant monetization strategy is as follows:

	March 31, 2025	March 31, 2024
	(Amounts in millions)
Investment in Films and Television Programs:
Individual Monetization(1)(2)
Released, net of accumulated amortization	$822.7	$878.3
Completed and not released	135.1	225.4
In progress	663.4	469.2
In development	76.6	65.7
	1,697.8	1,638.6
Film Group Monetization
Released, net of accumulated amortization	$535.8	497.1
Completed and not released	301.9	170.1
In progress	116.6	179.0
In development	17.7	4.3
	972.0	850.5
Licensed program rights, net of accumulated amortization	243.3	273.1
Investment in films and television programs and program rights, net	$2,913.1	$2,762.2
________________________
(1)At March 31, 2025, the unamortized balance related to completed and not released and in progress theatrical films was $680.9 million.
(2)Production tax credits reduced total investment in films and television programs by $243.6 million and $112.2 million during the years ended March 31, 2025 and 2024, respectively, which resulted in a reduction of direct operating expense related to the amortization of investment in films and television programs cost of approximately $112.0 million and $70.6 million for the years ended March 31, 2025 and 2024, respectively.

At March 31, 2025, acquired film and television libraries have remaining unamortized costs of $235.7 million, which are monetized individually and are being amortized on a straight-line basis or the individual-film-forecast method over a weighted average remaining period of approximately 13.3 years (March 31, 2024 - unamortized costs of $223.1 million).

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization of investment in film and television programs and licensed program rights by predominant monetization strategy is as follows, and was included in direct operating expense in the consolidated statement of operations:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Amortization expense:
Individual monetization	$1,177.7	$907.1	$951.2
Film group monetization	307.7	382.0	330.0
Licensed program rights	237.0	288.8	384.1
	$1,722.4	$1,577.9	$1,665.3

The table below summarizes estimated future amortization expense for the Company's investment in film and television programs and licensed program rights as of March 31, 2025:

	Year Ending
	March 31,
	2026	2027	2028
	(Amounts in millions)
Estimated future amortization expense:
Released investment in films and television programs:
Individual monetization	$290.2	$158.6	$137.3
Film group monetization	$194.9	$105.7	$66.2
Licensed program rights	$124.3	$20.0	$12.9

Completed and not released investment in films and television programs:
Individual monetization	$90.4	n/a	n/a
Film group monetization	$107.6	n/a	n/a

Impairments. Investment in films and television programs and licensed program rights includes write-downs to fair value. The following table sets forth impairments by segment and the line item in our consolidated statement of operations they are recorded in for the fiscal years ended March 31, 2025, 2024 and 2023:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Impairments by segment:
Included in direct operating expense(1):
Motion Picture	$19.7	$34.6	$6.2
Television Production	6.7	8.4	4.6
Impairments not included in segment operating results(2):
Included in restructuring and other	143.4	377.3	379.3
	$169.8	$420.3	$390.1
________________________
(1)Impairments included in direct operating expense are included in the amortization expense amounts reflected in the table further above which presents amortization of investment in film and television programs and licensed program rights by predominant monetization strategy.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)Represents charges primarily related to the Media Networks restructuring plan initiatives. Amounts in fiscal 2025 also include content impairments of $7.7 million related to the Motion Picture and Television Production segments associated with exiting local production in certain international territories. Amounts in fiscal 2024 also include $12.8 million of development costs written off in connection with changes in strategy in the Television Production segment as a result of the acquisition of eOne. See Note 15 and Note 16 for further information.

4. Property and Equipment

	March 31, 2025	March 31, 2024
	(Amounts in millions)
Distribution equipment	$19.3	$19.3
Leasehold improvements	66.0	66.1
Property and equipment	25.4	26.0
Computer equipment and software	265.7	236.1
	376.4	347.5
Less accumulated depreciation and amortization	(294.9)	(260.2)
	81.5	87.3
Land	1.2	1.2
	$82.7	$88.5

During the year ended March 31, 2025, depreciation expense amounted to $33.0 million (2024 - $49.9 million; 2023 - $40.1 million).

5. Investments

The Company's investments consisted of the following:

	March 31, 2025	March 31, 2024
	(Amounts in millions)
Investments in equity method investees	$68.1	$68.4
Other investments(1)	9.7	6.4
	$77.8	$74.8
________________
(1)Other investments represents equity investments without readily determinable fair values.

Equity Method Investments:

The Company has investments in various equity method investees with ownership percentages ranging from approximately 6% to 49%. These investments include:

Spyglass. Spyglass is a global premium content company, focused on developing, producing, financing and acquiring motion pictures and television programming across all platforms for worldwide audiences. On April 17, 2025, the Company sold its equity method ownership interest in Spyglass. See Note 21 for further information.

STARZPLAY Arabia. STARZPLAY Arabia (Playco Holdings Limited) offers a STARZ-branded online subscription video-on-demand service in the Middle East and North Africa. On October 17, 2022, the Company sold a portion of its ownership interest in STARZPLAY Arabia and received net proceeds of $43.4 million, and the Company recorded a gain of $43.4 million on the sale which is included in gain on investments in the Company's consolidated statements of operations. Subsequent to the transaction, the Company continues to hold a minority ownership interest in STARZPLAY Arabia.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Roadside Attractions. Roadside Attractions is an independent theatrical distribution company.

Pantelion Films. Pantelion Films is a joint venture with Videocine, an affiliate of Televisa, which produces, acquires and distributes a slate of English and Spanish language feature films that target Hispanic moviegoers in the U.S.

42. 42 is a fully integrated management and production company, producing film, television and content, representing actors, writers, directors, comedians, presenters, producers, casting directors and media book rights; with offices in London and Los Angeles.

Other. In addition to the equity method investments discussed above, the Company holds ownership interests in other immaterial equity method investees.

6. Goodwill and Intangible Assets

Goodwill

Changes in the carrying value of goodwill by reporting segment were as follows:

	Motion Picture	Television Production	Media Networks	Total
	(Amounts in millions)
Balance as of March 31, 2023	$393.7	$401.9	$493.9	$1,289.5
Acquisition of eOne (see Note 2)	1.0	4.8	—	5.8
Impairment(1)	—	—	(493.9)	(493.9)
Measurement period adjustments(2)	3.9	5.9	—	9.8
Balance as of March 31, 2024	$398.6	$412.6	$—	$811.2
Measurement period adjustments(3)	(1.7)	(1.0)	—	(2.7)
Balance as of March 31, 2025	$396.9	$411.6	$—	$808.5
_______________
(1)See Note 1, Goodwill Impairment Assessments, for further information on the goodwill impairments recorded in fiscal 2024 and 2023 related to the Media Networks segment. As of March 31, 2025 and March 31, 2024, accumulated goodwill impairment losses totaled $1.969 billion, related to the Media Networks reporting unit.
(2)Fiscal 2024: Measurement period adjustments in fiscal 2024 for the acquisition of eOne reflect an increase to goodwill of $9.8 million resulting from a net decrease in estimated fair value of the net assets acquired. The decrease in the estimated fair value of the net assets acquired consisted of net decreases to accounts receivable and other assets of $11.4 million and $12.4 million, respectively, partially offset by a net increase to investment in films and television programs of $4.0 million, and net decreases to content related payables of $1.9 million, accrued liabilities of $3.8 million, participations and residuals of $1.9 million, and deferred revenue of $2.4 million.
(3)Fiscal 2025: Measurement period adjustments in fiscal 2025 for the acquisition of eOne reflect a decrease to goodwill of $2.7 million resulting from an adjustment to the purchase price related to a settlement of certain working capital items of $12.0 million partially offset by a net decrease in the estimated fair value of the net assets acquired. The decrease in the estimated fair value of the net assets acquired consisted of a net decrease to accounts receivable of $5.6 million, a net decrease in investment in films and television programs of $1.6 million, net increases to content related payables of $3.4 million, participations and residuals of $1.0 million, and accrued and other liabilities of $1.9 million, partially offset by a net increase to other assets of $4.2 million.

Intangible Assets

Finite-Lived Intangible Assets. Finite-lived intangible assets consisted of the following:

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31, 2025			March 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Amounts in millions)
Finite-lived intangible assets subject to amortization:
Customer relationships(1)	$1,852.0	$1,087.1	$764.9	$1,852.0	$942.9	$909.1
Trademarks and trade names(2)	87.6	16.0	71.6	87.6	7.1	80.5
Other	23.9	23.6	0.3	23.9	21.7	2.2
	$1,963.5	$1,126.7	$836.8	$1,963.5	$971.7	$991.8
_______________
(1)Customer relationships primarily represent Starz affiliation agreements with distributors.
(2)Amounts as of March 31, 2024 include the Starz trade names previously accounted for as indefinite-lived intangible assets, see below for further information.

Amortization expense associated with the Company's intangible assets for the years ended March 31, 2025, 2024 and 2023 was approximately $155.1 million, $142.3 million, and $140.2 million, respectively. Amortization expense remaining relating to intangible assets for each of the years ending March 31, 2026 through 2030 is estimated to be approximately $165.0 million, $152.6 million, $142.6 million, $133.8 million, and $125.7 million, respectively.

Fiscal 2024 Intangible Asset Impairment. During the second quarter of fiscal 2024, due to the events and their impact discussed in Note 1 related to the Media Networks reporting unit, the Company performed a quantitative impairment assessment of its indefinite-lived Starz trade names. The fair value of the Company's indefinite-lived trade names was estimated based on the present value of the hypothetical cost savings that could be realized by the owner of the trade names as a result of not having to pay a stream of royalty payments to another party. These cost savings were calculated based on a DCF analysis of the hypothetical royalty payment that a licensee would be required to pay in exchange for use of the trade names, reduced by the tax effect realized by the licensee on the royalty payments. Based on the quantitative impairment assessment of the trade names, the Company recorded an impairment charge of $170.0 million in the second quarter of fiscal 2024 related to the Company's Starz business, which was recorded in the "goodwill and intangible asset impairment" line item in the consolidated statement of operations.

After performing its quantitative impairment assessment, the Company then reassessed the estimated useful life of the trade names with a remaining carrying value of $80.0 million at September 30, 2023 (net of the impairment charge discussed above). The Company concluded that based upon the most recent factors, including current macro and microeconomic conditions, market competition and historical Company and industry trends, the trade names now have a finite estimated remaining useful life of 10 years. Accordingly, beginning October 1, 2023, the trade names are being accounted for as finite-lived intangible assets and amortized over their estimated remaining useful life. This resulted in an increase to amortization expense of $4.0 million for the fiscal year ended March 31, 2024 with a corresponding reduction of income before income taxes, net loss, and net loss attributable to Lions Gate Entertainment Corp. shareholders. This resulted in an increase to basic and diluted net loss per share for the fiscal year ended March 31, 2024 by $0.02 per share. There was no tax benefit from the change due to changes in the Company’s valuation allowance on deferred taxes.

As of March 31, 2025 and 2024, the Company did not have any indefinite-lived intangible assets.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7. Debt

Total debt of the Company, excluding film related obligations, was as follows:

	March 31, 2025	March 31, 2024
	(Amounts in millions)
Corporate debt:
Revolving Credit Facility(1)	$—	$575.0
Term Loan A(1)	314.4	399.3
Term Loan B	—	819.2
5.5% Senior Notes and Exchange Notes(2)	715.0	715.0
eOne IP Credit Facility	323.0	—
LG IP Credit Facility	978.8	—
Total corporate debt	2,331.2	2,508.5
Unamortized debt issuance costs	(40.0)	(28.5)
Total debt, net	2,291.2	2,480.0
Less current portion	(134.0)	(860.3)
Non-current portion of debt	$2,157.2	$1,619.7

________________________
(1)In connection with the Starz Separation, all outstanding obligations in respect of principal, interest and fees under the Revolving Credit Facility and Term Loan A were repaid in full. See Starz Separation below and Note 21 for further information.
(2)In connection with the Starz Separation, a wholly owned subsidiary of Lionsgate assumed the Exchange Notes and the initial issuer was released and discharged from all obligations thereunder. See Starz Separation below and Note 21 for further information.

The following table sets forth future annual contractual principal payment commitments of debt as of March 31, 2025:

	Maturity Date	Year Ending March 31,
Debt Type		2026	2027	2028	2029	2030	Thereafter	Total
		(Amounts in millions)
Revolving Credit Facility(1)	April 2026	$—	$—	$—	$—	$—	$—	$—
Term Loan A(1)	April 2026	—	314.4	—	—	—	—	314.4
5.5% Senior Notes and Exchange Notes	April 2029	—	—	—	—	715.0	—	715.0
eOne IP Credit Facility	July 2029	34.0	34.0	34.0	34.0	187.0	—	323.0
LG IP Credit Facility	September 2029	100.0	100.0	100.0	100.0	578.8	—	978.8
		$134.0	$448.4	$134.0	$134.0	$1,480.8	$—	2,331.2
Less aggregate unamortized debt issuance costs								(40.0)
								$2,291.2
________________________
(1)In connection with the Starz Separation, all outstanding obligations in respect of principal, interest and fees under the Revolving Credit Facility and Term Loan A were repaid in full. See Starz Separation below and Note 21 for further information.
(2)In connection with the Starz Separation, a wholly owned subsidiary of Lionsgate assumed the Exchange Notes and the initial issuer was released and discharged from all obligations thereunder. See Starz Separation below and Note 21 for further information.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Credit Facilities (Revolving Credit Facility, Term Loan A and Term Loan B)

Revolving Credit Facility Availability of Funds & Commitment Fee. The revolving credit facility provides for borrowings and letters of credit up to an aggregate of $1.25 billion, and at March 31, 2025 there was $1.25 billion available. There were no letters of credit outstanding at March 31, 2025. However, borrowing levels are subject to certain financial covenants as discussed below. The Company is required to pay a quarterly commitment fee on the revolving credit facility of 0.250% to 0.375% per annum, depending on the achievement of certain leverage ratios, as defined in the credit and guarantee agreement dated December 8, 2016, as amended (the "Old Lionsgate Credit Agreement"), on the total revolving credit facility of $1.25 billion less the amount drawn.

Maturity Date:
•Revolving Credit Facility & Term Loan A: April 6, 2026. See Starz Separation below.
•Term Loan B: In November 2024, the Company paid in full the term loan B facility due March 24, 2025 (the "Term Loan B"). See the "Other Debt Transactions" section below.

Interest:
•Revolving Credit Facility & Term Loan A: The Revolving Credit Facility and term loan A facility due April 2026 (the "Term Loan A") bear interest at a rate per annum equal to SOFR plus 0.10% plus 1.75% margin (or an alternative base rate plus 0.75%), with a SOFR floor of zero. The margin is subject to potential increases of up to 50 basis points (two increases of 25 basis points each) upon certain increases to net first lien leverage ratios, as defined in the Old Lionsgate Credit Agreement (effective interest rate of 6.17% as of March 31, 2025, before the impact of interest rate swaps, see Note 18 for interest rate swaps).
•Term Loan B: The Term Loan B bore interest at a rate per annum equal to SOFR plus 0.10% plus 2.25% margin, with a SOFR floor of zero (or an alternative base rate plus 1.25% margin).

Required Principal Payments:
•Term Loan A: Quarterly principal payments, at quarterly rates of 1.75% and increasing to 2.50% beginning September 30, 2024 through March 31, 2026, with the balance payable at maturity.

The Term Loan A also requires mandatory prepayments in connection with certain asset sales, subject to certain significant exceptions, as defined in the Old Lionsgate Credit Agreement.

Optional Prepayment:
•Revolving Credit Facility & Term Loan A: The Company may voluntarily prepay the Revolving Credit Facility and Term Loan A at any time without premium or penalty.

Security. The Senior Credit Facilities are guaranteed by the guarantors named in the Old Lionsgate Credit Agreement and are secured by a security interest in substantially all of the assets of Old Lionsgate and the Guarantors (as defined in the Old Lionsgate Credit Agreement), subject to certain exceptions.

Covenants. The Senior Credit Facilities contain representations and warranties, events of default and affirmative and negative covenants that are customary for similar financings and which include, among other things and subject to certain significant exceptions, restrictions on the ability to declare or pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person. In addition, a net first lien leverage maintenance covenant and an interest coverage ratio maintenance covenant apply to the Revolving Credit Facility and the Term Loan A and are tested quarterly. As of March 31, 2025, the Company was in compliance with all applicable covenants.

Change in Control. The Company may also be subject to an event of default upon a change in control (as defined in the Old Lionsgate Credit Agreement) which, among other things, includes a person or group acquiring ownership or control in excess of 50% of the Company’s common shares.

Starz Separation. In connection with the Starz Separation, all outstanding obligations in respect of principal, interest and fees under the Old Lionsgate Credit Agreement, were repaid in full and all commitments thereunder were terminated. See Note 21.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.5% Senior Notes and Exchange Notes

Interest: Bears interest at 5.5% annually (payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2021). See Changes Upon Separation of the Starz Business from the Studio Business below for further information.
Maturity Date: April 15, 2029. See Changes Upon Separation of the Starz Business from the Studio Business below for further information.

Optional Redemption:
(i)On or after April 15, 2024, the Company may redeem the 5.5% Senior Notes and Exchange Notes in whole at any time, or in part from time to time, at certain specified redemption prices, plus accrued and unpaid interest, if any, to, but not including, the redemption date. Such redemption prices are as follows (as a percentage of the principal amount redeemed): (i) on or after April 15, 2024 - 102.750%; (ii) on or after April 15, 2025 - 101.375%; and (iii) on or after April 15, 2026 - 100%. See Changes Upon Separation of the Starz Business from the Studio Business below for further information.

Security. The 5.5% Senior Notes and Exchange Notes are unsubordinated, unsecured obligations of the Company.

Covenants. The Exchange Notes contain certain restrictions and covenants that, subject to certain exceptions, limit the Company’s ability to incur additional indebtedness, pay dividends or repurchase the Company’s common shares, make certain loans or investments, and sell or otherwise dispose of certain assets subject to certain conditions, among other limitations. As of March 31, 2025, the Company was in compliance with all applicable covenants.

Change in Control. The occurrence of a change of control will be a triggering event requiring the Company to offer to purchase from holders all of the Exchange Notes, at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. In addition, certain asset dispositions will be triggering events that may require the Company to use the excess proceeds from such dispositions to make an offer to purchase the Exchange Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Changes Upon Separation of the Starz Business from the Studio Business. On May 8, 2024, an indirect, wholly-owned subsidiary of the Company issued $389.9 million aggregate principal amount of 5.5% senior notes due 2029 (the "Exchange Notes") in exchange for an equivalent amount of the existing 5.5% Senior Notes due 2029 (the "Existing Notes"). The Exchange Notes initially bear interest at 5.5% annually and mature April 15, 2029, with the interest rate increasing to 6.0% and the maturity date extending to April 15, 2030 effective upon completion of the Starz Separation. On or after the Separation Closing Date, as defined in the indenture to the Exchange Notes, the Company may redeem the Exchange Notes, in whole at any time, or in part from time to time, at certain specified redemption prices, plus accrued and unpaid interest, if any, to, but not including, the redemption date. Such redemption prices are as follows (as a percentage of the principal amount redeemed): (i) on or after the Separation Closing Date until, but excluding, the one-year anniversary thereof - 103.0%; (ii) on or after the one-year anniversary of the Separation Closing Date until, but excluding the two-year anniversary thereof - 102.0%; (iii) on or after the two-year anniversary of the Separation Closing Date until, but excluding the three-year anniversary thereof - 101.0%; (iv) on or after the three-year anniversary of the Separation Closing Date and thereafter - 100%. The Exchange Notes were initially guaranteed by all existing obligors under the Existing Notes, and upon completion of the Starz Separation, the Exchange Notes became guaranteed exclusively by entities which are part of Lionsgate, see Note 21.

eOne IP Credit Facility. In July 2024, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the "eOne IP Credit Facility") based on and secured by the Company’s intellectual property rights primarily associated with certain titles acquired as part of the eOne acquisition. The maximum principal amount of the eOne IP Credit Facility is $340.0 million, subject to the amount of collateral available, which is based on the valuation of unsold rights from the libraries. The eOne IP Credit Facility is subject to quarterly required principal payments of $8.5 million, beginning November 14, 2024, with the balance payable at maturity. Advances under the eOne IP Credit Facility bear interest at a rate equal to Term SOFR plus 2.25% per annum (effective interest rate of 6.57% as of March 31, 2025, before the impact of interest rate swaps, see Note 18 for interest rate swaps). The eOne IP Credit Facility matures on July 3, 2029.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LG IP Credit Facility. In September 2024, certain subsidiaries of the Company entered into a $455.0 million senior secured amortizing term credit facility (the "LG IP Credit Facility") based on and secured by the Company’s intellectual property rights primarily associated with certain titles. In November 2024 and December 2024, the Company closed amendments which increased the maximum principal amount of the LG IP Credit Facility to $850.0 million, and in March 2025, the Company closed an amendment which increased the maximum principal amount of the LG IP Credit Facility to $1.0 billion, subject to the amount of collateral available, which is based on the valuation of unsold rights from the libraries. As of March 31, 2025, the LG IP Credit Facility is subject to quarterly required principal payments of $25.0 million, with the balance payable at maturity. Advances under the LG IP Credit Facility bear interest at a rate equal to Term SOFR plus 2.25% per annum (effective interest rate of 6.57% as of March 31, 2025, before the impact of interest rate swaps, see Note 18 for interest rate swaps). The LG IP Credit Facility matures on September 30, 2029.

Capacity to Pay Dividends

At March 31, 2025, the capacity to pay dividends under the Senior Credit Facilities, and the 5.5% Senior Notes and Exchange Notes significantly exceeded the amount of the Company's accumulated deficit or net loss, and therefore the Company's net loss of $373.6 million and accumulated deficit of $3,534.1 million were deemed free of restrictions from paying dividends at March 31, 2025.

Other Debt Transactions:

Fiscal 2025:

Term Loan A and Term Loan B Prepayment. In May 2024, the Company used the proceeds from the equity issuance associated with the Business Combination (Note 2) to prepay $84.9 million principal amount of the Term Loan A and $214.1 million of the Term Loan B, together with accrued and unpaid interest thereon.

In September 2024, the Company used the proceeds from the LG IP Credit Facility to prepay $355.1 million principal amount of the Term Loan B, together with accrued and unpaid interest thereon.

In November 2024, the Company used the proceeds from the increase in the LG IP Credit Facility to pay in full the remaining $250.0 million principal amount of the Term Loan B, together with accrued and unpaid interest thereon.

Fiscal 2024:

Senior Notes Repurchases. In the fiscal year ended March 31, 2024, the Company repurchased $85.0 million principal amount of the 5.5% Senior Notes for $61.4 million, together with accrued and unpaid interest.

Fiscal 2023:

Senior Notes Repurchases. In the fiscal year ended March 31, 2023, the Company repurchased $200.0 million principal amount of the 5.5% Senior Notes for $135.0 million, together with accrued and unpaid interest.

Term Loan A Prepayment. In April 2022, the Company voluntarily prepaid the entire outstanding principal amount of the Term Loan A due March 22, 2023 of $193.6 million, together with accrued and unpaid interest.

Gain (Loss) on Extinguishment of Debt

During the fiscal years ended March 31, 2025, 2024 and 2023, the Company recorded a gain (loss) on extinguishment of debt related to the transactions described above as summarized in the table below.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended March 31,
	2025	2024	2023
	(Amounts in millions)
Gain (Loss) on Extinguishment of Debt:
Term Loan A and B prepayments	$(1.8)	$—	$(1.3)
Senior Notes exchange and repurchases(1)	(5.7)	21.2	58.7
Production loan prepayment(2)	—	(1.3)	—
	$(7.5)	$19.9	$57.4
________________________
(1)The 5.5% Senior Notes Exchange was considered a modification of terms since the present value of the cash flows after the amendment differed by less than a 10% change from the present value of the cash flows on a creditor-by-creditor basis prior to the amendment. Accordingly, the unamortized debt issuance costs are being amortized over the applicable term of the debt and the third-party costs of $4.9 million were expensed as a loss on extinguishment of debt in the fiscal year ended March 31, 2025.
(2)Represents issuance costs written off in connection with the early prepayment of certain production loans (see Note 8).

8. Film Related Obligations

	March 31, 2025	March 31, 2024
	(Amounts in millions)
Film related obligations:
Production Loans	$1,395.4	$1,292.2
Production Tax Credit Facility	280.0	260.0
Programming Notes	90.9	—
Backlog Facility and Other	238.9	287.3
Film Library Facility	75.9	109.9
Total film related obligations	2,081.1	1,949.4
Unamortized issuance costs	(7.3)	(11.4)
Total film related obligations, net	2,073.8	1,938.0
Less current portion	(1,708.7)	(1,393.1)
Total non-current film related obligations	$365.1	$544.9

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth future annual repayment of film related obligations as of March 31, 2025:

	Year Ending March 31,
	2026	2027	2028	2029	2030	Thereafter	Total
	(Amounts in millions)
Production Loans	$1,395.4	$—	$—	$—	$—	$—	$1,395.4
Production Tax Credit Facility	—	—	280.0	—	—	—	280.0
Programming Notes	90.9	—	—	—	—	—	90.9
Backlog Facility and Other	185.1	—	53.8	—	—	—	238.9
Film Library Facility(1)	37.3	38.6	—	—	—	—	75.9
	$1,708.7	$38.6	$333.8	$—	$—	$—	$2,081.1
Less unamortized issuance costs							(7.3)
							$2,073.8
________________________
(1)Repayment dates are based on the projected future cash flows generated from the exploitation of the rights, subject to a minimum guaranteed payment amount, as applicable (see further information below).

Production Loans. Production loans represent individual and multi-title loans for the production of film and television programs that the Company produces. The majority of the Company's production loans have contractual repayment dates either at or near the expected completion or release dates, with the exception of certain loans containing repayment dates on a longer term basis, and incur primarily SOFR-based interest at a weighted average rate of 5.66% (before the impact of interest rate swaps, see Note 18 for interest rate swaps). Production loans amounting to $1,254.8 million are secured by collateral which consists of the underlying rights related to the intellectual property (i.e. film or television show), and $140.6 million are unsecured.

Production Tax Credit Facility. In January 2021, as amended in February 2025, the Company entered into a non-recourse senior secured revolving credit facility (the "Production Tax Credit Facility") based on and secured by collateral consisting solely of certain of the Company’s tax credit receivables.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of March 31, 2025, the maximum principal amount of the Production Tax Credit Facility was $280.0 million, subject to the amount of collateral available, which is based on specified percentages of amounts payable to the Company by governmental authorities pursuant to the tax incentive laws of certain eligible jurisdictions that arise from the production or exploitation of motion pictures and television programming in such jurisdiction. Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. As of March 31, 2025, tax credit receivables amounting to $357.8 million represented collateral related to the Production Tax Credit Facility. Advances under the Production Tax Credit Facility bear interest at a rate equal to SOFR plus 0.10% plus 1.50% per annum or the base rate plus 0.50% per annum (effective interest rate of 5.92% at March 31, 2025). The Production Tax Credit Facility matures on January 27, 2028. As of March 31, 2025, there were no amounts available under the Production Tax Credit Facility. In May 2025, the Company entered into an amendment to the Production Tax Credit Facility which increased the maximum principal amount to $380.0 million, see Note 21.

Programming Notes. Programming notes represent individual unsecured loans for the licensing of film and television programs that the Company licenses, related to the Company's Media Networks business. The Company's programming notes have contractual repayment dates in April 2025, and incur SOFR-based interest at a weighted average rate of 6.51%.

Film Library Facility. In July 2021, as amended in September 2022, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the "Film Library Facility") based on and secured by the collateral consisting solely of certain of the Company’s rights in certain acquired library titles. The maximum principal amount of the Film Library Facility is $161.9 million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. The cash flows generated from the exploitation of the rights will be applied to repay the Film Library Facility subject to cumulative minimum guaranteed payment amounts as set forth below:

Cumulative Period From September 29, 2022 Through:	Cumulative Minimum Guaranteed Payment Amounts	Payment Due Date
	(in millions)
September 30, 2025	$91.1	November 14, 2025
September 30, 2026	$121.4	November 14, 2026
July 30, 2027	$161.9	July 30, 2027

Advances under the Film Library Facility bear interest at a rate equal to, at the Company’s option, SOFR plus 0.11% to 0.26% depending on the SOFR term (i.e., one or three months) plus 2.25% per annum (with a SOFR floor of 0.25%) or the base rate plus 1.25% per annum (effective interest rate of 6.74% at March 31, 2025). The Film Library Facility matures on July 30, 2027.
Backlog Facility and Other:

Backlog Facility. In March 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the "Backlog Facility") based on and secured by collateral consisting solely of certain of the Company's fixed fee or minimum guarantee contracts where cash will be received in the future. As of March 31, 2025, the maximum principal amount of the Backlog Facility was $175.0 million, subject to the amount of eligible collateral contributed to the facility. Advances under the Backlog Facility bear interest at a rate equal to Term SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus an applicable margin amounting to 1.15% per annum. The applicable margin is subject to a potential increase to either 1.25% or 1.50% based on the weighted average credit quality rating of the collateral contributed to the facility (effective interest rate of 5.57% at March 31, 2025). In May 2025, the Company entered into an amendment to the Backlog Facility, such that the maximum principal amount of the Backlog Facility was decreased to $150.0 million, and the Backlog Facility revolving period ends on May 30, 2025, at which point cash collections from the underlying collateral is used to repay the facility (see Note 21). The facility maturity date is up to 2 years, 90 days after the revolving period ends, currently August 28, 2027. As of March 31, 2025, there was $135.7 million outstanding under the Backlog Facility, and there were no amounts available under the Backlog Facility (March 31, 2024 - $175.0 million outstanding).

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other. The Company has other loans, which are secured by accounts receivable and contracted receivables which are not yet recognized as revenue under certain licensing agreements. Outstanding loan balances under these "other" loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. As of March 31, 2025, there was $103.2 million outstanding (March 31, 2024 - $112.3 million outstanding) under the "other" loans, incurring SOFR-based interest at a weighted average rate of 5.88%, with contractual repayment dates in July 2025 and October 2025. As of March 31, 2025, accounts receivable amounting to $36.2 million and contracted receivables not yet reflected as accounts receivable on the balance sheet at March 31, 2025 amounting to $86.1 million represented collateral related to the "other" loans.

9. Leases

The Company has operating leases primarily for office space, studio facilities, and other equipment. The Company's leases have remaining lease terms of up to approximately 12.25 years.

The components of lease cost were as follows:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Operating lease cost(1)	$76.3	$61.4	$48.4
Short-term lease cost(2)	161.2	96.2	145.0
Variable lease cost(3)	5.5	3.4	3.1
Total lease cost	$243.0	$161.0	$196.5
___________________
(1)Operating lease cost amounts primarily represent the amortization of right-of-use assets and are included in the “other non-cash items” line of the consolidated statements of cash flows. Amounts include costs capitalized during the period for leased assets used in the production of film and television programs.
(2)Short-term lease cost primarily consists of leases of facilities and equipment associated with film and television productions and are capitalized when incurred.
(3)Variable lease cost primarily consists of insurance, taxes, maintenance and other operating costs.

Supplemental balance sheet information related to leases was as follows:

Category	Balance Sheet Location	March 31, 2025	March 31, 2024
Operating Leases		(Amounts in millions)
Right-of-use assets	Other assets - non-current	$331.4	388.8

Lease liabilities (current)	Other accrued liabilities	$53.8	53.4
Lease liabilities (non-current)	Other liabilities - non-current	336.4	385.1
		$390.2	438.5

	March 31, 2025	March 31, 2024
Weighted average remaining lease term (in years):
Operating leases	8.5	9.0
Weighted average discount rate:
Operating leases	5.36%	5.24%

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The expected future payments relating to the Company's lease liabilities at March 31, 2025 are as follows:

Operating Leases
(Amounts in millions)
Year ending March 31,
2026	$68.0
2027	63.4
2028	61.4
2029	52.4
2030	42.9
Thereafter	202.5
Total lease payments	490.6
Less imputed interest	(100.4)
Total	$390.2
As of March 31, 2025, the Company has entered into certain leases that have not yet commenced primarily related to studio facilities, for which construction related to those leases has not yet been completed. The leases are for terms up to 12.25 years, commencing upon completion of construction (currently expected to be ranging from calendar years 2025 to 2026). The leases include an option to extend the initial term for an additional 10 years to 12 years. The total minimum lease payments under these leases in aggregate are approximately $245.0 million.

10. Fair Value Measurements

Fair Value

Accounting guidance and standards about fair value define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair Value Hierarchy

Fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance and standards establish three levels of inputs that may be used to measure fair value:

•Level 1 — Quoted prices in active markets for identical assets or liabilities.
•Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.
•Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the assets and liabilities required to be carried at fair value on a recurring basis as of March 31, 2025 and 2024:

	March 31, 2025			March 31, 2024
	Level 1	Level 2	Total	Level 1	Level 2	Total
Assets:	(Amounts in millions)
Forward exchange contracts (see Note 18)	$—	$1.8	$1.8	$—	$—	$—
Interest rate swaps (see Note 18)	—	—	—	—	35.6	35.6

Liabilities:
Forward exchange contracts (see Note 18)	—	—	—	—	(2.8)	(2.8)
Interest rate swaps (see Note 18)	—	(3.1)	(3.1)	—	—	—

The following table sets forth the carrying values and fair values of the Company’s outstanding debt and film related obligations at March 31, 2025 and 2024:

	March 31, 2025		March 31, 2024
	(Amounts in millions)
	Carrying Value	Fair Value(1)	Carrying Value	Fair Value(1)
		(Level 2)		(Level 2)
Revolving Credit Facility	$—	$—	$569.9	$575.0
Term Loan A	313.4	312.9	396.6	397.3
Term Loan B	—	—	816.9	818.1
5.5% Senior Notes and Exchange Notes	699.9	623.7	696.6	536.2
eOne IP Credit Facility	317.6	323.0	—	—
LG IP Credit Facility	962.9	978.8	—	—
Production Loans	1,393.9	1,395.4	1,286.2	1,292.2
Production Tax Credit Facility	276.2	280.0	258.7	260.0
Programming Notes	90.9	90.9	—	—
Backlog Facility and Other	238.4	238.9	285.4	287.3
Film Library Facility	74.4	75.9	107.6	109.9
________________
(1)The Company measures the fair value of its outstanding debt and interest rate swaps using discounted cash flow techniques that use observable market inputs, such as SOFR-based yield curves, swap rates, and credit ratings (Level 2 measurements).

The Company’s financial instruments also include cash and cash equivalents, accounts receivable, accounts payable, content related payables, other accrued liabilities, and other liabilities. The carrying values of these financial instruments approximated the fair values at March 31, 2025 and 2024.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11. Noncontrolling Interests

Redeemable Noncontrolling Interests

Redeemable noncontrolling interests (included in temporary equity on the consolidated balance sheets) primarily relate to 3 Arts Entertainment and Pilgrim Media Group (prior to the acquisition of additional interest in July 2024), as further described below.

Redeemable noncontrolling interests are measured at the greater of (i) the redemption amount that would be paid if settlement occurred at the balance sheet date less the amount attributed to unamortized noncontrolling interest discount if applicable, or (ii) the historical value resulting from the original acquisition date value plus or minus any earnings or loss attribution, plus the amount of amortized noncontrolling interest discount, less the amount of cash distributions that are not accounted for as compensation, if any. The amount of the redemption value in excess of the historical values of the noncontrolling interest, if any, is recognized as an increase to redeemable noncontrolling interest and a charge to retained earnings or accumulated deficit.

The table below presents the reconciliation of changes in redeemable noncontrolling interests:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Beginning balance	$123.3	$343.6	$321.2
Net loss attributable to redeemable noncontrolling interests	(1.7)	(14.9)	(9.2)
Noncontrolling interests discount accretion	—	—	13.2
Adjustments to redemption value	(5.0)	83.4	78.4
Other(1)	—	(93.2)	1.7
Cash contributions (distributions)	0.5	(1.0)	(6.6)
Purchase of noncontrolling interest	(23.4)	(194.6)	(55.1)
Ending balance	$93.7	$123.3	$343.6
_______________
(1)In fiscal 2024, amounts represent the reclassification of a portion of the 3 Arts Entertainment redeemable noncontrolling interest from mezzanine equity to a liability, as further described below.

3 Arts Entertainment:

Accounting Prior to Acquisition of Additional Interest in January 2024. As of March 31, 2023, the Company had a redeemable noncontrolling interest representing 49% of 3 Arts Entertainment. The noncontrolling interest was subject to put and call options at fair value that were exercisable during the year ended March 31, 2024. The put and call options were determined to be embedded in the noncontrolling interest, and because the put rights were outside the control of the Company, the noncontrolling interest holder's interest prior to the modification discussed below was included in redeemable noncontrolling interest outside of shareholders' equity on the Company's consolidated balance sheets.

The noncontrolling interest holders are employees of 3 Arts Entertainment. Pursuant to the various 3 Arts Entertainment acquisition and related agreements, a portion of the noncontrolling interest holders' participation in the put and call proceeds was based on the noncontrolling interest holders' performance during the period. Further, if the employment of a noncontrolling interest holder is terminated, under certain circumstances, their participation in distributions cease and the put and call value was discounted from the fair value of their equity ownership percentage. Accordingly, earned distributions were accounted for as compensation and were being expensed within general and administrative expense as incurred. Additionally, the amount of the put and call proceeds subject to the discount was accounted for as compensation, and amortized within general and administrative expense and reflected as an addition to redeemable noncontrolling interest over the vesting period which ended in November 2022.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A portion of the purchase price of the controlling interest in 3 Arts Entertainment, up to $38.3 million, was recoupable for a five-year period commencing on the acquisition date of May 29, 2018, contingent upon the continued employment of certain employees, or the achievement of certain EBITDA targets, as defined in the 3 Arts Entertainment acquisition and related agreements. Accordingly, $38.3 million was initially recorded as a deferred compensation arrangement within other current and non-current assets and was amortized in general and administrative expenses over the five-year period ended May 29, 2023.

Acquisition of Additional Interest. On January 2, 2024, the Company closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for $194.1 million. In addition, the Company purchased certain profit interests held by certain managers and entered into certain option rights agreements, which replaced the put and call rights under the previous arrangement by providing noncontrolling interest holders the right to sell to the Company and the Company the right to purchase their remaining (24%) interest beginning in January 2027.

The purchase of the additional 25% interest in 3 Arts Entertainment for $194.1 million was recorded as a reduction of noncontrolling interest which had previously been adjusted to its redemption value, which equaled fair value. At the completion of the purchase, a portion of the noncontrolling interest continued to be considered compensatory, as it was subject to forfeiture provisions upon termination of employment under certain circumstances, and the remaining portion represented the noncontrolling interest holders' fully vested equity interest. Under the new arrangement, the holders' right to sell their interest to the Company, and the Company's right to purchase the noncontrolling interest, are based on a formula-based amount (i.e., a fixed EBITDA multiple), subject to a minimum purchase price, rather than being based on fair value. Since the redemption features described above were based on a formula using a fixed multiple, the compensatory portion of the noncontrolling interest is now considered a liability award, and as a result, during the fourth quarter of fiscal 2024, approximately $93.2 million was reclassified from mezzanine equity to a liability, and is reflected in "other liabilities - non-current" in the consolidated balance sheet at March 31, 2024. In addition, because the new arrangement represented a modification of terms of the compensation element under the previous arrangement which resulted in the reclassification of the equity award to a liability award, the Company recognized incremental compensation expense of $49.2 million in the year ended March 31, 2024, representing the excess of the fair value of the modified award over amounts previously expensed. This incremental expense was reflected in "restructuring and other" in the consolidated statements of operations, and as a reduction of accumulated deficit in shareholders' equity, reflected in the "redeemable noncontrolling interests adjustments" line item in the consolidated statements of equity (deficit).

The redeemable noncontrolling interest balance related to 3 Arts Entertainment reflects the fully vested equity portion of the noncontrolling interest, which remains classified as redeemable noncontrolling interest outside of shareholders' equity on the Company's consolidated balance sheets due to the purchase and sale rights beginning in 2027 which were determined to be embedded in the noncontrolling interest, and are outside the control of the Company. The redeemable noncontrolling interest is being adjusted to its redemption value through accumulated deficit through the sale or purchase right date in January 2027. Subsequent to the January 2024 transactions noted above, changes in the carrying value of the redeemable noncontrolling interest are reflected in the calculation of basic and diluted net income or loss per common share attributable to Lions Gate Entertainment Corp. shareholders, if dilutive, or to the extent the adjustments represent recoveries of amounts previously reflected in the computation of basic and diluted net income or loss per common share attributable to Lions Gate Entertainment Corp. shareholders (see Note 1).

The liability component of the noncontrolling interest is reflected at its estimated redemption value, with any changes in estimated redemption value recognized as a charge or benefit in general and administrative expense in the consolidated statements of operations over the vesting period (i.e., the period from January 2, 2024 to the sale or purchase right date in January 2027). Earned distributions continue to be accounted for as compensation since such amounts are allocated to the holders based on performance, and are being expensed within general and administrative expense as incurred.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pilgrim Media Group:

Accounting Prior to Acquisition of Additional Interest in July 2024. As of March 31, 2022, the Company had a redeemable noncontrolling interest representing 37.5% of Pilgrim Media Group. The noncontrolling interest was subject to put and call options, such that the noncontrolling interest holder had a right to put and the Company had a right to call a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group, at fair value, exercisable for thirty (30) days beginning November 12, 2022. On November 14, 2022 the noncontrolling interest holder exercised the right to put a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group. In February 2023, the Company paid $36.5 million as settlement of the exercised put option, and recorded a reduction to redeemable noncontrolling interest of $55.1 million representing the carrying value of the noncontrolling interest purchased, with the difference between the carrying value of the noncontrolling interest purchased and the cash paid for the settlement of the put recorded as a reduction to accumulated deficit of $18.6 million. The noncontrolling interest holder had a right to put and the Company had a right to call the remaining amount of noncontrolling interest at fair value, subject to a cap, exercisable for thirty (30) days beginning November 12, 2024, as amended. Prior to the Company's acquisition of the remaining interest discussed below, the noncontrolling interest was presented as a redeemable noncontrolling interest outside of shareholders' equity on the Company's consolidated balance sheets, due to put and call options which were determined to be embedded in the noncontrolling interest, and because the put rights were outside the control of the Company.

Acquisition of Additional Interest. In July 2024, the Company acquired the noncontrolling interest holder's remaining 12.5% of Pilgrim Media Group for approximately $13.5 million, and recorded a reduction to redeemable noncontrolling interest of $23.4 million, representing the carrying value of the noncontrolling interest purchased, with the difference between the carrying value of the noncontrolling interest purchased and the cash paid for the remaining interest recorded as a reduction to accumulated deficit of $9.9 million.

Other:

The Company has other immaterial redeemable noncontrolling interests.

Non-Redeemable Noncontrolling Interests

The Company has other noncontrolling interests that are not redeemable, which are classified in shareholder's equity on the Company's consolidated balance sheets. These noncontrolling interests include:

Legacy Lionsgate Studios:

In connection with the Business Combination discussed in Note 2, on May 13, 2024, the Company recorded a noncontrolling interest representing approximately 12.2% of Legacy Lionsgate Studios amounting to a reduction of noncontrolling interest in shareholders' equity (deficit) of $100.2 million, due to the negative carrying value of Legacy Lionsgate Studios at May 13, 2024, partially offset by an amount allocated to certain options. See Note 2 for further information.

Other:

In connection with the Company's investment in CP LG and acquisition of the acquired library and related assets and liabilities discussed in Note 2, on June 5, 2024, the Company recorded a noncontrolling interest representing approximately 49% of CP LG amounting to $33.6 million ($27.3 million at March 31, 2025). See Note 2 for further information.

In addition, the Company has other immaterial noncontrolling interests that are not redeemable.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. Revenue

Revenue by Segment, Market or Product Line

The table below presents revenues by segment, market or product line for the fiscal years ended March 31, 2025, 2024 and 2023. The Motion Picture and Television Production segments include the revenues of eOne from the acquisition date of December 27, 2023 (see Note 2).

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Revenue by Type:
Motion Picture
Theatrical	$154.1	$226.5	$120.7
Home Entertainment
Digital Media	598.2	652.3	527.5
Packaged Media	60.0	84.0	70.5
Total Home Entertainment	658.2	736.3	598.0
Television	347.3	274.4	217.8
International	401.5	391.0	365.0
Other	28.6	28.1	22.2
Total Motion Picture revenues	1,589.7	1,656.3	1,323.7

Television Production
Television	1,069.4	788.5	1,144.3
International	248.2	228.8	277.7
Home Entertainment
Digital Media	184.0	240.6	241.7
Packaged Media	4.1	2.0	3.3
Total Home Entertainment	188.1	242.6	245.0
Other	100.1	70.2	93.1
Total Television Production revenues	1,605.8	1,330.1	1,760.1

Media Networks - Programming Revenues
Domestic(1)	1,356.3	1,382.7	1,413.1
International	15.8	193.7	133.4
	1,372.1	1,576.4	1,546.5

Intersegment eliminations	(619.7)	(545.9)	(775.5)
Total revenues	$3,947.9	$4,016.9	$3,854.8
_________
(1)During the first quarter of the fiscal year ended March 31, 2025, the Company changed the presentation of Media Networks programming revenues to reflect revenues from Canada in the "Domestic" line item above in order to be consistent with how management is now reviewing the Media Networks segment. Revenues from Canada of $17.3 million and $17.3 million, respectively, for the fiscal years ended March 31, 2024 and March 31, 2023 were reclassified to "Domestic" from "International" in the table above to conform to the current period presentation.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Remaining Performance Obligations

Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). Revenues expected to be recognized in the future related to performance obligations that are unsatisfied at March 31, 2025 are as follows:

	Year Ending March 31,
	2026	2027	2028	Thereafter	Total
	(Amounts in millions)
Remaining Performance Obligations	$974.1	$376.3	$128.7	$50.7	$1,529.8

The above table does not include estimates of variable consideration for transactions involving sales or usage-based royalties in exchange for licenses of intellectual property. The revenues included in the above table include all fixed fee contracts regardless of duration.

Revenues of $269.7 million, including variable and fixed fee arrangements, were recognized during the year ended March 31, 2025 from performance obligations satisfied prior to March 31, 2024. These revenues were primarily associated with the distribution of television and theatrical product in electronic sell-through and video-on-demand formats, and to a lesser extent, the distribution of theatrical product in the domestic and international markets related to films initially released in prior periods.

Accounts Receivable, Contract Assets and Deferred Revenue

The timing of revenue recognition, billings and cash collections affects the recognition of accounts receivable, contract assets and deferred revenue (see Note 1). See the consolidated balance sheets or Note 19 for accounts receivable, contract assets and deferred revenue balances at March 31, 2025 and 2024.

Accounts Receivable. Accounts receivable are presented net of estimated credit losses. The Company estimates credit losses for accounts receivable based on historical experience for the respective risk categories and current and future expected economic conditions. To assess collectability, the Company analyzes market trends, economic conditions, the aging of receivables and customer specific risks, and records an allowance for estimated credit losses expected over the lifetime of the receivables in direct operating expense.

The Company performs ongoing credit evaluations and monitors its credit exposure through active review of customers' financial condition, aging of receivable balances, historical collection trends, and expectations about relevant future events that may significantly affect collectability. The Company generally does not require collateral for its trade accounts receivable.

Changes in the allowance for accounts receivable consisted of the following:

	March 31, 2024	Recoveries	Other(1)	Uncollectible accounts written-off	March 31, 2025
	(Amounts in millions)
Provision for credit losses	$7.2	$(1.9)	$2.5	$(1.7)	$6.1
_______________________
(1)Represents a measurement period adjustment to the fair value of accounts receivable acquired in the acquisition of eOne (see Note 2).

Contract Assets. Contract assets relate to the Company’s conditional right to consideration for completed performance under the contract (e.g., unbilled receivables). Amounts relate primarily to contractual payment holdbacks in cases in which the Company is required to deliver additional episodes or seasons of television content in order to receive payment, complete certain administrative activities, such as guild filings, or allow the Company's customers' audit rights to expire. See Note 19 for contract assets at March 31, 2025 and 2024.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Revenue. Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation. Deferred revenue as of March 31, 2025 increased as compared to March 31, 2024 due to the receipt of customers’ payments for certain motion pictures and television programs prior to the Company satisfying the corresponding performance obligation (i.e., completion and delivery of the motion pictures and television programs, and the start of the customers' exploitation rights). The change in deferred revenue was also impacted by the industry strikes which has affected the timing of content deliveries. Revenues of $180.2 million were recognized during the year ended March 31, 2025, related to the balance of deferred revenue at March 31, 2024.

13. Capital Stock

(a) Common Shares

The Company had 500 million authorized Class A voting shares and 500 million authorized Class B non-voting shares, at March 31, 2025 and March 31, 2024.

The table below outlines common shares reserved for future issuance:

	March 31, 2025	March 31, 2024
	(Amounts in millions)
Stock options and share appreciation rights (SARs) outstanding	18.3	20.7
Restricted share units and restricted stock — unvested	14.4	13.4
Common shares available for future issuance	10.5	15.4
Shares reserved for future issuance	43.2	49.5

(b) Share Repurchases

On February 2, 2016, the Company's Board of Directors authorized the Company to increase its previously announced share repurchase plan from a total authorization of $300 million to $468 million. During the fiscal years ended March 31, 2025, 2024 and 2023, the Company did not repurchase any common shares. To date, approximately $288.1 million common shares have been repurchased, leaving approximately $179.9 million of authorized potential repurchases.

(c) Share-based Compensation

General. The Company has a performance incentive plan (the “2023 Plan”), as amended, which provides for granting awards which include stock options, share appreciation rights, restricted stock, restricted share units, stock bonuses and other forms of awards granted or denominated in the Company’s Class A voting shares and the Company’s Class B non-voting shares ("Common Shares") or units of Common Shares, as well as certain cash bonus awards. Persons eligible to receive awards under the 2023 Plan include directors of the Company, officers or employees of the Company or any of its subsidiaries, and certain consultants and advisors to the Company or any of its subsidiaries.

Stock options are generally granted at exercise prices equal to or exceeding the market price of the Company's Common Shares at the date of grant. Substantially all stock options vest ratably over one to five years from the grant date based on continuous service and expire seven to ten years from the date of grant. Restricted stock and restricted share units generally vest ratably over one to three years based on continuous service. The Company satisfies stock option exercises and vesting of restricted stock and restricted share units with newly issued shares.

The measurement of all share-based awards uses a fair value method and the recognition of the related share-based compensation expense in the consolidated financial statements is recorded over the requisite service period. Further, the Company estimates forfeitures for share-based awards that are not expected to vest. As share-based compensation expense recognized in the Company’s consolidated financial statements is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Share-Based Compensation Expense. The Company recognized the following share-based compensation expense during the years ended March 31, 2025, 2024 and 2023:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Compensation Expense:
Stock options	$0.8	$2.2	$7.0
Restricted share units and other share-based compensation	67.5	77.5	86.8
Share appreciation rights	0.7	1.5	4.0
	69.0	81.2	97.8
Impact of accelerated vesting on equity awards(1)	5.4	9.4	4.2
Total share-based compensation expense	$74.4	$90.6	$102.0

Tax impact(2)	(14.0)	(18.6)	(18.4)
Reduction in net income	$60.4	$72.0	$83.6
___________________
(1)Represents the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.
(2)Represents the income tax benefit recognized in the statements of operations for share-based compensation arrangements prior to the effects of changes in the valuation allowance.

Share-based compensation expense, by expense category, consisted of the following:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Share-Based Compensation Expense:
Direct operating	$2.9	$2.8	$1.7
Distribution and marketing	0.8	0.8	0.7
General and administration	65.3	77.6	95.4
Restructuring and other	5.4	9.4	4.2
	$74.4	$90.6	$102.0

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Options

The following table sets forth the stock option, and share appreciation rights ("SARs") activity during the year ended March 31, 2025:

	Stock Options and SARs
	Class A Voting Shares				Class B Non-Voting Shares
	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value	Number of Shares		Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
	(Amounts in millions, except for weighted-average exercise price and years)
Outstanding at March 31, 2024	2.4	$22.96			18.3		$13.73
Granted	—	—			—	(1)	$7.12
Exercised	—	—			(0.1)		$5.86
Forfeited or expired	(0.1)	$20.26			(2.2)		$14.67
Outstanding at March 31, 2025	2.3	$23.09	1.52	$0.1	16.0		$13.66	4.19	$0.7
Vested or expected to vest at March 31, 2025	2.3	$23.09	1.52	$0.1	15.9		$13.67	4.18	$0.7
Exercisable at March 31, 2025	2.3	$23.09	1.52	$0.1	15.6		$13.77	4.12	$0.7
_____________________
(1)Represents less than 0.1 million shares.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation model (Black-Scholes). The following table presents the weighted average grant-date fair value of options granted in the years ended March 31, 2025, 2024 and 2023, and the weighted average applicable assumptions used in the Black-Scholes option-pricing model for stock options and share-appreciation rights granted during the years then ended:

	Year Ended March 31,
	2025	2024	2023
Weighted average fair value of grants	$3.87	$4.63	$4.56
Weighted average assumptions:
Risk-free interest rate(1)	4.2%	4.3% - 4.5%	2.8% - 3.7%
Expected option lives (in years)(2)	7 years	3.3 - 7 years	3.5 - 7 years
Expected volatility for options(3)	47%	46% - 47%	44%
Expected dividend yield(4)	0%	0%	0%
____________________________
(1)The risk-free rate assumed in valuing the options is based on the U.S. Treasury Yield curve in effect applied against the expected term of the option at the time of the grant.
(2)The expected term of options granted represents the period of time that options granted are expected to be outstanding.
(3)Expected volatilities are based on implied volatilities from traded options on the Company’s shares, historical volatility of the Company’s shares and other factors.
(4)The expected dividend yield is estimated by dividing the expected annual dividend by the market price of the Company's shares at the date of grant.

The total intrinsic value of options exercised during the year ended March 31, 2025 was $0.2 million (2024 — $0.2 million, 2023 — $1.2 million).

During the year ended March 31, 2025, less than 0.1 million shares (2024 — less than 0.1 million shares, 2023 — less than 0.1 million) were cancelled to fund withholding tax obligations upon exercise of options.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Share Units

The following table sets forth the restricted share unit and restricted stock activity during the year ended March 31, 2025:

	Restricted Share Units and Restricted Stock
	Class A Voting Shares	Weighted-Average Grant-Date Fair Value	Class B Non-Voting Shares	Weighted-Average Grant-Date Fair Value
	(Amounts in millions, except for weighted-average grant date fair value)
Outstanding at March 31, 2024	0.1	$9.27	13.3	$8.71
Granted	0.1	$8.24	10.5	$7.98
Vested	(0.1)	$9.20	(8.3)	$8.79
Forfeited	—	—	(1.2)	$8.29
Outstanding at March 31, 2025	0.1	$8.39	14.3	$8.16

The fair values of restricted share units and restricted stock are determined based on the market value of the shares on the date of grant. The total fair value of restricted share units and restricted stock on the date of vesting during the year ended March 31, 2025 was $57.1 million (2024 - $58.1 million, 2023 - $42.4 million).

The following table summarizes the total remaining unrecognized compensation cost as of March 31, 2025 related to non-vested stock options and restricted stock and restricted share units and the weighted average remaining years over which the cost will be recognized:

	Total Unrecognized Compensation Cost	Weighted Average Remaining Years
	(Amounts in millions)
Stock Options	$0.9	0.7
Restricted Share Units and Restricted Stock	57.7	1.5
Total	$58.6

Under the Company’s stock option and long term incentive plans, the Company withholds shares to satisfy minimum statutory federal, state and local tax withholding obligations arising from the vesting of restricted share units and restricted stock. During the year ended March 31, 2025, 3.5 million shares (2024 — 3.9 million shares, 2023 — 2.2 million shares) were withheld upon the vesting of restricted share units and restricted stock.

The Company becomes entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the stock options and restricted share units when vesting or exercise occurs, the restrictions are released and the shares are issued. Restricted share units are forfeited if the employees are terminated prior to vesting.

The Company recognized excess tax deficiencies of $3.6 million associated with its equity awards in its tax provision for the year ended March 31, 2025 (2024 — deficiencies of $12.0 million, 2023 — deficiencies of $11.3 million).

Other Share-Based Compensation

Pursuant to the terms of certain employment agreements, during the year ended March 31, 2025, the Company granted the equivalent of $2.3 million (2024 - $2.3 million, 2023 - $2.3 million) in shares to certain employees through the term of their employment contracts, which were recorded as compensation expense in the applicable period. Pursuant to this arrangement, for the year ended March 31, 2025, the Company issued 0.3 million shares (2024 - 0.2 million shares, 2023 - 0.3 million shares), net of shares withheld to satisfy minimum tax withholding obligations.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14. Income Taxes

The components of pretax income (loss), net of intercompany eliminations, are as follows:

	Year Ended March 31,
	2025	2024	2023
	(Amounts in millions)
United States	$(362.5)	$(1,389.9)	$(2,218.6)
International	3.7	208.6	221.1
	$(358.8)	$(1,181.3)	$(1,997.5)

The Company’s current and deferred income tax provision (benefits) are as follows:

	Year Ended March 31,
	2025	2024	2023
Current provision (benefit):	(Amounts in millions)
Federal	$4.4	$(62.5)	$11.9
States	(4.4)	1.7	(0.4)
International	9.5	14.3	15.1
Total current provision (benefit)	$9.5	$(46.5)	$26.6
Deferred provision (benefit):
Federal	$9.0	$(6.6)	$(7.7)
States	(0.7)	(11.9)	(0.1)
International	(3.0)	—	2.5
Total deferred provision (benefit)	5.3	(18.5)	(5.3)
Total provision (benefit) for income taxes	$14.8	$(65.0)	$21.3

Although the Company is incorporated under Canadian law, the majority of its global operations are currently subject to tax in the U.S. As a result, the Company believes it is more appropriate to use the U.S. federal statutory income tax rate of 21% in its reconciliation of the statutory rate to its reported income tax provision (benefit). The Company's income tax provision (benefit) differs from the 21% U.S. federal statutory income tax rate applied to income (loss) before taxes due to the mix of earnings generated across the various jurisdictions in which operations are conducted, in addition to the tax deductions generated through the Company's capital structure.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The differences between income taxes expected at U.S. federal statutory income tax rates and the tax provision (benefits) are as set forth below:

	Year Ended March 31,
	2025	2024	2023
	(Amounts in millions)
Income taxes computed at Federal statutory rate	$(75.3)	$(248.1)	$(419.5)
Foreign affiliate dividends	(6.7)	(27.3)	(35.4)
Foreign operations subject to different income tax rates	18.5	41.2	48.2
State income tax	(5.0)	(9.6)	(0.5)
Gain on sale of assets	8.4	—	—
Nondeductible goodwill impairment	—	101.9	304.3
Remeasurements of originating deferred tax assets and liabilities	(684.5)	(78.3)	13.6
Permanent differences	2.3	1.0	2.3
Nondeductible share based compensation	0.8	2.5	2.3
Nondeductible officers compensation	4.2	7.7	9.8
Non-controlling interest in partnerships	2.8	18.6	1.8
Uncertain tax benefits	1.4	(70.0)	5.3
Other	2.1	(0.9)	1.9
Changes in valuation allowance	745.8	196.3	87.2
Total provision (benefit) for income taxes	$14.8	$(65.0)	$21.3

For the fiscal years ended March 31, 2025, 2024 and 2023, the Company's income tax provision (benefit) includes certain foreign affiliate dividends that can be received in its Canadian jurisdiction without being subject to income tax under local law. As a result of an internal capital restructuring during a prior fiscal year, the Company generated a net operating loss carryforward under local income tax law in another foreign jurisdiction which was offset by a valuation allowance based on the Company’s assessment, and which is being absorbed by taxable income annually.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The income tax effects of temporary differences between the book value and tax basis of assets and liabilities are as follows:

	March 31, 2025	March 31, 2024
	(Amounts in millions)
Deferred tax assets:
Net operating losses	$1,286.3	$624.4
Foreign tax credits	49.0	64.9
Investment in film and television programs	54.0	34.2
Accrued compensation	43.9	54.3
Operating leases - liabilities	89.7	99.0
Other assets	58.0	57.7
Reserves	20.6	22.9
Interest	266.0	201.0
Total deferred tax assets	1,867.5	1,158.4
Valuation allowance	(1,589.1)	(808.3)
Deferred tax assets, net of valuation allowance	278.4	350.1
Deferred tax liabilities:
Intangible assets	(189.4)	(222.4)
Operating leases - assets	(77.2)	(88.9)
Other	(31.9)	(52.1)
Total deferred tax liabilities	$(298.5)	$(363.4)

Net deferred tax liabilities	$(20.1)	$(13.3)

The Company has recorded valuation allowances for certain deferred tax assets, which are primarily related to U.S. federal, state and foreign net operating loss carryforwards ("NOLs"), U.S. federal foreign tax credit carryforwards, and carryforwards of U.S. federal and state interest expenses limited in their deduction under the Internal Revenue Code and similar state and local statutes. In its assessment, the Company has concluded there to be sufficient uncertainty regarding the future realization of these deferred tax assets

The table below presents the changes in the deferred tax valuation allowances:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Beginning balance	$808.3	$455.7	$362.8
Changes in valuation allowance	745.8	196.3	87.2
Other (1)	35.0	156.3	5.7
Ending balance	$1,589.1	$808.3	$455.7
_______________
(1)Valuation allowance adjustments recorded in other comprehensive income are primarily associated with hedging activity. Amounts for the years ended March 31, 2025 and March 31, 2024 also include opening balances of $23.0 million and $187.0 million, respectively, due to the acquisition of eOne on December 27, 2023.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of March 31, 2025, the Company had U.S. federal NOLs of approximately $1,311.2 million available to reduce future U.S. federal income taxes, certain of which expire beginning in 2037 through 2038. As of March 31, 2025, the Company had state NOLs of approximately $1,230.3 million available to reduce future state income taxes which expire in varying amounts beginning in 2026. As of March 31, 2025, the Company had Canadian NOLs of $332.2 million which will expire beginning in 2030. As of March 31, 2025, the Company had Luxembourg NOLs of $3,354.6 million which will expire beginning in 2036. As of March 31, 2025 the Company had Spanish loss carryforwards of $95.6 million which will expire beginning in 2036. As of March 31, 2025 the Company had U.K. NOLs of $64.9 million with no expiration. As of March 31, 2025, the Company had other foreign jurisdiction NOLs of $47.5 million which will expire beginning in 2028. In addition, as of March 31, 2025, the Company had U.S. federal credit carryforwards related to foreign taxes paid of approximately $49.0 million to offset future U.S. federal income taxes that will expire beginning in 2026.

The unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year are classified as "other liabilities" in the consolidated balance sheets. As of March 31, 2025 and 2024, the total amount of gross unrecognized tax benefits, exclusive of interest and penalties, was $0.4 million and $12.1 million, respectively, which, if recognized, would favorably impact the Company's effective tax rate. The aggregate changes in the Company's gross amount of unrecognized tax benefits, exclusive of interest and penalties, are summarized as follows:

Amounts in millions
Gross unrecognized tax benefits at March 31, 2022 (liability as of March 31, 2022)	$70.2
Increases related to current year tax position	—
Increases related to prior year tax positions	0.2
Decreases related to prior year tax positions	—
Settlements	(4.3)
Lapse in statute of limitations	(1.2)
Gross unrecognized tax benefits at March 31, 2023 (liability as of March 31, 2023)	64.9
Increases related to current year tax position	—
Increases related to prior year tax positions	8.9
Decreases related to prior year tax positions	—
Settlements	(60.7)
Lapse in statute of limitations	(1)
Gross unrecognized tax benefits at March 31, 2024 (liability as of March 31, 2024)	12.1
Increases related to current year tax position	—
Increases related to prior year tax positions	2.0
Decreases related to prior year tax positions	(2.0)
Settlements	(2.6)
Lapse in statute of limitations	(1.4)
Gross unrecognized tax benefits at March 31, 2025 (liability as of March 31, 2025)	$8.1

The Company records interest and penalties on unrecognized tax benefits as part of its income tax provision (benefit). For the years ended March 31, 2025, 2024, and 2023, the Company recognized as a charge or (benefit) for interest and penalties related to uncertain tax positions of $(4.2) million, $(8.9) million, and $5.0 million, respectively. The liability for accrued interest and penalties amounted to $2.0 million and $7.0 million as of March 31, 2025 and 2024, respectively.

The Company estimates that it is reasonably possible that the liability for unrecognized tax benefits will decrease in the next twelve months by $0.8 million, inclusive of interest and penalties, as a result of projected audit settlements in certain jurisdictions.

The Company is subject to taxation in the U.S. and various state, local, and foreign jurisdictions. To the extent allowed by law, the taxing authorities may have the right to examine prior periods where NOLs were generated and carried forward and make adjustments up to the amount of the NOLs. While the Company is in various stages of inquiry and examination with certain taxing authorities and believes that its tax positions will more likely than not be sustained, it is nonetheless possible that

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

future obligations related to these matters could arise. The Company believes that adequate amounts have been reserved for any adjustments that may ultimately result from an examination.

15. Restructuring and Other

Restructuring and other includes restructuring and severance costs, and certain transaction and other costs, when applicable. During the years ended March 31, 2025, 2024 and 2023, the Company also incurred certain other unusual charges or benefits, which are included in direct operating expense in the consolidated statements of operations and are described below. The following table sets forth restructuring and other and these other unusual charges or benefits and the statement of operations line items they are included in for the years ended March 31, 2025, 2024 and 2023:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Restructuring and other:
Content and other impairments(1)	$162.4	$377.3	$385.2
Severance(2)	40.6	46.6	22.2
COVID-19 related charges included in restructuring and other	—	—	0.1
Transaction and other costs (benefits)(3)	50.5	84.6	4.4
Total Restructuring and Other	253.5	508.5	411.9

Other unusual charges not included in restructuring and other or the Company's operating segments:
Programming and content charges included in direct operating expense(4)	—	—	7.0
COVID-19 related benefit included in direct operating expense(5)	(3.1)	(1.0)	(11.6)
Unallocated rent cost included in direct operating expense(6)	18.6	—	—
Total restructuring and other and other unusual charges not included in restructuring and other	$269.0	$507.5	$407.3
_______________________
(1)Media Networks Restructuring: In fiscal 2023, the Company began a plan to restructure its Media Networks international business, and during the fiscal years ended March 31, 2024 and 2025, the Company continued executing its restructuring plan, which included exiting all international territories except for Canada and India, and included an evaluation of the programming on Starz's domestic and international platforms, resulting in certain programming being removed from those platforms and written down to fair value.
The Company has incurred impairment charges from the inception of the Media Networks restructuring plan through     March 31, 2025 amounting to $880.1 million. As a result of these restructuring initiatives, the Company recorded content impairment charges related to the Media Networks segment in the fiscal years ended March 31, 2025, 2024 and 2023 of $136.3 million, $364.5 million, and $379.3 million, respectively.

As the Company continues to evaluate the Media Networks business and its current restructuring plan in relation to the current micro and macroeconomic environment and the announced plan to separate the Company's Starz business (i.e., Media Networks segment) and Studio Business (i.e., Motion Picture and Television Production segments), including further strategic review of content performance and its strategy on a territory-by-territory basis, the Company may decide to expand its restructuring plan and exit additional territories or remove certain content off its platform in the future. The Company may incur additional content impairment and other restructuring charges as it continues to execute its restructuring plan.

Content and Other Impairments: Content and other impairments in the fiscal year ended March 31, 2025 also include content impairments of $7.7 million related to the Motion Picture and Television Production segments associated with exiting local production in certain international territories. In addition, amounts in the fiscal year ended March 31, 2025 also include impairments of certain operating lease right-of-use and leasehold improvement assets related to the Television Production segment associated with facility leases that will no longer be utilized by the Company primarily

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to the integration of eOne.

Content and other impairments in the fiscal year ended March 31, 2024 also include $12.8 million of development costs written off in connection with changes in strategy in the Television Production segment as a result of the acquisition of eOne.

Content and other impairments in the fiscal year ended March 31, 2023 also include an impairment of operating leases right-of-use asset related to the Studio business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by the Company.

The lease impairments reflects a decline in market conditions since the inception of the leases impacting potential sublease opportunities, and represents the difference between the estimated fair value, which was determined based on the expected discounted future cash flows of the lease assets, and the carrying value.
(2)Severance costs were primarily related to restructuring, acquisition integration activities and other cost-saving initiatives. During the fiscal year ended March 31, 2025, in connection with the Company's current restructuring plan, approximately 8% of its eligible U.S. employees elected to take advantage of voluntary severance and early retirement packages. A total of approximately $26.0 million in severance expense was incurred under the voluntary severance program and was recognized in restructuring and other in the fiscal year ended March 31, 2025. In the fiscal year ended March 31, 2024, amounts were due to restructuring activities including integration of the acquisition of eOne, Media Networks international restructuring and our Motion Picture and Television Production segments.
(3)Transaction and other costs in the fiscal years ended March 31, 2025, 2024 and 2023 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs associated with legal and other matters. In fiscal 2025 and fiscal 2024, amounts include costs associated with the separation of the Starz Business from the Studio Business, and acquisition and integration costs related to the acquisition of eOne. In fiscal 2024, amounts also include $49.2 million associated with the acquisition of additional interest in 3 Arts Entertainment. Due to the new arrangement representing a modification of terms of the compensation element under the previous arrangement which resulted in the reclassification of the equity award to a liability award, the Company recognized incremental compensation expense of $49.2 million, representing the excess of the fair value of the modified award over amounts previously expensed (see Note 11 for further information). In addition, transaction and other costs in fiscal 2024 includes approximately $16.6 million of a loss associated with a theft at a production of a 51% owned consolidated entity. In the quarter ended March 31, 2025, the Company recognized a benefit of $3.1 million for insurance recoveries related to the loss. The Company also expects to recover a portion of the loss from the noncontrolling interest holders of this entity. In fiscal 2025 and 2024, transaction and other costs also include a benefit of $7.1 million and $5.4 million associated with an arrangement to migrate subscribers in some of the exited territories to a third-party in connection with the Starz international restructuring. In fiscal 2023, transaction and other costs include a benefit of $11.0 million for a settlement of a legal matter related to the Media Networks segment.
(4)Amounts represent certain unusual programming and content charges. In the fiscal year ended March 31, 2023, the amounts represent development costs written off as a result of changes in strategy across the Company's theatrical slate in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment. These charges are excluded from segment results and included in amortization of investment in film and television programs in direct operating expense on the consolidated statement of operations.
(5)Amounts include incremental costs incurred, if any, due to circumstances associated with the COVID-19 global pandemic, net of recoveries. In the fiscal years ended March 31, 2025, 2024 and 2023, recoveries exceeded the incremental costs expensed in the year, resulting in a net benefit included in direct operating expense. Insurance recoveries in the fiscal years 2025, 2024 and 2023 were $3.1 million, $1.2 million and $14.1 million, respectively. The fiscal 2023 benefit also included bad debt recoveries.
(6)Amounts represent rent cost for production facilities that were unutilized as a result of the industry strikes, and therefore such amounts are not allocated to the segments.

Changes in the restructuring and other severance liability were as follows for the years ended March 31, 2025, 2024 and 2023:

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Severance liability
Beginning balance	$23.6	$8.7	$1.5
Accruals(2)	35.2	37.2	18.0
Severance payments	(33.6)	(22.3)	(10.8)
Ending balance(1)	$25.2	$23.6	$8.7
_______________________
(1)As of March 31, 2025, the remaining severance liability of approximately $25.2 million is expected to be paid in the next 12 months.
(2)Excludes $5.4 million, $9.4 million, and $4.2 million in the fiscal years ended March 31, 2025, 2024 and 2023, respectively, of accelerated vesting on equity awards.

16. Segment Information

The Company’s reportable segments have been determined based on the distinct nature of their operations, the Company's internal management structure, and the financial information that is evaluated regularly by the Company's CODM in deciding how to allocate resources to an individual segment and in assessing performance. Our Chief Executive Officer (“CEO”) is the CODM.

The Company has three reportable business segments: (1) Motion Picture, (2) Television Production and (3) Media Networks. The Company refers to its Motion Picture and Television Production segments collectively as the Studio Business.

Studio Business:

Motion Picture. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired.

Television Production. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. Television Production includes the licensing of Starz original series productions to Starz Networks and to Starz platforms outside of the U.S. and Canada, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment.

Media Networks Business:

Media Networks. Media Networks consists of the following product lines (i) Starz Networks, which includes the domestic distribution of STARZ branded premium subscription video services through OTT platforms, on a direct-to-consumer basis through the Starz App, and through Distributors; and (ii) Other, which represents revenues primarily from the OTT distribution of the Company's Starz subscription video services outside of the U.S. and Canada.

In the ordinary course of business, the Company's reportable segments enter into transactions with one another. The most common types of intersegment transactions include licensing motion pictures or television programming (including Starz original productions) from the Motion Picture and Television Production segments to the Media Networks segment. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses, assets, or liabilities recognized by the segment that is the counterparty to the transaction) are eliminated in consolidation and, therefore, do not affect consolidated results.

Segment information is presented in the table below. The Motion Picture and Television Production segments include the results of operations of eOne from the acquisition date of December 27, 2023 (see Note 2).

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Segment revenues
Studio Business:
Motion Picture	$1,589.7	$1,656.3	$1,323.7
Television Production	1,605.8	1,330.1	1,760.1
Total Studio Business	3,195.5	2,986.4	3,083.8
Media Networks	1,372.1	1,576.4	1,546.5
Intersegment eliminations	(619.7)	(545.9)	(775.5)
	3,947.9	4,016.9	3,854.8
Intersegment revenues
Studio Business:
Motion Picture	203.3	128.2	44.2
Television Production	416.4	417.7	731.3
Total Studio Business	619.7	545.9	775.5
Media Networks	—	—	—
	619.7	545.9	775.5
Segment direct operating expenses
Studio Business:
Motion Picture	824.2	796.0	666.5
Television Production	1,369.3	1,090.1	1,541.5
Total Studio Business	2,193.5	1,886.1	2,208.0
Media Networks	702.1	795.5	846.8
Intersegment eliminations	(561.9)	(494.2)	(740.1)
	2,333.7	2,187.4	2,314.7
Segment distribution and marketing
Studio Business:
Motion Picture	357.8	427.0	270.9
Television Production	38.1	35.3	33.3
Total Studio Business	395.9	462.3	304.2
Media Networks	381.0	451.1	496.5
Intersegment eliminations	(0.8)	(2.8)	0.3
	776.1	910.6	801.0
Gross contribution
Studio Business:
Motion Picture	407.7	433.3	386.3
Television Production	198.4	204.7	185.3
Total Studio Business	606.1	638.0	571.6
Media Networks	289.0	329.8	203.2
Intersegment eliminations	(57.0)	(48.9)	(35.7)
	838.1	918.9	739.1

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment general and administration
Studio Business:
Motion Picture	100.1	113.9	109.8
Television Production	61.9	57.9	51.9
Total Studio Business	162.0	171.8	161.7
Media Networks	86.2	93.4	96.4
	248.2	265.2	258.1
Segment profit
Studio Business:
Motion Picture	307.6	319.4	276.5
Television Production	136.5	146.8	133.4
Total Studio Business	444.1	466.2	409.9
Media Networks	202.8	236.4	106.8
Intersegment eliminations	(57.0)	(48.9)	(35.7)
	$589.9	$653.7	$481.0

The Company's primary measure of segment performance is segment profit. Segment profit is defined as gross contribution (segment revenues, less segment direct operating and segment distribution and marketing expense) less segment general and administration expenses. Segment profit excludes, when applicable, corporate general and administrative expense, restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy, certain benefits related to the COVID-19 global pandemic, unallocated rent cost and purchase accounting and related adjustments. The Company believes the presentation of segment profit is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company's management, including the CODM, and enables them to understand the fundamental performance of the Company's businesses. The CODM uses segment profit to evaluate the operating performance of the Company’s segments, to inform decisions for planning and forecasting, and for the allocation of resources.

The reconciliation of total segment profit to the Company’s loss before income taxes is as follows:

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Company’s total segment profit	$589.9	$653.7	$481.0
Corporate general and administrative expenses(1)	(123.2)	(136.1)	(122.9)
Adjusted depreciation and amortization(2)	(33.8)	(50.1)	(40.2)
Restructuring and other	(253.5)	(508.5)	(411.9)
Goodwill and intangible asset impairment	—	(663.9)	(1,475.0)
COVID-19 related benefit included in direct operating expense(3)	3.1	1.0	11.6
Programming and content charges(4)	—	—	(7.0)
Unallocated rent cost included in direct operating expense(5)	(18.6)	—	—
Adjusted share-based compensation expense(6)	(69.0)	(81.2)	(97.8)
Purchase accounting and related adjustments(7)	(163.0)	(153.7)	(195.5)
Operating loss	(68.1)	(938.8)	(1,857.7)
Interest expense	(283.6)	(269.8)	(221.2)
Interest and other income	15.1	22.1	6.4
Other gains (losses), net	(19.0)	(26.9)	(26.9)
Gain (loss) on extinguishment of debt	(7.5)	19.9	57.4
Gain on investments, net	—	3.5	44.0
Equity interests income	4.3	8.7	0.5
Loss before income taxes	$(358.8)	$(1,181.3)	$(1,997.5)
___________________
(1)Corporate general and administrative expenses include certain corporate executive expense (such as salaries and wages for the office of the Chief Executive Officer, Chief Financial Officer, General Counsel and other corporate officers), investor relations costs, costs of maintaining corporate facilities, and other unallocated common administrative support functions, including corporate accounting, finance and financial reporting, internal and external audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense.
(2)Adjusted depreciation and amortization represents depreciation and amortization as presented on our consolidated statements of operations less the depreciation and amortization related to the non-cash fair value adjustments to property and equipment and intangible assets acquired in acquisitions which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Depreciation and amortization	$188.1	$192.2	$180.3
Less: Amount included in purchase accounting and related adjustments	(154.3)	(142.1)	(140.1)
Adjusted depreciation and amortization	$33.8	$50.1	$40.2
(3)Amounts represent the incremental costs, if any, included in direct operating expense resulting from circumstances associated with the COVID-19 global pandemic, net of recoveries (see Note 15). These benefits are excluded from segment operating results.
(4)Programming and content charges represent certain charges included in direct operating expense in the consolidated statements of operations, and excluded from segment operating results (see Note 15 for further information).
(5)Amounts represent rent cost for production facilities that were unutilized as a result of the industry strikes, and therefore such amounts are not allocated to the segments.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Total share-based compensation expense	$74.4	$90.6	$102.0
Less:
Amount included in restructuring and other(i)	(5.4)	(9.4)	(4.2)
Adjusted share-based compensation	$69.0	$81.2	$97.8
(i)Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.
(7)Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in acquisitions. The following sets forth the amounts included in each line item in the financial statements:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Purchase accounting and related adjustments:
Direct operating	$—	$—	$0.7
General and administrative expense(i)	8.7	11.6	54.7
Depreciation and amortization	154.3	142.1	140.1
	$163.0	$153.7	$195.5
(i)In the fiscal years ended March 31, 2025, 2024 and 2023, these adjustments include the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment. Amounts in fiscal 2024 and 2023 also include the amortization of the recoupable portion of the purchase price (through May 2023) related to 3 Arts Entertainment. Amounts in fiscal 2023 also include the non-cash charges for the accretion of the noncontrolling interest discount related to 3 Arts Entertainment (through November 2022). These amounts are accounted for as compensation and are included in general and administrative expense, as presented in the table below. The noncontrolling equity interest in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the consolidated statement of operations due to the relationship to continued employment.

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Amortization of recoupable portion of the purchase price	$—	$1.3	$7.7
Noncontrolling interest discount amortization	—	—	13.2
Noncontrolling equity interest in distributable earnings	8.7	10.3	33.8
	$8.7	$11.6	$54.7

See Note 12 for revenues by media or product line as broken down by segment for the fiscal years ended March 31, 2025, 2024, and 2023.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table reconciles segment general and administration to the Company’s total consolidated general and administration expense:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
General and administration
Segment general and administrative expenses	$248.2	$265.2	$258.1
Corporate general and administrative expenses	123.2	136.1	122.9
Share-based compensation expense included in general and administrative expense	65.3	77.6	95.4
Purchase accounting and related adjustments	8.7	11.6	54.7
	$445.4	$490.5	$531.1

The reconciliation of total segment assets to the Company’s total consolidated assets is as follows:

	March 31, 2025	March 31, 2024
	(Amounts in millions)
Assets
Motion Picture	$1,867.4	$1,851.4
Television Production	2,279.3	2,347.8
Media Networks	2,041.8	2,036.7
Other unallocated assets(1)	633.6	856.8
	$6,822.1	$7,092.7
_____________________
(1)Other unallocated assets primarily consist of cash, other assets and investments.

The following table sets forth acquisition of investment in films and television programs and program rights, as broken down by segment for the years ended March 31, 2025, 2024 and 2023:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Acquisition of investment in films and television programs and program rights
Motion Picture	$642.3	$416.6	$483.6
Television Production	1,024.1	712.8	1,082.0
Media Networks	946.7	852.8	1,173.0
Intersegment eliminations	(644.5)	(572.9)	(759.4)
	$1,968.6	$1,409.3	$1,979.2

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth capital expenditures, as broken down by segment for the years ended March 31, 2025, 2024 and 2023:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Capital expenditures
Motion Picture	$—	$—	$—
Television Production	0.3	0.3	0.3
Media Networks	17.6	24.8	42.5
Corporate(1)	13.2	9.6	6.2
	$31.1	$34.7	$49.0
_____________________
(1)Represents unallocated capital expenditures primarily related to the Company's corporate headquarters.

Revenue by geographic location, based on the location of the customers, with no other foreign country individually comprising greater than 10% of total revenue, is as follows:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Revenue
Canada	$79.7	$76.9	$63.1
United States	3,071.3	3,140.1	3,129.8
Other foreign	796.9	799.9	661.9
	$3,947.9	$4,016.9	$3,854.8
Long-lived assets by geographic location are as follows:

	March 31, 2025	March 31, 2024
	(Amounts in millions)
Long-lived assets(1)
United States	$3,200.5	$3,063.2
Other foreign	126.7	176.3
	$3,327.2	$3,239.5
_____________
(1)Long-lived assets represents total assets less the following: current assets, investments, long-term receivables, interest rate swaps, intangible assets, goodwill and deferred tax assets.

For the year ended March 31, 2025, the Company had revenue from one individual customer which represented greater than 10% of consolidated revenues, amounting to $922.0 million, primarily related to the Company's Media Networks and Motion Picture segments (2024 - revenue from one individual customer which represented greater than 10% of consolidated revenues, amounting to $831.0 million, primarily related to the Company's Media Networks and Motion Picture segments; 2023 - revenue from one individual customer which represented greater than 10% of consolidated revenues, amounting to $766.6 million, primarily related to the Company's Media Networks and Motion Picture segments).

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of March 31, 2025, the Company had accounts receivable due from two customers which individually represented greater than 10% of consolidated accounts receivable, and amounted to 11.8% and 10.3% of total consolidated accounts receivable (current and non-current) at March 31, 2025, or gross accounts receivable of approximately $83.8 million and $72.8 million, respectively. As of March 31, 2024, the Company had accounts receivable due from one customer which individually represented greater than 10% of consolidated accounts receivable, and amounted to 11.6% of total consolidated accounts receivable (current and non-current) at March 31, 2024, or gross accounts receivable of approximately $100.9 million.

17. Commitments and Contingencies

Commitments

The following table sets forth our future annual repayment of contractual commitments as of March 31, 2025:

	Year Ending March 31,
	2026	2027	2028	2029	2030	Thereafter	Total
	(Amounts in millions)
Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments(1)	$378.0	$189.5	$6.0	$—	$—	$—	$573.5
Interest payments(2)	171.3	139.3	106.0	95.1	23.4	—	535.1
Other contractual obligations	134.1	73.6	42.5	33.6	25.0	154.9	463.7
Total future commitments under contractual obligations(3)	$683.4	$402.4	$154.5	$128.7	$48.4	$154.9	$1,572.3
____________________________
(1)Film related obligations commitments are not reflected on the consolidated balance sheets as they did not then meet the criteria for recognition and include the following items:
(i)Distribution and marketing commitments represent contractual commitments for future expenditures associated with distribution and marketing of films which we will distribute. The payment dates of these amounts are primarily based on the anticipated release date of the film.
(ii)Minimum guarantee commitments represent contractual commitments related to the purchase of film rights for pictures to be delivered in the future.
(iii)Program rights commitments represent contractual commitments under programming license agreements related to films that are not available for exhibition until some future date (see below for further details).
(iv)Production loan commitments represent amounts committed for future film production and development to be funded through production financing and recorded as a production loan liability when incurred. Future payments under these commitments are based on anticipated delivery or release dates of the related film or contractual due dates of the commitment. The amounts include estimated future interest payments associated with the commitment.
(2)Includes cash interest payments on our corporate debt and film related obligations, based on the applicable SOFR interest rates at March 31, 2025, net of payments and receipts from the Company's interest rate swaps, and excluding the interest payments on the revolving credit facility as future amounts are not fixed or determinable due to fluctuating balances and interest rates.
(3)Not included in the amounts above are $90.7 million included in other liabilities-non current representing the compensatory portion of the 3 Arts Entertainment noncontrolling interest and $93.7 million of redeemable noncontrolling interest, as future amounts and timing are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimations of future payments (see Note 11).

The Company has an exclusive multiyear post pay-one output licensing agreement with Universal for live-action films theatrically released in the U.S. starting January 1, 2022. The Universal agreement provides the Company with rights to exhibit these films immediately following their pay-one windows. The Company is unable to estimate the amounts to be paid under the Universal agreement for films that have not yet been released in theaters, however, such amounts are expected to be significant.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Multiemployer Benefit Plans. The Company contributes to various multiemployer pension plans under the terms of collective bargaining agreements that cover its union-represented employees. The Company makes periodic contributions to these plans in accordance with the terms of applicable collective bargaining agreements and laws but does not sponsor or administer these plans. The risks of participating in these multiemployer pension plans are different from single-employer pension plans such that (i) contributions made by the Company to the multiemployer pension plans may be used to provide benefits to employees of other participating employers; (ii) if the Company chooses to stop participating in certain of these multiemployer pension plans, it may be required to pay those plans an amount based on the underfunded status of the plan, which is referred to as a withdrawal liability; and (iii) actions taken by a participating employer that lead to a deterioration of the financial health of a multiemployer pension plan may result in the unfunded obligations of the multiemployer pension plan to be borne by its remaining participating employers.

The Company does not participate in any multiemployer benefit plans that are considered to be individually significant to the Company, and as of March 31, 2025, all except one of the largest plans in which the Company participates were funded at a level of 80% or greater. The other plan, the Motion Picture Industry Pension Plan, was funded at 72.1% for the 2024 plan year, but was not considered to be in endangered, critical, or critical and declining status in the 2024 plan year. Total contributions made by the Company to multiemployer pension and other benefit plans for the years ended March 31, 2025, 2024 and 2023 were $106.1 million, $59.9 million, and $102.0 million, respectively.

Contingencies

From time to time, the Company is involved in certain claims and legal proceedings arising in the normal course of business.

The Company establishes an accrued liability for claims and legal proceedings when the Company determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters.

As of March 31, 2025, the Company is not a party to any material pending claims or legal proceeding and is not aware of any other claims that it currently expects will, individually or in the aggregate, have a material adverse effect on the Company's financial position, results of operations or cash flows.

18. Financial Instruments

(a) Credit Risk

Concentration of credit risk with the Company’s customers is limited due to the Company’s customer base and the diversity of its sales throughout the world. The Company performs ongoing credit evaluations and maintains a provision for potential credit losses. The Company generally does not require collateral for its trade accounts receivable.

(b) Derivative Instruments and Hedging Activities

Forward Foreign Exchange Contracts

The Company enters into forward foreign exchange contracts to hedge its foreign currency exposures on future production expenses and tax credit receivables denominated in various foreign currencies (i.e., cash flow hedges). The Company also enters into forward foreign exchange contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions. Changes in the fair value of the foreign exchange contracts that are designated as hedges are reflected in accumulated other comprehensive income (loss), and changes in the fair value of foreign exchange contracts that are not designated as hedges and do not qualify for hedge accounting are recorded in direct operating expense. Gains and losses realized upon settlement of the foreign exchange contracts that are designated as hedges are amortized to direct operating expense on the same basis as the production expenses being hedged.

As of March 31, 2025, the Company had the following outstanding forward foreign exchange contracts (all outstanding contracts have maturities of less than 24 months from March 31, 2025):

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

March 31, 2025
Foreign Currency	Foreign Currency Amount			US Dollar Amount	Weighted Average Exchange Rate Per $1 USD
	(Amounts in millions)			(Amounts in millions)
Euro	40.7	EUR	in exchange for	$43.6	0.92	EUR
Canadian Dollar	15.5	CAD	in exchange for	$10.6	1.40	CAD
Mexican Peso	69.5	MXN	in exchange for	$3.4	20.63	MXN
Hungarian Forint	6,000.0	HUF	in exchange for	$16.0	374.00	HUF
New Zealand Dollar	$6.4	NZD	in exchange for	$3.9	1.66	NZD

Interest Rate Swaps

The Company is exposed to the impact of interest rate changes primarily through its borrowing activities. The Company’s objective is to mitigate the impact of interest rate changes on earnings and cash flows. The Company primarily uses pay-fixed interest rate swaps to facilitate its interest rate risk management activities, which the Company generally designates as cash flow hedges of interest payments on floating-rate borrowings. Pay-fixed swaps effectively convert floating-rate borrowings to fixed-rate borrowings. The unrealized gains or losses from these designated cash flow hedges are deferred in accumulated other comprehensive income (loss) and recognized in interest expense as the interest payments occur. Changes in the fair value of interest rate swaps that are not designated as hedges are recorded in interest expense (see further explanation below).

Cash settlements related to interest rate contracts are generally classified as operating activities on the consolidated statements of cash flows. However, due to a financing component (debt host) on a portion of our previously outstanding interest rate swaps, the cash flows related to these contracts are classified as financing activities through the date of termination.

Designated Cash Flow Hedges. As of March 31, 2024, the Company had the following pay-fixed interest rate swaps, which were designated as cash flow hedges outstanding (all related to the Company's SOFR-based debt, see Note 7 and Note 8), and were terminated in December 2024, as further described below.

Effective Date	Notional Amount	Fixed Rate Paid	Maturity Date
	(in millions)
May 23, 2018	$300.0	2.915%	March 24, 2025
May 23, 2018	$700.0	2.915%	March 24, 2025	(1)
June 25, 2018	$200.0	2.723%	March 23, 2025	(1)
July 31, 2018	$300.0	2.885%	March 23, 2025	(1)
December 24, 2018	$50.0	2.744%	March 23, 2025	(1)
December 24, 2018	$100.0	2.808%	March 23, 2025	(1)
December 24, 2018	$50.0	2.728%	March 23, 2025	(1)
Total	$1,700.0
__________________
(1)Represents the re-designated swaps as described in the Fiscal 2023 Transactions section below that were previously not designated cash flow hedges at March 31, 2022.

In December 2024, the Company terminated all of its pay-fixed interest rate swaps which were outstanding at March 31, 2024, as shown in the table above. As a result of the termination, the Company received approximately $9.4 million, which was recorded as a reduction of the interest rate swap asset values, and represents the amount of unrealized gains recorded in accumulated other comprehensive income related to the terminated interest rate swaps which will be amortized as a reduction of interest expense through the remaining term of the terminated swaps unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the gain will be recorded to interest expense at that time. The receipt of approximately $9.4 million was classified in the consolidated statement of cash flows as cash provided by operating activities.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the fiscal year ended March 31, 2025, the Company entered into the following pay-fixed interest rate swaps, which have been designated as cash flow hedges outstanding (all related to the Company's SOFR-based debt, see Note 7 and Note 8).

Designated Cash Flow Hedges at March 31, 2025:

Effective Date	Notional Amount	Fixed Rate Paid	Maturity Date
	(in millions)
August 15, 2024	$65.0	4.045%	September 15, 2026
August 15, 2024	$77.5	3.803%	August 15, 2026
August 15, 2024	$77.5	3.810%	September 15, 2026
December 15, 2024	$125.0	3.970%	December 15, 2026
January 31, 2025	$100.0	4.060%	January 31, 2027
February 14, 2025	$282.8	4.097%	February 14, 2027
Total	$727.8

Fiscal 2023 Transactions: In May 2022, the Company terminated certain of its previous interest rate swap contracts (the "Terminated Swaps"). As a result of the terminations, the Company received approximately $56.4 million. Simultaneously with the termination of the Terminated Swaps, the Company re-designated all other swaps previously not designated as cash flow hedges of variable rate debt.

The receipt of approximately $56.4 million as a result of the termination was recorded as a reduction of the asset values of the derivatives amounting to $188.7 million and a reduction of the financing component (debt host) of the Terminated Swaps amounting to $131.3 million. At the time of the termination of the Terminated Swaps, there was approximately $180.4 million of unrealized gains recorded in accumulated other comprehensive income (loss) related to these Terminated Swaps. This amount will be amortized as a reduction of interest expense through the remaining term of the swaps unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the gain will be recorded as a reduction to interest expense at that time. In addition, the liability amount of $6.8 million for the re-designated swaps at the re-designation date will be amortized as a reduction of interest expense throughout the remaining term of the re-designated swaps, unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the loss will be recorded to interest expense at that time.

The receipt of approximately $56.4 million was classified in the consolidated statement of cash flows as cash provided by operating activities of $188.7 million reflecting the amount received for the derivative portion of the termination of swaps, and a use of cash in financing activities of $134.5 million reflecting the pay down of the financing component of the Terminated Swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million).

Financial Statement Effect of Derivatives

Consolidated statement of operations and comprehensive income (loss): The following table presents the pre-tax effect of the Company's derivatives on the accompanying consolidated statements of operations and comprehensive income (loss) for the years ended March 31, 2025, 2024 and 2023:

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts
Gain (loss) recognized in accumulated other comprehensive income (loss)	$3.4	$(5.8)	$1.7
Gain (loss) reclassified from accumulated other comprehensive income (loss) into direct operating expense	(1.2)	(0.3)	(0.3)
Interest rate swaps
Gain (loss) recognized in accumulated other comprehensive income (loss)	$(0.6)	$36.3	$81.1
Gain (loss) reclassified from accumulated other comprehensive income (loss) into interest expense	28.6	41.8	1.4

Derivatives not designated as cash flow hedges:
Interest rate swaps
Gain (loss) reclassified from accumulated other comprehensive income (loss) into interest expense	$4.3	$(7.2)	$(11.8)

Total direct operating expense on consolidated statements of operations	$2,352.1	$2,189.2	$2,312.5
Total interest expense on consolidated statements of operations	$283.6	$269.8	$221.2

Consolidated balance sheets: The Company classifies its forward foreign exchange contracts and interest rate swap agreements within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments (see Note 10). Pursuant to the Company's accounting policy to offset the fair value amounts recognized for derivative instruments, the Company presents the asset or liability position of the swaps that are with the same counterparty under a master netting arrangement net as either an asset or liability in its consolidated balance sheets. As of March 31, 2025 and 2024, there were no swaps outstanding that were subject to a master netting arrangement.

As of March 31, 2025 and 2024, the Company had the following amounts recorded in the accompanying consolidated balance sheets related to the Company's use of derivatives:

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31, 2025
	Other Current Assets	Other Liabilities (non-current)
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$1.8	$—
Interest rate swaps	—	3.1
Fair value of derivatives	$1.8	$3.1

	March 31, 2024
	Other Current Assets	Other Accrued Liabilities
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$—	$2.8
Interest rate swaps	35.6	—
Fair value of derivatives	$35.6	$2.8

As of March 31, 2025, based on the current release schedule, the Company estimates approximately $1.1 million of gains associated with forward foreign exchange contract cash flow hedges in accumulated other comprehensive income (loss) will be reclassified into earnings during the one-year period ending March 31, 2026.

As of March 31, 2025, the Company estimates approximately $26.4 million of gains recorded in accumulated other comprehensive income (loss) associated with interest rate swap agreement cash flow hedges will be reclassified into interest expense during the one-year period ending March 31, 2026.

19. Additional Financial Information

The following tables present supplemental information related to the consolidated financial statements.

Cash, Cash Equivalents and Restricted Cash

Cash equivalents consist of investments that are readily convertible into cash. Cash equivalents are carried at cost, which approximates fair value. The Company classifies its cash equivalents within Level 1 of the fair value hierarchy because the Company uses quoted market prices to measure the fair value of these investments (see Note 10). The Company monitors concentrations of credit risk with respect to cash and cash equivalents by placing such balances with higher quality financial institutions or investing such amounts in liquid, short-term, highly-rated instruments or investment funds holding similar instruments. As of March 31, 2025, the Company’s cash and cash equivalents were held in bank depository accounts.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets to the total amounts reported in the consolidated statements of cash flows at March 31, 2025 and 2024. At March 31, 2025 and 2024, restricted cash represents primarily amounts related to required cash reserves for interest payments associated with certain corporate debt and film related obligations.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31, 2025	March 31, 2024
	(Amounts in millions)
Cash and cash equivalents	$223.7	$314.0
Restricted cash included in other current assets	67.9	43.7
Restricted cash included in other non-current assets	—	13.7
Total cash, cash equivalents and restricted cash	$291.6	$371.4

Accounts Receivable Monetization

Under the Company's accounts receivable monetization programs, the Company has entered into (1) individual agreements to monetize certain of its trade accounts receivable directly with third-party purchasers and (2) a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions, as further described below. Under these programs, the Company transfers receivables to purchasers in exchange for cash proceeds, and the Company continues to service the receivables for the purchasers. The Company accounts for the transfers of these receivables as a sale, removes (derecognizes) the carrying amount of the receivables from its balance sheets and classifies the proceeds received as cash flows from operating activities in the statements of cash flows. The Company records a loss on the sale of these receivables reflecting the net proceeds received (net of any obligations incurred), less the carrying amount of the receivables transferred. The loss is reflected in the "other gains (losses), net" line item on the consolidated statements of operations. The Company receives fees for servicing the accounts receivable for the purchasers, which represent the fair value of the services and were immaterial for the years ended March 31, 2025, 2024 and 2023.

Individual Monetization Agreements. The Company enters into individual agreements to monetize trade accounts receivable. The third-party purchasers have no recourse to other assets of the Company in the event of non-payment by the customers. The following table sets forth a summary of the receivables transferred under individual agreements or purchases during the years ended March 31, 2025, 2024 and 2023:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)

Carrying value of receivables transferred and derecognized	$1,300.4	$1,413.2	$1,405.9
Net cash proceeds received	1,280.0	1,385.9	1,382.7
Loss recorded related to transfers of receivables	20.4	27.3	23.2

At March 31, 2025, the outstanding amount of receivables derecognized from the Company's consolidated balance sheets, but which the Company continues to service, related to the Company's individual agreements to monetize trade accounts receivable was $574.2 million (March 31, 2024 - $613.4 million).

Pooled Monetization Agreement. In December 2019, the Company entered into a revolving agreement, as amended in July 2023, to transfer up to $100.0 million of certain receivables to various financial institutions on a recurring basis in exchange for cash equal to the gross receivables transferred, which matured on October 1, 2023. As customers paid their balances, the Company would transfer additional receivables into the program. The transferred receivables were fully guaranteed by a bankruptcy-remote wholly-owned subsidiary of the Company. The third-party purchasers had no recourse to other assets of the Company in the event of non-payment by the customers.

The following table sets forth a summary of the receivables transferred under the pooled monetization agreement during the years ended March 31, 2024 and 2023:

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended
	March 31,
	2024	2023
	(Amounts in millions)
Gross cash proceeds received for receivables transferred and derecognized	$22.2	$167.0
Less amounts from collections reinvested under revolving agreement	(9.1)	(94.3)
Proceeds from new transfers	13.1	72.7
Collections not reinvested and remitted or to be remitted	(13.4)	(66.6)
Net cash proceeds received (paid or to be paid)(1)	$(0.3)	$6.1

Carrying value of receivables transferred and derecognized (2)	$22.1	$164.8
Obligations recorded	$2.1	$5.9
Loss recorded related to transfers of receivables	$2.0	$3.7
___________________
(1)During the year ended March 31, 2024, the Company voluntarily repurchased $46.0 million of receivables previously transferred. In addition, during the year ended March 31, 2023, the Company repurchased $27.4 million of receivables previously transferred, as separately agreed upon with the third-party purchasers, in order to monetize such receivables under the individual monetization program discussed above without being subject to the collateral requirements under the pooled monetization program.
(2)Receivables net of unamortized discounts on long-term, non-interest bearing receivables.

At March 31, 2025 and March 31, 2024, there were no outstanding receivables derecognized from the Company's consolidated balance sheet, for which the Company continues to service, related to the pooled monetization agreement.

Other Assets

The composition of the Company’s other assets is as follows as of March 31, 2025 and 2024:

	March 31, 2025	March 31, 2024
	(Amounts in millions)
Other current assets
Prepaid expenses and other(1)	$59.7	$58.2
Restricted cash	67.9	43.7
Contract assets	61.4	59.9
Interest rate swap assets	—	35.6
Tax credits receivable	186.8	199.1
	$375.8	$396.5
Other non-current assets
Prepaid expenses and other	$23.0	$21.6
Restricted cash	—	13.7
Accounts receivable(2)	65.7	111.7
Contract assets(2)	11.3	3.2
Tax credits receivable	435.8	361.7
Operating lease right-of-use assets	331.4	388.8
	$867.2	$900.7
_____________________
(1)Includes home entertainment product inventory which consists of Packaged Media and is stated at the lower of cost or market value (first-in, first-out method). Costs of Packaged Media sales, including shipping and handling costs, are included in distribution and marketing expenses.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)Unamortized discounts on long-term, non-interest bearing receivables were $7.0 million and $6.2 million at March 31, 2025 and 2024, respectively, and unamortized discounts on contract assets were $1.1 million and $0.3 million at March 31, 2025 and 2024, respectively.

Content Related Payables

Content related payables include minimum guarantees and accrued licensed program rights obligations, which represent amounts payable for film or television rights that the Company has acquired or licensed.

Other Accrued Liabilities

Other accrued liabilities include employee related liabilities (such as accrued bonuses and salaries and wages) of $80.8 million and $147.4 million at March 31, 2025 and 2024, respectively.

Accumulated Other Comprehensive Income (Loss)

The following table summarizes the changes in the components of accumulated other comprehensive income (loss), net of tax. During the years ended March 31, 2025, 2024 and 2023, there was no income tax expense or benefit reflected in other comprehensive income (loss) due to the income tax impact being offset by changes in the Company’s deferred tax valuation allowance.

	Foreign currency translation adjustments	Net unrealized gain (loss) on cash flow hedges	Total
	(Amounts in millions)
March 31, 2022	$(19.7)	$49.0	$29.3
Other comprehensive loss	(1.9)	82.8	80.9
Reclassifications to net loss(1)	—	10.7	10.7
March 31, 2023	(21.6)	142.5	120.9
Other comprehensive income	(1.1)	30.5	29.4
Reclassifications to net loss(1)	—	(34.3)	(34.3)
March 31, 2024	(22.7)	138.7	116.0
Other comprehensive income (loss)	(5.4)	5.0	(0.4)
Reclassifications to net loss(1)	—	(31.7)	(31.7)
Reclassifications to noncontrolling interest(2)	5.3	(16.6)	(11.3)
March 31, 2025	$(22.8)	$95.4	$72.6
___________________
(1)Represents a loss of $1.2 million included in direct operating expense and a gain of $32.9 million included in interest expense on the consolidated statement of operations in the year ended March 31, 2025 (2024 - loss of $0.3 million included in direct operating expense and a gain of $34.6 million included in interest expense; 2023 - loss of $0.3 million included in direct operating expense and loss of $10.4 million included in interest expense) (see Note 18).
(2)Represents amounts reclassified in connection with the noncontrolling interest recorded for the proportionate ownership interest in the carrying value of Legacy Lionsgate Studios (see Note 2).

Supplemental Cash Flow Information

Interest paid during the fiscal year ended March 31, 2025 amounted to $256.5 million (2024 — $242.5 million; 2023 — $196.7 million).

Income taxes paid during the fiscal year ended March 31, 2025 amounted to net tax paid of $20.5 million (2024 — net tax paid of $25.8 million; 2023 — net tax paid of $29.1 million).

Significant non-cash transactions during the fiscal years ended March 31, 2025, 2024 and 2023 include certain interest rate swap agreements, which are discussed in Note 18, "Financial Instruments".

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There were no significant non-cash investing or financing activities for the fiscal years ended March 31, 2025, 2024 and 2023.

Supplemental cash flow information related to leases was as follows:

	Year Ended
	March 31,
	2025	2024	2023
	(Amounts in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$79.5	$55.5	$42.3

Right-of-use assets obtained in exchange for new lease obligations:
Operating leases	$7.4	$172.1	$12.4
Increase in right-of-use assets and lease liability due to a reassessment event:
Operating leases - increase in right-of-use assets	$2.8	$103.6	$33.0
Operating leases - increase in lease liability	$2.8	$103.6	$33.0

20. Related Party Transactions

Ignite, LLC

In April 2004, a wholly-owned subsidiary of the Company entered into agreements (as amended) with Ignite, LLC (“Ignite”) for distribution rights to certain films. Michael Burns, the Vice Chair and a director of the Company, owns a 65.45% interest in Ignite, and Hardwick Simmons, a director of the Company, owns a 24.24% interest in Ignite. During the year ended March 31, 2025, $0.2 million was paid to Ignite under these agreements (2024 - $0.3 million; 2023 - $0.4 million).

Sponsor Option Agreement

On May 13, 2024, Old Lionsgate consummated the transactions contemplated by the Business Combination Agreement. Harry E. Sloan, a member of the Company’s Board of Directors, was the Chairman of SEAC and owned, directly or indirectly, a material interest in Eagle Equity Partners V, LLC, a Delaware limited liability company, the SEAC sponsor. Mr. Sloan recused himself from the decisions to approve the business combination.

In connection with the Business Combination, SEAC received an aggregate of $1.00 and 2,200,000 Sponsor Options each of which entitled SEAC Sponsor to purchase one SEAC Class A Ordinary Share at $0.0001 per share (the “Sponsor Option Agreement”). The Sponsor Options became options to purchase Old Lionsgate’s common shares pursuant to the terms of the Sponsor Option Agreement. Lionsgate assumed in writing all of the obligations under and in accordance with the Sponsor Option Agreement pursuant to an amendment thereto under which the SEAC Sponsor Options became exercisable for 2,177,191 common shares of Lionsgate.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Letter Agreement

On July 9, 2009, Old Lionsgate entered into a letter agreement (as amended from time to time, the “MHR Letter Agreement”) with Dr. Mark H. Rachesky, the Chairman of the Company’s Board of Directors. The MHR Letter Agreement provided, subject to certain terms and conditions, including that Dr. Rachesky and certain of his affiliates hold at least 8,192,246 common shares of Old Lionsgate, subject to equitable adjustment (which amount represented approximately 7% of Old Lionsgate’s common shares outstanding as of May 22, 2009), that in the event Old Lionsgate enters into an agreement with any other person, or invites or receives a proposal, in either case which relates to the matters addressed by the MHR Letter Agreement, and that has terms or conditions that are more favorable to such other person or more restrictive to Old Lionsgate than the terms or conditions set forth in the MHR Letter Agreement or the Registration Rights Agreement with MHR Fund Management (as described below), then Old Lionsgate will offer Dr. Rachesky and certain of his affiliates the opportunity to enter into an agreement on the same terms and conditions or, as the case may be, make a competing proposal which shall be considered by Old Lionsgate in good faith before deciding whether to execute any such other agreement. Lionsgate assumed all of the obligations under and in accordance with the Letter Agreement.

Investor Rights Agreement

On May 6, 2025, Lionsgate entered into an investor rights agreement with MHR Fund Management LLC and affiliated funds (“MHR Fund Management”), Liberty Global Ventures Limited and Liberty Global Ltd. (collectively, “Liberty”) (as amended from time to time, the “Investor Rights Agreement”). The Investor Rights Agreement provides that, among other things, (i) for so long as funds affiliated with MHR Fund Management beneficially own at least 10,000,000 of Lionsgate’s then outstanding common shares in the aggregate, Lionsgate will include three (3) designees of MHR Fund Management (at least one of whom will be an independent director and will be subject to approval by the Lionsgate Board of Directors) on its slate of director nominees for election at each future annual general and special meeting of Lionsgate’s shareholders, (ii) for so long as funds affiliated with MHR Fund Management beneficially own at least 7,500,000, but less than 10,000,000, of Lionsgate’s then outstanding common shares in the aggregate, Lionsgate will include two designees of MHR Fund Management on its slate of director nominees for election at each future annual general meeting of Lionsgate’s shareholders, and (iii) for so long as funds affiliated with MHR Fund Management beneficially own at least 5,000,000, but less than 7,500,000, of Lionsgate’s then outstanding common shares in the aggregate, Lionsgate will include one designee of MHR Fund Management on its slate of director nominees for election at each future annual general meeting of Lionsgate’s shareholders. Dr. Rachesky, Emily Fine and John D. Harkey, Jr. were appointed as the designees of MHR Fund Management to the Lionsgate Board of Directors pursuant to the Investor Rights Agreement.

In addition, the Investor Rights Agreement provides that for so long as Liberty (together with certain of its affiliates) beneficially own at least 5,000,000 of Lionsgate’s then outstanding common shares in the aggregate, Lionsgate will include one designee of Liberty on its slate of director nominees for election to the Lionsgate Board of Directors at each future annual general meeting of Lionsgate’s shareholders. Michael T. Fries was appointed as the designee of Liberty to the Lionsgate Board of Directors under the Investor Rights Agreement.

In addition, under the Investor Rights Agreement, Lionsgate has also agreed to provide MHR Fund Management and Liberty Management with certain pre-emptive rights on shares that Lionsgate may issue in the future for cash consideration.

Under the Investor Rights Agreement, Liberty (together with certain of its affiliates) has agreed that if it sells or transfers any of its common shares to a shareholder or group of shareholders that beneficially own 5% or more of Lionsgate’s then outstanding common shares, or that would result in a person or group of persons beneficially owning 5% or more of Lionsgate’s then outstanding common shares, any such transferee would have to agree to the restrictions and obligations set forth in the Investor Rights Agreement, including transfer restrictions, subject to certain exceptions set forth in the Investor Rights Agreement.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Voting Agreement

On May 6, 2025, Lionsgate entered into a voting agreement with Liberty and MHR Fund Management (as amended from time to time, the “Voting Agreement”). Under the Voting Agreement, Liberty has agreed to vote, in any vote of Lionsgate’s shareholders on a merger, amalgamation, plan of arrangement, consolidation, business combination, third party tender offer, asset sale or other similar transaction involving Lionsgate or any of its subsidiaries (and any proposal relating to the issuance of capital, increase in the authorized capital or amendment to any constitutional documents in connection with any of the foregoing), all of the common shares beneficially owned by them (together with certain of their affiliates) in excess of 18.5% of Lionsgate’s outstanding voting power in the aggregate in the same proportion as the votes cast by other shareholders.

In addition, each of Liberty and MHR Fund Management (together with certain of their affiliates) has agreed that as long as any of them have the right to nominate at least one representative to the Lionsgate Board of Directors, each of them will vote all of Lionsgate’s common shares owned by them (together with certain of their affiliates) in favor of each of the other’s respective nominees to the Lionsgate Board of Directors, subject to certain exceptions set forth in the Voting Agreement.

Under the Voting Agreement, Liberty (together with certain of its affiliates) has also agreed that if it sells or transfers any of its common shares to a shareholder or group of shareholders that beneficially own 5% or more of Lionsgate’s common shares, or that would result in a person or group of persons beneficially owning 5% or more of Lionsgate’s common shares, any such transferee would have to agree to the Voting Agreement, subject to certain exceptions set forth in the Lionsgate Voting Agreement.

Registration Rights Agreements

On May 6, 2025, Lionsgate entered into a registration rights agreement with each of MHR Fund Management and Liberty (together with certain of their affiliates). The two registration rights agreements described in the foregoing are referred to herein as the “Registration Rights Agreements.”

Each Registration Rights Agreement provides that the applicable investor is entitled to two demand registration rights to request that Lionsgate register all or a portion of their common shares. In addition, in the event that Lionsgate proposes to register any of Lionsgate’s equity securities or securities convertible into or exchangeable for Lionsgate’s equity securities, either for its own account or for the account of other security holders, the applicable investor will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to customary limitations. As a result, whenever Lionsgate proposes to file a registration statement under the Securities Act, other than with respect to a registration statement on Forms S-4 or S-8 or certain other exceptions, the applicable investor will be entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

The registration rights described above of Liberty will terminate on the first anniversary of the date that Liberty (together with certain of its affiliates) both (i) beneficially owns less than 5,713,774 common shares (which amount, for the avoidance of doubt, represents approximately 2% of Lionsgate’s common shares outstanding as of May 7, 2025), and (ii) ceases to have a designated representative on the Lionsgate Board of Directors. The registration rights described above of the applicable affiliates of MHR Fund Management will terminate on the first anniversary of the date that they both (i) beneficially own less than 28,568,868 common shares (which amount, for the avoidance of doubt, represents approximately 10% of Lionsgate’s common shares outstanding as of May 7, 2025), and (ii) ceases to have a designated representative on the Lionsgate Board of Directors.

The foregoing descriptions of the MHR Letter Agreement, the Investor Rights Agreement, the Voting Agreement and the Registration Rights Agreements is not meant to be complete and is qualified by reference to the full text of each of the MHR Letter Agreement, the Investor Rights Agreement, the Voting Agreement and the Registration Rights Agreements, respectively, which are filed as exhibits hereto and incorporated by reference herein.

Transactions with Equity Method Investees

Equity Method Investees. In the ordinary course of business, the Company is involved in related party transactions with equity method investees. These related party transactions primarily relate to the licensing and distribution of the Company's films and television programs and the lease of a studio facility owned by a former equity-method investee, for which the impact on the Company's consolidated balance sheets and consolidated statements of operations is as follows (see Note 1 and Note 5):

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,
	2025	2024
	(Amounts in millions)
Consolidated Balance Sheets
Accounts receivable	$11.7	$11.1
Investment in films and television programs	1.1	2.2
Total due from related parties	$12.8	$13.3

Accounts payable(1)	$17.6	$16.8
Participations and residuals, current	11.1	5.5
Participations and residuals, noncurrent	1.8	1.3
Deferred revenue, current	0.1	0.1
Total due to related parties	$30.6	$23.7

	Year Ended March 31,
	2025	2024	2023
	(Amounts in millions)
Consolidated Statements of Operations
Revenues	$4.0	$4.2	$6.1
Direct operating expense	$4.6	$5.0	$8.3
Distribution and marketing expense	$3.0	$0.8	$0.4
Interest and other income	$—	$—	$1.7
__________________________________
(1)Amounts primarily represent production related advances due to certain of its equity method investees.

21. Subsequent Events

Starz Separation

On May 6, 2025, through a series of transactions contemplated by the Arrangement Agreement, the Starz Separation was completed. As a result of the Arrangement Agreement, the pre-transaction shareholders of Old Lionsgate own shares in two separately traded public companies: (1) New Lionsgate, which was renamed “Lionsgate Studios Corp.” (and is referred to as "Lionsgate") and holds, directly and through subsidiaries, the Studio Business previously held by Old Lionsgate, and is owned by Old Lionsgate shareholders and Legacy Lionsgate Studios shareholders, and (2) Old Lionsgate, which was renamed “Starz Entertainment Corp.” and holds, directly and through subsidiaries, the Starz business that was previously held by Old Lionsgate. See Note 1 for further information.

In connection with the completion of the Starz Separation and related transactions, pre-transaction shareholders of Old Lionsgate holding Class A voting shares ("Old Lionsgate Class A Shares") received one and twelve one-hundredths (1.12) Lionsgate new common shares ("Lionsgate Common Shares") and one and twelve one-hundredths (1.12) Starz Entertainment Corp. common shares ("Starz Common Shares") and pre-transaction shareholders of Old Lionsgate holding Class B non-voting shares ("Old Lionsgate Class B Shares") received one Lionsgate Common Share and one Starz Common Share. Pre-transaction Legacy Lionsgate Studios shareholders, other than Old Lionsgate, received, in exchange for each Legacy Lionsgate Studios common share, without par value ("Legacy Lionsgate Studios Common Share"), they held, a number of Lionsgate Common Shares equal to the product of the Lionsgate Studios Consideration Shares divided by the total number of Legacy Lionsgate Studios Common Shares issued and outstanding immediately prior to the Starz Separation and held by Legacy Lionsgate Studios shareholders other than Old Lionsgate (such shares, the “LG Studios Flip Shares” and such ratio, the “LG Studios Reorganization Ratio”). The LG Studios Consideration Shares equals the aggregate number of Legacy Lionsgate Studios Common Shares obtained when the LG Studios Flip Percentage is multiplied by the quotient of (a) the aggregate number of Lionsgate Common Shares issued to Lionsgate shareholders divided by (b) 1 minus the LG Studios Flip Percentage. The LG Studios Flip Percentage equals the quotient, expressed as a percentage, of (1) the LG Studios Flip Shares divided by (2) the total number of Legacy Lionsgate Studios Common Shares issued and outstanding immediately prior to the Starz Separation.

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Such transactions by Legacy Lionsgate Studios shareholders are collectively referred to as the “LG Studios Flip.”

Each of Lionsgate and Starz Entertainment Corp. have a single class of “one share, one vote” common shares.

Following completion of the Starz Separation, Lionsgate Common Share, began trading under the symbol “LION” on the New York Stock Exchange (“NYSE”) and Starz Common Shares began trading under the symbol “STRZ” on the Nasdaq Global Select Market (“NASDAQ”). Old Lionsgate Class A Shares and Old Lionsgate Class B Shares were withdrawn from listing on NYSE and Legacy Lionsgate Studios Common Shares were withdrawn from listing on NASDAQ.

Financing. On May 6, 2025, all outstanding obligations in respect of principal, interest and fees under the Old Lionsgate Credit Agreement, were repaid in full and all commitments thereunder were terminated.

Lionsgate Credit Agreement. On May 6, 2025, Lionsgate entered into a new credit agreement (the “Lionsgate Credit Agreement”) with Lions Gate Television Inc. (“LGTV”), as borrower, the guarantors referred to therein, the lenders referred to therein, and JPMorgan Chase Bank, N.A., as administrative agent.

The Lionsgate Credit Agreement provides for an $800.0 million senior secured revolving credit facility, which facility may be increased to a total amount not in excess of $1,200.0 million, subject to the terms and conditions set forth therein. Availability of funds under the Lionsgate Credit Agreement is subject to a borrowing base. The Lionsgate Credit Agreement and commitments thereunder will mature on the date that is five years after the closing date of the facility.
Borrowings under the Lionsgate Credit Agreement will bear interest at a rate per annum equal to, at LGTV’s option, either Term SOFR (subject to a 0.00% floor) or a base rate, in each case plus a margin of 2.50% for SOFR loans and 1.50% for base rate loans. LGTV will pay a commitment fee equal to 0.375% per annum in respect of unutilized commitments thereunder.

Borrowings under the Lionsgate Credit Agreement may be used for working capital needs and other general corporate purposes, including the financing of permitted acquisitions and investments and to fund the development, production and acquisition costs of motion pictures and episodic series and other transactions not prohibited by the terms thereof.

LGTV’s obligations under the Lionsgate Credit Agreement are guaranteed by Lionsgate and substantially all of its wholly owned restricted subsidiaries and secured by substantially all assets LGTV and the guarantors, in each case subject to certain customary exceptions.

The Lionsgate Credit Agreement contains certain customary affirmative and negative covenants that limit the ability of Lionsgate and its restricted subsidiaries, among other things and subject to certain significant exceptions, to incur debt or liens, make investments, enter into certain mergers, consolidations, asset sales and acquisitions, pay dividends and make other restricted payments and enter into transactions with affiliates. The Lionsgate Credit Agreement also contains events of default customary for financings of this type, including relating to a change of control. In addition, the Lionsgate Credit Agreement requires Lionsgate to maintain a Liquidity Ratio (as defined in the Lionsgate Credit Agreement) of no less than 1.10 to 1.00 as of the last day of each fiscal quarter.

6.000% Notes. On May 6, 2025, in connection with the completion of the Starz Separation, LGTV assumed the Exchange Notes by way of supplemental indenture (the "Supplemental Indenture"). Pursuant to the terms of the Supplemental Indenture, LGTV agreed to assume and perform as primary obligor all obligations of the initial issuer under the Exchange Notes and the initial issuer was released and discharged from all obligations thereunder.

Following completion of the Starz Separation, the Exchange Notes bear interest at 6.000% per annum payable semi-annually and mature April 15, 2030. The Exchange Notes are redeemable at LGTV’s option in whole at any time, or in part from time to time, at certain specified redemption prices, plus accrued and unpaid interest, if any, to, but not including, the redemption date, see Note 7.

Incentive Plans. On May 6, 2025, Lionsgate assumed the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, and the plan was amended and restated as the Lionsgate Studios Corp. 2025 Performance Incentive Plan (the “Lionsgate 2025 Plan”), and became effective, with respect to 58,000,000 Lionsgate Common Shares. On May 6, 2025, Lionsgate became the sponsor of the Lionsgate 2025 Plan. All awards outstanding immediately prior to the completion of the Starz Separation under the equity plans of Old Lionsgate and held by employees or directors who became Lionsgate employees or directors after the Starz Separation, or by former employees (regardless of the division in which such former employee served), were

LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

converted into awards of Lionsgate under the Lionsgate 2025 Plan, except that awards of individuals who will be serving as non-employee directors of both Lionsgate and Starz were only partially converted into awards under the Lionsgate 2025 Plan.

Other Starz Separation Agreements. On May 6, 2025, Lionsgate entered into several agreements with Legacy Lionsgate Studios and Starz Entertainment Corp. in connection with the completion of the Starz Separation, including the Separation Agreement; Transition Services Agreement; Employee Matters Agreement; Amendment to Tax Matters Agreement, pursuant to which Lionsgate was made a party to the Tax Matters Agreement; and Amendment to Sponsor Option Agreement, pursuant to which Lionsgate was made a party to the Sponsor Option Agreement.

In addition, Lionsgate entered into several agreements with each of Liberty Global Ventures Limited, Liberty Global Ltd., MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP, MHR Institutional Partners III LP, MHR Institutional Partners IV LP and MHR Fund Management LLC and affiliated funds thereto, including the Lionsgate Voting Agreement; Lionsgate Registration Rights Agreements; and Lionsgate Investor Rights Agreement.

Other Events

Interest Rate Swaps. In April 2025, the Company entered into the following pay-fixed interest rate swaps. The Company expects to designate these interest rate swaps as cash flow hedges (all related to the Company’s SOFR-based debt, see Note 7 and Note 8):

Effective Date	Notional Amount	Fixed Rate Paid	Maturity Date
	(in millions)
April 14, 2025	$100.0	3.449%	April 14, 2027
April 14, 2025	$48.8	3.646%	April 14, 2027
Total	$148.8

Sale of Equity Method Investment. On April 17, 2025, the Company sold its equity method ownership interest in Spyglass for $31.9 million and received proceeds of $28.9 million, with the remaining amount to be paid to the Company on the first anniversary of the closing, May 17, 2025. See Note 5.

Production Tax Credit Facility. In May 2025, the Company entered into an amendment to the Production Tax Credit Facility which increased the maximum principal amount to $380.0 million. See Note 8.
Backlog Facility. In May 2025, the Company entered into an amendment to the Backlog Facility, such that the maximum principal amount of the Backlog Facility was decreased to $150.0 million, and the Backlog Facility revolving period ends on May 30, 2025, at which point cash collections from the underlying collateral is used to repay the facility. See Note 8.